Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TH International Limited,

Miami Swan Ltd,

and

Silver Crest Acquisition Corporation

dated as of August 13, 2021

Table of Contents

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Section 11.17	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege (Company)	82
Section 11.18	Waiver of Conflicts Regarding Representations; Non Assertion of Attorney Client Privilege (SPAC)	83
Section 11.19	Company and SPAC Disclosure Letters	85

Exhibits

Exhibit A	Form of A&R AoA
Exhibit B	Equity Plan Modifications
Exhibit C	Sponsor Support Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Company Shareholder Lock-Up and Support Agreements
Exhibit F	Sponsor Lock-Up Agreement
Exhibit G	Illustrative Calculation of Share Split
Exhibit H-1	Form of First Plan of Merger
Exhibit H-2	Form of Second Plan of Merger
Exhibit I	Form of Amended and Restated Warrant Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 13, 2021, by and among TH International Limited, a Cayman Islands exempted company (the “Company”), Miami Swan Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“SPAC”). The Company, Merger Sub and SPAC are collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.

Recitals

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

WHEREAS, Merger Sub is a newly incorporated, wholly-owned, direct subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).

WHEREAS, immediately following the Recapitalization, upon the terms and subject to the conditions hereof and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Law”), at the Closing, Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”).

WHEREAS, immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions hereof and in accordance with the Cayman Companies Law, the Surviving Entity will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger (the Company, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (b) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger and (c) adopted a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals (the “Company Board Recommendation”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has delivered to SPAC a true, correct and complete copy of an unanimous written consent of the Company Shareholders approving the Company Transaction Proposals (the “Written Consent”).

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and (b) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and First Plan of Merger.

WHEREAS, the Company, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and the First Plan of Merger, in accordance with applicable Law and the Organizational Documents of Merger Sub, and in its capacity as the sole shareholder of the Surviving Entity at the time of the Second Merger, shall approve the Second Merger and the Second Plan of Merger, in accordance with applicable Law and the Organizational Documents of the Surviving Entity.

WHEREAS, prior to the Closing, the Company shall adopt the amended and restated memorandum and articles of association of the Company substantially in the form attached hereto as Exhibit A (“A&R AoA”).

WHEREAS, prior to the Closing, the Company shall amend and restate the Company Incentive Plan in order to adopt certain modifications (the “Incentive Equity Plan Modifications”) which amended and restated plan shall be in substantially the form attached hereto as Exhibit B.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and SPAC have entered into the transaction support agreement attached hereto as Exhibit C (the “Sponsor Support Agreement”).

WHEREAS, at the Closing, the Company, the Sponsor, Company Shareholders, and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Company Shareholders, SPAC and the Company have entered into a lock-up and support agreement, each attached hereto as Exhibit E (the “Company Shareholder Lock-Up and Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and the Company have entered into the lock-up agreement attached hereto as Exhibit F (the “Sponsor Lock-Up Agreement”).

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of SPAC, the Company and Merger Sub are parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”).

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WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (b) approved this Agreement, the other Transaction Agreements to which SPAC is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger and (c) adopted a resolution recommending to the SPAC Shareholders the approval of the SPAC Transaction Proposals (the “SPAC Board Recommendation”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
Certain Definitions

Section 1.01      Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Aggregate Fully Diluted Company Shares” means, without duplication, (a)(i) the aggregate number of Pre-Split Shares that are issued and outstanding immediately prior to the Share Split, and (ii) the aggregate number of Pre-Split Shares that are issuable upon the exercise, exchange or conversion of all Company Options (calculated using the treasury stock method of accounting), equity awards, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Pre-Split Shares, which such Company Options, equity awards, warrants, rights or other securities (x) are issued and outstanding, or (y) have been offered to employees or service providers under any Company Benefit Plan (including 232 Pre-Split Shares in respect of the bonus re-investment issuance), in each case, immediately prior to the Share Split, minus (b) the aggregate number of hypothetical Pre-Split Shares equal to the Section 4.11(iii) Overage (with each such hypothetical Pre-Split Share valued at the Equity Value divided by the Aggregate Fully Diluted Company Shares (but for purposes of this clause (b) only, disregarding this clause (b) in the calculation of “Aggregate Fully Diluted Company Shares”)), it being understood that this clause (b) shall be zero (0) unless and until Sponsor shall have exercised its right under Section 4.11(iii) of the Sponsor Support Agreement.

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“Agreed Business Plan” means the business plan, dated April 16, 2021, as mutually agreed between SPAC and the Company on or prior to the date hereof to be the business plan of the Company and its Subsidiaries during the period from the date hereof until the Closing Date.

“Anti-Corruption Laws” means the PRC Anti-Unfair Competition Law, the anti-bribery provisions of the PRC Criminal Law, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010 and any other applicable anti-bribery or anti-corruption Laws.

“Base Equity Value” means $1,688,000,000.

“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands, Hong Kong or the PRC are authorized or required by Law to be closed.

“Cayman Dissent Rights” means the right of each SPAC Shareholder to dissent in respect of the First Merger pursuant to Section 238 of the Cayman Companies Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Cash” means the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, cash and cash equivalents shall specifically include marketable securities, short-term deposits, short-term investments, cash held in any jurisdictions, restricted cash, and any uncleared checks and drafts or other wire transfers received or deposited or available for deposit for the account of the Company or its Subsidiaries that are not yet credited to the account of the Company or its Subsidiaries.

“Company Incentive Plan” means the Share Incentive Plan of the Company that was set up in 2019, and which shall include the Incentive Equity Plan Modifications adopted pursuant to this Agreement as of and following the Closing.

“Company Option” shall mean an option to purchase any Pre-Split Shares pursuant to the Company Incentive Plan, any bonus reinvestment plan or otherwise.

“Company Ordinary Share” means an ordinary share of the Company, with par value and other terms as further described in the A&R AoA.

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“Company Shareholder Approval” means the vote or unanimous written consent of the Company Shareholders required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Organizational Documents of the Company.

“Company Shareholders” means the holders of issued and outstanding Pre-Split Shares as of any determination time prior to the Recapitalization (or the holders of issued and outstanding Company Ordinary Shares immediately after the Recapitalization and immediately prior to the First Effective Time).

“Company Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers payable by the Company or any of its Subsidiaries, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment) and the employer portion of payroll or employment Taxes incurred thereon, and (iii) amounts owing, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the Transactions, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Company Transaction Proposals” means (i) the approval and authorization of this Agreement, (ii) the adoption and approval of the A&R AoA, (iii) the approval of the Share Redesignation, (iv) the approval of the variation of the authorized share capital in connection with the adoption and approval of the A&R AoA, (v) the approval of the Share Split, (vi) the approval and authorization of the First Merger and the First Plan of Merger, (vii) the approval of the issuance of Company Ordinary Shares to the PIPE Investors pursuant to the PIPE Financing (if any), (viii) the election of directors to the board of directors of the Company in accordance with Section 6.09 and the approval of entry into customary indemnification agreements with the directors of the Company, (ix) the approval of the Incentive Equity Plan Modifications and the Company Incentive Plan as modified by the Incentive Equity Plan Modifications, and (x) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.

“Company Warrants” means warrants to purchase Company Ordinary Shares on the terms and conditions set forth in the Amended and Restated Warrant Agreement.

“Competition Authorities” means the Governmental Authorities that enforce Competition Laws.

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“Competition Laws” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases, franchise and other commitment.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to COVID-19, or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Cut-off Date” means June 25, 2021.

“Data Protection Laws” means any applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, use, storage, transmission, disclosure, transfer (including cross-border transfer), processing, retention, and disposal of Personal Information as that, or a similar or equivalent, term is defined under such applicable Law.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Dissenting SPAC Shares” means SPAC Shares that are (i) issued and outstanding immediately prior to the First Effective Time and (ii) held by SPAC Shareholders who have validly exercised their Cayman Dissent Rights (and not waived, withdrawn, lost or failed to perfect such rights).

“Dissenting SPAC Shareholders” means holders of Dissenting SPAC Shares.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and, solely to the extent related to exposure to Hazardous Materials, public or worker health and safety, or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

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“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Equity Value” means the amount equal to (a) Base Equity Value, plus (b) Closing Date Cash, as set forth in the Closing Statement, minus (c) Closing Date Indebtedness, as set forth in the Closing Statement.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or such Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Food Products” means all food products of all types (whether branded or private label, finished food, work in process, or food ingredients) produced, processed, packaged, distributed or sold by, for or on behalf of, the Company or any of its Subsidiaries.

“Food Safety Laws” means any Law governing the use, purchasing, growing, manufacture, packing, holding, distributing, transporting, importing, exporting, sale, labeling, advertising or marketing of Food Products, including ingredients or components thereof, including any applicable Laws that relate to health and food safety in the PRC or Hong Kong, and any regulations promulgated thereof.

“Franchise Agreements” means any Contract, including any license, subfranchise agreement, sublicense agreement, master franchise agreement, single-store commitment agreement, development agreement, or any similar agreement, pursuant to which the Company or any of its Subsidiaries has granted to any Franchisee a right or option to develop or operate or license others to operate or to develop one (1) or more Tim Hortons Restaurants.

“Franchisee” has the meaning specified in the Master Development Agreement.

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“Fraud” means, with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if any of the individuals included on Section 1.01(b) of the Company Disclosure Letter (in the case of the Company) or Section 1.01(b) of the SPAC Disclosure Letter (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Company Disclosure Letter or the SPAC Disclosure Letter (as applicable), and such misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (g) unpaid management fees, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

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“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) patents, patent applications and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names, corporate names, logos, slogans (and all translations, adaptations, derivations and combination of the foregoing) and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, and (v) trade secrets, and any other intellectual property rights in know-how and confidential information.

“IT Systems” means all software, computer systems, servers, networks, databases, computer hardware and equipment, interfaces, platforms, and peripherals that are owned or controlled by the Company or any of its Subsidiaries or used in the conduct of their business.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“JVIA Termination Agreement” means the agreement entered into on or about the date hereof among XXIIB, RBI and the other parties thereto.

“Knowledge” means (i) with respect to the Company, the knowledge that each of the individuals listed on Section 1.01(b) of the Company Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter and (ii) with respect to SPAC, the knowledge that each of the individuals listed on Section 1.01(b) of the SPAC Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports directly responsible for the applicable subject matter, no such individual will be under any express or implied duty to investigate.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, charge, deed of trust, pledge, license, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Master Development Agreement” means that certain Master Development Agreement, dated as of June 11, 2018, by and between Tim Hortons Restaurants International GmbH and TH Hong Kong International Limited, as supplemented, amended, restated or modified in accordance with the terms and conditions thereof from time to time.

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“Master Franchise Agreements” means that (1) certain Company Franchise Agreement, dated as of June 12, 2018, by and between Tim Hortons Restaurants International GmbH and TH Hong Kong International Limited, (2) certain Amended and Restated Company Franchise Agreement, dated as of June 12, 2018, by and among Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd. (including any joinder agreements entered into from time to time pursuant to the terms and conditions thereof), and (3) the Master Development Agreement, each as supplemented, amended, restated or modified in accordance with the terms and conditions thereof from time to time.

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event (collectively, “Effects”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the Company and its Subsidiaries (taken as a whole) or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole or (y) the ability of the Company and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19 and any COVID-19 Measures); (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement (other than any action required to be taken pursuant to Section 6.01), including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries (it being understood that this clause (e) shall be disregarded for purposes of the representations and warranties set forth in Section 4.04 and Section 4.23 and each of the conditions to Closing with respect thereto); (f) any action taken or not taken at the written request of SPAC or, if reasonably sufficient information is provided to SPAC in advance to determine whether a Material Adverse Effect would reasonably be expected to occur, any action taken or not taken that is consented to in writing by SPAC; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); or (j) any action taken by SPAC or its Affiliates; provided, further, that any Effect referred to in clauses (a), (b), (c), (d), (g) or (h) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate.

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“Nasdaq” means The Nasdaq Stock Market LLC.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Permitted Equity Financing” means an equity financing transaction or series of equity financing transactions entered into by the Company on or after November 1, 2021, by way of issuance, subscription or sale, which results in cash proceeds to the Company in an amount not exceeding US$30,000,000, in exchange for Equity Securities, so long as such Equity Securities automatically convert into Pre-Split Shares prior to the Share Split.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business that relate to amounts (A) not yet delinquent or that are being contested in good faith through appropriate Actions and (B) for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) with respect to any real property subject to a Company Lease (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under a Company Lease, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property, (vi) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses or sublicenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Audited Financial Statements of the Company (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Audited Financial Statements of the Company), (ix) Liens securing any indebtedness of the Company or its Subsidiaries, (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity, and (xii) Liens described on Schedule 1.01(b).

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“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Subsidiaries” means the Subsidiaries of the Company organized under the Laws of the PRC.

“Pre-Split Shares” means (i) ordinary shares, par value $0.01 per share, of the Company and (ii) redeemable shares, par value $0.01 per share, of the Company.

“Redeeming SPAC Shares” means SPAC Class A Shares in respect of which the applicable holder thereof has validly exercised his, her or its SPAC Shareholder Redemption Right.

“Registrable Securities” means (i) the Company Ordinary Shares that constitute the Merger Consideration, (ii) the Company Ordinary Shares issuable upon exercise of the Company Warrants and (iii) the Company Warrants.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Circulars” means, to the extent applicable, any of (i) Circular 7, issued by SAFE on February 15, 2012, titled “Notice of the State Administration of Foreign Exchange on the Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company,” (the “SAFE Circular 7”) effective as of February 15, 2012, or any successor rule or regulation under the Law of the PRC, (ii) Circular 37, issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents through Special Purpose Vehicles,” (the “SAFE Circular 37”) effective as of July 4, 2014, or any successor rule or regulation under the Law of the PRC, (iii) Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, and repealed by SAFE Circular 37 on July 4, 2014 and (iv) Circular 78, issued by SAFE on March 28, 2007, titled “Notice of the SAFE on Foreign Exchange Administration of the Involvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies,” effective as of March 28, 2007 and repealed by SAFE Circular 7 on February 15, 2012.

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“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union or (e) PRC; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury of the United Kingdom or (v) PRC.

“SEC” means the United States Securities and Exchange Commission.

“Section 4.11(iii) Overage” means an amount equal to (a) the Overage (as defined in the Sponsor Support Agreement), minus (b) the aggregate value of SPAC Class A Shares purchased from SPAC in accordance with Section 4.11(i) of the Sponsor Support Agreement, minus (c) the aggregate value of SPAC Class B Shares forfeited by Sponsor in accordance with Section 4.11(ii) of the Sponsor Support Agreement.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“SPAC Memorandum and Articles of Association” means the SPAC’s Second Amended and Restated Memorandum and Articles of Association adopted by special resolution on January 8, 2021.

“SPAC Class A Share” means each Class A ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Class B Share” means each Class B ordinary share, par value $0.0001 per share, of SPAC.

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“SPAC Private Placement Warrants” means the warrants sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

“SPAC Public Warrants” means the warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

“SPAC Shareholder Approval” means the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Law and the SPAC Memorandum and Articles of Association.

“SPAC Shareholder Redemption Right” means the right of the public holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the Transactions or otherwise) as set forth in the Organizational Documents of SPAC and the Trust Agreement.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Shareholder Redemption Rights that have been validly exercised by the public holders of the SPAC Class A Shares.

“SPAC Shareholder” means a holder of SPAC Shares.

“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by SPAC in connection with other business combinations pursued by SPAC or in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions) payable by SPAC, (ii) the filing fees incurred in connection with making any filings with Governmental Authorities under Section 8.01, (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 8.02, (iv) the cost of the D&O Tail and (v) repayment of any Working Capital Loans. For the avoidance of doubt, SPAC Transaction Expenses shall include amounts payable to the placement agents in connection with any PIPE Financing except it shall not include (or be deemed to include) any amounts payable to legal counsel to the placement agents in connection with any PIPE Financing.

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“SPAC Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub), including unless otherwise agreed upon: (i) the approval and authorization of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization of the First Merger and the First Plan of Merger, (iii) the adoption and approval of a proposal for the adjournment of the SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that the Nasdaq or the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto.

“SPAC Units” means the units of SPAC sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) each consisting of one SPAC Class A Share and one-half of one SPAC Public Warrant.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Split Factor” means a number resulting from dividing (i) the Equity Value by (ii) the product of (x) the Aggregate Fully Diluted Company Shares, and (y) 10.

“Sponsor” means Silver Crest Management LLC, a Cayman Islands limited liability company.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (b) such Person directly or indirectly possesses the right to elect a majority of directors or others performing similar functions with respect to such corporation, company or other organization, or (c) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Tim Hortons Restaurants” has the meanings specified in the Master Franchise Agreements.

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“Tim Hortons System” has the meanings specified in the Master Franchise Agreements.

“Trade Control Laws” means all applicable Laws and regulations relating to the export, reexport, transfer or import of products, software or technology.

“Transaction Agreements” means this Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the First Plan of Merger, the Second Plan of Merger, the Company Incentive Plan as modified by the Incentive Equity Plan Modifications, the Company Shareholder Lock-Up and Support Agreement, the Sponsor Lock-Up Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith (including, if any, any Subscription Agreements) and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of January 13, 2021.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section  1.02       Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, and (viii) the words “shall” and “will” have the same meaning.

(b)            Unless the context of this Agreement otherwise requires, reference to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

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(e)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)            The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (Hong Kong time) on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Intralinks that has been set up by the Company in connection with this Agreement or (ii) by delivery to SPAC or its legal counsel via electronic mail or hard copy form.

(g)           References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.03       Table of Defined Terms.

Term	Section
A&R AoA	Recitals
Affiliate Agreement	Section 4.21
Agreement	Preamble
Alternative Transaction Proposal	Section 8.03(a)
Amended and Restated Warrant Agreement	Section 8.06
Audited Financial Statements	Section 4.08(a)
Audited Financial Statements Date	Section 4.08(e)
Available SPAC Cash	Section 7.03(a)
Cayman Companies Law	Recitals
CBA	Section 4.12(a)(vii)
Closing	Section 3.02(a)
Closing Date	Section 3.02(a)
Closing Date Cash	Section 3.02(b)
Closing Date Indebtedness	Section 3.02(b)
Closing Press Release	Section 8.05(c)
Closing Statement	Section 3.02(b)
Company	Preamble
Company Benefit Plan	Section 4.13(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article IV
Company Employees	Section 4.13(a)
Company Intellectual Property	Section 4.18(b)
Company Leases	Section 4.17(b)
Company Permits	Section 4.11(b)

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Company Post-Closing Group	Section 11.18(a)
Company Shareholder Lock-Up and Support Agreements	Recitals
Company Software	Section 4.18(g)
Confidentiality Agreement	Section 11.08
Continental	Section 8.06
Creator	Section 4.18(f)
D&O Indemnitee	Section 7.01(a)
D&O Tail	Section 7.01(b)
Designated Person	Section 11.17(a)
Enforceability Exceptions	Section 4.03(a)
ERISA	Section 4.13(a)
Exchange Agent	Section 3.03(a)
Exchange Agent Agreement	Section 3.03(a)
Excluded Share	Section 3.01(f)
Existing D&O Arrangements	Section 7.01(a)
Existing Representation	Section 11.17(a)
Federal Securities Laws	Section 5.08(a)
Financial Statements	Section 4.08(a)
First Effective Time	Section 2.03(a)
First Merger	Recitals
First Plan of Merger	Section 2.03(a)
HKIAC	Section 11.11
Incentive Equity Plan Modifications	Recitals
Intended Tax Treatment	Recitals
Interim Period	Section 6.01
JVIA	Section 4.06(e)
Licensed Intellectual Property	Section 4.18(b)
Merger Consideration	Section 3.01(c)
Merger Sub	Preamble
Mergers	Recitals
Minimum Available SPAC Cash Amount	Section 7.03(b)
Non-Recourse Party	Section 11.14
Party	Preamble
PIPE Financing	Section 8.07
Post-Closing Group	Section 11.17(a)
Post-Closing Matters	Section 11.17(a)
Post-Closing Representations	Section 11.17(a)
Pre-Closing Designated Persons	Section 11.17(b)
Pre-Closing Privileges	Section 11.17(b)
Prior Counsel	Section 11.17(a)
Privileged Materials	Section 11.17(c)
Proxy Statement	Section 8.02(a)(i)
Proxy Statement/Prospectus	Section 8.02(a)(i)
RBI	Section 4.06(e)
Recapitalization	Section 2.01

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Registered Intellectual Property	Section 4.18(a)
Registration Rights Agreement	Recitals
SAFE Circular 7	Section 1.01
SAFE Circular 37	Section 1.01
SAFE Rules and Regulations	Section 4.11(c)
Sarbanes-Oxley Act	Section 5.08(a)
SEC Reports	Section 5.08(a)
Second Effective Time	Section 2.03(b)
Second Merger	Recitals
Second Plan of Merger	Section 2.03(b)
Share Redesignation	Section 2.01
Share Split	Section 2.01
SPAC	Preamble
SPAC Alternative Transaction	Section 8.03(b)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals
SPAC Class B Conversion	Section 3.01(a)
SPAC Disclosure Letter	Article V
SPAC Extraordinary General Meeting	Section 8.02(b)
SPAC Impairment Effect	Section 5.01
SPAC Meeting Change	Section 8.02(b)
SPAC Permits	Section 5.09
SPAC Preference Shares	Section 5.12(a)
SPAC Related Party	Section 5.15
Specified Contracts	Section 4.12(a)
Specified Representations	Section 9.02(a)(i)
Specified SPAC Representations	Section 9.03(a)(i)
Sponsor Designated Person	Section 11.18(a)
Sponsor Existing Representation	Section 11.18(a)
Sponsor Lock-Up Agreement	Recitals
Sponsor Post-Closing Matter	Section 11.18(a)
Sponsor Post-Closing Representations	Section 11.18(a)
Sponsor Pre-Closing Designated Persons	Section 11.18(b)
Sponsor Pre-Closing Privileges	Section 11.18(b)
Sponsor Prior Counsel	Section 11.18(a)
Sponsor Privileged Materials	Section 11.18(c)
Sponsor Support Agreement	Recitals
Surviving Company	Recitals
Surviving Entity	Recitals
Surviving Provisions	Section 10.02
Termination Date	Section 10.01(c)
Trade Controls	Section 4.22(a)
Transaction Filings	Section 8.02(a)(i)
Transaction Litigation	Section 8.01(c)
Transactions	Recitals
Trust Account	Section 5.06
Trustee	Section 1.01
Unit Separation	Section 3.01(b)
VAT	Section 4.15(a)(x)
XXIIB	Section 4.06(e)

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Article II
Share Split; The Mergers

Section  2.01       Share Split. On the Closing Date, immediately prior to the First Effective Time (but in any event following the determination of the Equity Value pursuant to Section 3.02(b) and prior to the closing of any Subscription Agreements), the following actions shall take place or be effected (in the order set forth in this Section 2.01): (i) the A&R AoA shall be adopted and become effective, (ii) each Pre-Split Share that is issued and outstanding immediately prior to the First Effective Time shall be redesignated and become a Company Ordinary Share (the “Share Redesignation”) and each Pre-Split Share held in the Company’s treasury immediately prior to the Share Redesignation shall be automatically cancelled and extinguished without any redesignation, subdivision or payment therefor, (iii) each Company Ordinary Share that is issued and outstanding following the Share Redesignation and immediately prior to the First Effective Time shall be subdivided into a number of Company Ordinary Shares equal to the Split Factor (the “Share Split”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number, and (iv) any Company Options issued and outstanding immediately prior to the Share Split shall be adjusted to give effect to the foregoing transactions (clauses (i) through (iv), the “Recapitalization”). Subject to and without limiting anything contained in Section 6.01, the Split Factor shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Pre-Split Shares or Company Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Split Shares or Company Ordinary Shares occurring on or after the date hereof and prior to the First Effective Time. For reference purposes only, an illustrative calculation of the Share Split is set forth on Exhibit G hereto.

Section  2.02      The Mergers. At the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the First Plan of Merger and the Cayman Companies Law, Merger Sub and SPAC shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Entity after the First Merger and as a direct, wholly-owned subsidiary of the Company. At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Second Plan of Merger and the Cayman Companies Law, the Surviving Entity and the Company shall consummate the Second Merger, pursuant to which the Surviving Entity shall be merged with and into the Company, following which the separate corporate existence of the Surviving Entity shall cease and the Company shall continue as the Surviving Company after the Second Merger.

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Section  2.03       Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization:

(a)           The Company, SPAC and Merger Sub shall execute a plan of merger (the “First Plan of Merger”) substantially in the form attached as Exhibit H-1 hereto and shall file the First Plan of Merger and other documents as required to effect the First Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The First Merger shall become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and SPAC may agree and specify pursuant to the Cayman Companies Law (the “First Effective Time”).

(b)           Immediately following the consummation of the First Merger at the First Effective Time, (i) the Company, in its capacity as the sole shareholder of the Surviving Entity following the First Merger, will approve the Second Merger and the Second Plan of Merger, in accordance with applicable Law and the Organizational Documents of the Surviving Entity and (ii) the Surviving Entity and the Company shall execute a plan of merger (the “Second Plan of Merger”) substantially in the form attached as Exhibit H-2 hereto and shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The Second Merger shall become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as the Surviving Entity and the Company may agree and specify pursuant to the Cayman Companies Law (the “Second Effective Time”).

Section  2.04       Effect of the Mergers. The effect of the Mergers shall be as provided in this Agreement, the First Plan of Merger, the Second Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the First Effective Time, and (b) at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Entity and the Company set forth in this Agreement to be performed after the Second Effective Time.

Section  2.05       Governing Documents. At the First Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the First Effective Time, shall be the memorandum and articles of association of the Surviving Entity. At the Second Effective Time, the A&R AoA shall be the memorandum and articles of association of the Surviving Company, until, thereafter changed or amended as provided therein or by applicable Law.

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Section  2.06       Directors and Officers of the Surviving Entity and the Surviving Company.

(a)            Immediately after the First Effective Time, the directors and officers of Merger Sub immediately prior to the First Effective Time shall be the initial directors and officers of the Surviving Entity, each to hold office in accordance with the memorandum and articles of association of the Surviving Entity. Immediately after the Second Effective Time, the directors and officers of the Company immediately prior to the Second Effective Time shall be the initial directors and officers of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(b)           The Parties shall take all actions necessary to ensure that, from and after the Second Effective Time, the Persons identified as the initial post-Closing directors of the Company in accordance with the provisions of Section 6.09 shall be the directors of the Company, each to hold office in accordance with the Company’s Organizational Documents.

Section  2.07       Further Assurances.

(a)            If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Entity following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the applicable directors, officers and members of SPAC and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b)           If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Entity and the Company, the applicable directors, officers and members of the Surviving Entity and the Company (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
The Mergers; Closing

Section  3.01       Effect of the Mergers on Securities of SPAC, Merger Sub and the Company. On the terms and subject to the conditions set forth herein, at the Closing, by virtue of the Mergers and without any further action on the part of any Party or any other Person, the following shall occur:

(a)            Immediately prior to the First Effective Time, each SPAC Class B Share shall be automatically converted into one SPAC Class A Share in accordance with the terms of the SPAC Memorandum and Articles of Association (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Share shall no longer be outstanding and shall automatically be canceled, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to such SPAC Class B Shares.

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(b)           Immediately prior to the First Effective Time, the SPAC Class A Shares and the SPAC Public Warrants comprising each issued and outstanding SPAC Unit immediately prior to the First Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall thereafter hold one SPAC Class A Share and one-half of one SPAC Public Warrant; provided that no fractional SPAC Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants. The SPAC Class A Shares and SPAC Public Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.01.

(c)            Each SPAC Class A Share (which, for the avoidance of doubt, includes the SPAC Class A Shares issued in connection with the SPAC Class B Conversion and the SPAC Class A Shares held as a result of the Unit Separation) that is issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) (i) shall be converted automatically into, and the holder of such SPAC Class A Share shall be entitled to receive from the Exchange Agent, for each such SPAC Class A Share, one Company Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein.

(d)           Each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Public Warrants held as a result of the Unit Separation) that is issued and outstanding immediately prior to the First Effective Time shall be converted automatically into a corresponding Company Warrant exercisable for Company Ordinary Shares in accordance with its terms.

(e)            Each ordinary share, par value $1.00 per share, of Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one ordinary share, par value $1.00 per share, of the Surviving Entity. The ordinary shares of the Surviving Entity shall have the same rights, powers and privileges as the ordinary shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity.

(f)            Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the First Effective Time (each an “Excluded Share”), shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

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(g)           Each ordinary share of the Surviving Entity that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor. Each Company Ordinary Share of the Company issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a Company Ordinary Share of the Surviving Company and shall not be affected by the Second Merger.

(h)           Each Dissenting SPAC Share that is issued and outstanding as of immediately prior to the First Effective Time held by a Dissenting SPAC Shareholder (if any) shall no longer be outstanding and shall automatically be cancelled by virtue of the First Merger and each former holder of Dissenting SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to be paid the fair value of such Dissenting SPAC Shares and such other rights as are granted by the Cayman Companies Law. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Law or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, then the right of such holder to be paid the fair value of such holder’s Dissenting SPAC Shares under Section 238 of the Cayman Companies Law shall cease and such former SPAC Shares shall no longer be considered Dissenting SPAC Shares for purposes hereof and such holder’s former SPAC Shares shall thereupon be deemed to have been converted as of the First Effective Time into the right to receive the Merger Consideration, without any interest thereon.

Section  3.02       Closing.

(a)           On the terms and subject to the conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, Edinburgh Tower, 33/F, The Landmark, 15 Queen’s Road Central, Hong Kong, China or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

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(b)           No later than the fifth Business Day prior to the Closing Date, the Company shall deliver to SPAC a statement (the “Closing Statement”) which sets forth the Company’s good faith estimate of (A) the Indebtedness of the Company and its Subsidiaries as of 11:59 pm (Hong Kong time) on the day immediately prior to the Closing Date (the “Closing Date Indebtedness”), (B) the Company Cash as of 11:59 pm (Hong Kong time) on the day immediately prior to the Closing Date (the “Closing Date Cash”) and (C) the resulting calculation of the Equity Value. The Closing Statement will be prepared in accordance with the definitions set forth herein and GAAP (if applicable). For a period of 72 hours following the delivery of the Closing Statement, the Company shall provide SPAC and its Representatives reasonable access to (x) the supporting documentation used by the Company in the preparation of the Closing Statement and (y) the Company’s Representatives in charge of preparing the Closing Statement, in each case as reasonably requested by SPAC in connection with SPAC’s review of the Closing Statement. Prior to the Closing Date, the Company shall consider in good faith any reasonable comments of SPAC to the estimates contained in the Closing Statement provided in writing during the 72-hour period following the delivery of the Closing Statement. If the Company, in its discretion, agrees to make any modification to the Closing Statement requested by SPAC, then the Closing Statement as so agreed by the Company to be modified shall be deemed to be the Closing Statement for purposes of calculating the Equity Value. For the avoidance of doubt, and notwithstanding anything herein or otherwise to the contrary, (i) in no event shall the Closing be delayed or otherwise not occur as a result of (x) SPAC’s review of or comment on the Closing Statement (including if the Company agrees to make changes thereto or claim that some supporting documentation has not been made available (other than the provision of the Closing Statement itself)), and (y) SPAC’s rejection of, or dispute related to, the Closing Statement (or any component thereof) and (ii) under no circumstances shall the acceptance of the Closing Statement (or any component thereof) be a condition to the obligations of SPAC to consummate the Mergers (or any of the other Transactions).

(c)           At the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid SPAC Transaction Expenses as set forth on a written statement to be delivered to the Company by or on behalf of SPAC not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to SPAC by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include, in each case of clauses (i) and (ii), the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing. The Company shall provide SPAC and its Representatives and SPAC shall provide the Company and its Representatives reasonable access to (x) the supporting documentation used by the Company and SPAC in the preparation of their respective written statements in connection with the Company Transaction Expenses and the SPAC Transaction Expenses (as applicable) and (y) the Company’s Representatives and SPAC’s Representatives, in each case as reasonably requested by SPAC or the Company (as applicable) in connection with SPAC’s or the Company’s review of the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses (as applicable). Prior to the Closing Date, the Company and SPAC shall consider in good faith any reasonable comments of SPAC or the Company to the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses. If the Company and SPAC agree to make any modification to the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses, then such written statement as so agreed by the Company and SPAC to be modified shall be deemed to be the written statement for purposes of determining the Company Transaction Expenses and the SPAC Transaction Expenses.

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Section  3.03       Delivery.

(a)            Prior to the First Effective Time, Continental Stock Transfer & Trust Company (or such other Person to be selected by the Company and be reasonably acceptable to SPAC) shall be appointed and authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01 (the “Exchange Agent”) and the Company shall enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, each SPAC Class A Share (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) for the Merger Consideration issuable in respect of such SPAC Class A Shares. At least two Business Days prior to the Closing, the Company and SPAC shall direct the Exchange Agent to, at the First Effective Time, exchange each such SPAC Class A Share for the Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder.

(b)           All Company Ordinary Shares issued upon the exchange of SPAC Class A Shares in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Class A Shares and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Class A Shares from and after the First Effective Time. From and after the First Effective Time, holders of SPAC Class A Shares shall cease to have any rights as shareholders of SPAC, except (i) in the case of holders of SPAC Class A Shares that are issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares), the right to receive the Merger Consideration in exchange therefor, as provided in this Agreement and the First Plan of Merger, (ii) in the case of any holders of Redeeming SPAC Shares, the SPAC Shareholder Redemption Rights and (iii) in the case of holders of Dissenting SPAC Shares, the rights provided in Section 3.01(h).

(c)            No interest will be paid or accrued on the Merger Consideration to be issued pursuant to this Article III (or any portion thereof). Except with respect to Redeeming SPAC Shares and as otherwise provided in Section 3.01(h), from and after the First Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each SPAC Class A Share shall solely represent the right to receive the Merger Consideration to which such SPAC Class A Share is entitled to receive pursuant to this Agreement and the First Plan of Merger.

(d)           Notwithstanding anything to the contrary in this Agreement, none of the Parties, the Surviving Entity or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section  3.04      Withholding Rights. Each of the Parties, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

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Article IV
Representations and Warranties of the Company

Except as set forth in the disclosure letter delivered by the Company to SPAC dated as of the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.19, qualifies the correspondingly numbered and lettered representations in this Article IV),the Company represents and warrants to SPAC as follows:

Section  4.01       Corporate Organization of the Company. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company has made available to SPAC true and correct copies of its Organizational Documents as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect.

Section  4.02       Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Section 4.02 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted (and, in the case of the PRC Subsidiaries, have successfully passed all applicable annual audits in all material respects in accordance with PRC Law). Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

Section  4.03       Due Authorization.

(a)            Each of the Company and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company Board and the board of directors of Merger Sub, and other than the consents, approvals, authorizations and other requirements described in Section 4.05, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by the Company or Merger Sub as applicable), duly and validly executed and delivered by the Company or Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of the Company or Merger Sub, as applicable, enforceable against the Company or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

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(b)           On or prior to the date of this Agreement, the Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which the Company is or will be a party; (ii) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger; and (iii) adopted a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals. On or prior to the date of this Agreement, the Company Shareholder Approval was duly and validly obtained pursuant to the Written Consent. On or prior to the date of this Agreement, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and (ii) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and First Plan of Merger. On or prior to the date of this Agreement, the Company, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and the First Plan of Merger, in accordance with applicable Law and the Organizational Documents of Merger Sub.

(c)           The only approvals or votes required from the holders of the Company’s Equity Securities in connection with the consummation of the Transactions, including the Closing, and the approval of the Company Transaction Proposals are as set forth on Section 4.03(c) of the Company Disclosure Letter.

Section  4.04       No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05, the execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by each of the Company and Merger Sub of the transactions contemplated hereby and thereby do not and will not, (a) contravene, breach or conflict with the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except, in the case of each of clauses (b) through (d), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.

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Section  4.05       Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement and the other Transaction Agreements to which it is or will be a party, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or Merger Sub with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is or will be a party and the consummation by the Company or Merger Sub of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Section 4.05 of the Company Disclosure Letter, (ii) the filing (A) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (B) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the First Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, (v) the filing of the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, and (vi) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a Material Adverse Effect.

Section  4.06       Capitalization of the Company.

(a)           As of the date of this Agreement, the authorized share capital of the Company is $50,000 divided into 5,000,000 shares of par value of $0.01 each. The number and class of securities (if applicable) of all of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Section 4.06(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Documents).

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(b)           Except as set forth in Section 4.06(a) or on Section 4.06(a) of the Company Disclosure Letter, as of the date hereof, there are no outstanding Equity Securities or equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as set forth in the Organizational Documents of the Company, as of the date hereof (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that requires the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote.

(c)            Except as set forth on Section 4.06(c) of the Company Disclosure Letter, (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2020, through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

(d)           The Company Ordinary Shares (including those to be issued in respect of the Company Warrants), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and not issued in violation of, any Lien (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Documents), purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Organizational Documents, or any Contract to which the Company is a party or otherwise bound.

(e)           All contributions required to be made under the Joint Venture and Investment Agreement, dated April 27, 2018 (as amended, the “JVIA”), by and among Pangaea Two Acquisition Holdings XXIIB, Ltd. (“XXIIB”), Tim Hortons Restaurants International GmbH (“RBI”), and the other parties thereto (as amended) have been made in accordance with the terms thereof.

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Section  4.07       Capitalization of Subsidiaries.

(a)           All of the issued and outstanding Equity Securities of each Subsidiary of the Company are set forth on Section 4.07(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company. The Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Documents), and, subject to the Laws of the PRC with respect to the PRC Subsidiaries, free of any restriction which prevents the payment of dividends to the Company or any of its Subsidiaries.

(b)           There are no outstanding Equity Securities or equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that requires any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company’s Subsidiaries may vote.

(c)            Except as set forth on Section 4.07(c) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person.

Section 4.08        Financial Statements; Absence of Changes.

(a)           Set forth on Section 4.08(a) of the Company Disclosure Letter are the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and 2019, and consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2020 and 2019 (the “Audited Financial Statements”, and together with any Additional Financial Statements when delivered pursuant to Section 6.12, the “Financial Statements”).

(b)           The Financial Statements (i) present fairly, in all material respects, the consolidated financial position, financial performance and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of any unaudited Additional Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments), and (ii) solely with respect to the audited Financial Statements, comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

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(c)           The Company and its Subsidiaries have established and maintain systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. None of the Company or its Subsidiaries nor, to the Knowledge of the Company, an independent auditor of the Company or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (iii) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.

(d)           Since December 31, 2020 (the “Audited Financial Statements Date”) through and including the date of this Agreement, no Material Adverse Effect has occurred.

(e)           Since the Audited Financial Statements Date through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby and thereby, as set forth on Section 4.08(e) of the Company Disclosure Letter or as required by applicable Law (including COVID-19 Measures), the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(f)            Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its incorporation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section  4.09       Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the Audited Financial Statements Date in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in Section 4.09 of the Company Disclosure Letter, or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

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Section  4.10       Litigation and Proceedings. Except as set forth in Section 4.10 of the Company Disclosure Letter, there are no, and during the last two years there have been no, pending or, to the Knowledge of the Company, threatened Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $100,000 individually or $500,000 in the aggregate. There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $100,000 individually or $500,000 in the aggregate. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $100,000 individually or $500,000 in the aggregate.

Section  4.11       Compliance with Laws.

(a)           Each of the Company and its Subsidiaries is, and during the last two years has been, in compliance with all applicable Laws, except as set forth in Section 4.11(a) of the Company Disclosure Letter and except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two years, except for any such violation which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(b)           Except as set for in Section 4.11(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries, as of the Cut-off Date, holds, and during the last two year period ended the Cut-off Date, has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the operation of the business of the Company and its Subsidiaries (the “Company Permits”). The Company and its Subsidiaries are, and during the last two years have been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance that would not have a Material Adverse Effect. Without limiting the generality of the foregoing, all permits, licenses and approvals by, and filings and registrations and other requisite formalities with, the Governmental Authorities of the PRC that are required to be obtained or made in respect of, as applicable, the Company or any of its Subsidiaries with respect to its establishment, capital structure, business and operations as it is now being conducted, including the approval of and registrations or filings with the State Administration for Market Regulation of the PRC (formerly the State Administration for Industry and Commerce), the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC, the Ministry of Industry and Information Technology of the PRC, SAFE, the Ministry of Human Resources and Social Security of the PRC, the Fire and Rescue Department Ministry of Emergency Management and the State Administration of Taxation of the PRC, and their respective local counterparts, if required, have been duly completed in accordance with applicable Laws of the PRC, except for any such permits, licenses and approvals by, and filings and registrations and other formalities, the absence of which would not have a Material Adverse Effect. Each of the Company and its Subsidiaries, if established in the PRC, has been conducting its business activities within its permitted scope of business, and has been operating its business in compliance in all material respects with all relevant legal requirements and with all requisite permits, licenses and approvals granted by, and filings and registrations made with the competent Governmental Authorities of the PRC.

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(c)            No Representative of the Company or any of its Subsidiaries is a Government Official. To the Knowledge of the Company, each holder or beneficial owner of Equity Securities of the Company who is a PRC resident and subject to any of the registration or reporting requirements of the SAFE Circulars or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied with such reporting or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company, except as set forth on Section 4.11(c) of the Company Disclosure Letter. Neither the Company nor, to the Knowledge of the Company, such holder or beneficial owner has received any inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

Section  4.12       Contracts; No Defaults.

(a)            Section 4.12(a) of the Company Disclosure Letter contains a list of all Contracts described in clauses (i) through (xiv) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than the Company Benefit Plans (all such Contracts as described in clauses (i) through (xiv), collectively, the “Specified Contracts”). True, correct and complete copies of the Specified Contracts have been made available to SPAC.

(i)             Each Contract with any of the top ten vendors (calculated based on the aggregate consideration paid by the Company and its Subsidiaries thereto for the calendar year ended December 31, 2020);

(ii)            Each Contract relating to Indebtedness having an outstanding principal amount in excess of $1,000,000;

(iii)           Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $500,000 and with respect to which there are any material ongoing obligations;

(iv)          Each joint venture (other than Contracts between wholly-owned Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v)           Each Contract requiring capital expenditures in a single transaction for the Company or any of its Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000;

(vi)          Each material license or other material agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of material Licensed Intellectual Property (excluding click-wrap and shrink-wrap licenses and licenses for off-the-shelf software and other software that is commercially available on standard terms to the public generally and open source licenses), (y) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property, in each case, other than non-exclusive licenses or sublicenses granted in the ordinary course of business, or (z) is a party and that otherwise materially affects the Company’s or its Subsidiaries’ ownership of or ability to use, register, license or enforce any material Owned Intellectual Property (including concurrent use agreements, settlement agreements and consent to use agreements but other than licenses excluded under clause (x) above);

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(vii)         Each collective bargaining agreement or other labor Contract with any labor union, labor organization or works council or any arrangement with an employer organization (each a “CBA”);

(viii)        Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(ix)           Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(x)            Each Affiliate Agreement;

(xi)           Each Contract containing covenants of the Company or any of its Subsidiaries (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person that would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole) or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect, except, in each case, as provided for in the Franchise Agreements;

(xii)          Each Contract that contains any exclusivity, “most favored nation,” minimum use or supply requirements or similar covenants, except, in each case, as provided for in the Franchise Agreements;

(xiii)         Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging; and

(xiv)        Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets, license or otherwise) pursuant to which (A) payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any earn-out, deferred or contingent payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

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(b)            Except (x) to the extent that any Specified Contract or Company Lease expires, terminates or is not renewed following the date of this Agreement upon the expiration of the stated term thereof, and (y) for such failures to be legal, valid and binding or to be in full force and effect as would not have a Material Adverse Effect, each Specified Contract and Company Lease is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except where the occurrence of such breach or default or failure to perform would not have a Material Adverse Effect, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the Specified Contracts and the Company Leases and neither the Company, the Company’s Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any Specified Contract or Company Lease, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any Specified Contract or Company Lease, and (z) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Specified Contract or Company Lease by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13         Company Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not subject to ERISA), and each material stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, fringe benefit, pension, bonus, incentive, deferred compensation, employee loan and each other material benefit or compensation plan, agreement or other general arrangement that is, in each case, contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current employee or director of the Company or its Subsidiaries (the “Company Employees”) or under or with respect to which the Company or any of its Subsidiaries has or could have any liability, contingent or otherwise (including on account of an ERISA Affiliate), but not including any of the foregoing sponsored or maintained by a Governmental Authority or required to be contributed to or maintained pursuant to applicable Law.

(b)            With respect to each Company Benefit Plan set forth on Section 4.13(a) of the Company Disclosure Letter, the Company has made available to SPAC copies, to the extent applicable, of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan and (ii) any non-routine correspondence from any Governmental Authority with respect to any Company Benefit Plan within the past three years if a material liability remains.

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(c)            Neither the Company nor any of its Subsidiaries maintains, or has or reasonably expects to have, any liability or obligation (including on account of an ERISA Affiliate) under: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (iii) a multiple employer plan subject to Section 413(c) of the Code; or (iv) a plan providing for retiree or post- termination health benefits except as required by applicable Laws.

(d)            Except for noncompliance which would not have a Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and all applicable Laws and (ii) if required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment, each Company Benefit Plan has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements.

(e)            Except as set forth on Section 4.13(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, funding or vesting of any compensation or material benefits to any current or former director, officer, employee, individual consultant or other individual service provider of the Company or its Subsidiaries under any Company Benefit Plan, (ii) result in the payment by the Company or any of its Subsidiaries to any current or former employee, officer, director, individual consultant or other individual service provider of the Company or its Subsidiaries of any material severance pay or any material increase in severance pay (including the extension of a prior notice period) upon any termination of employment or service of any Company Employee, or (iii) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any Person of an excise tax under Section 4999 of the Code.

Section 4.14         Labor Matters.

(a)            Neither the Company nor any of its Subsidiaries is party to or bound by any CBA. To the Knowledge of the Company, no employees are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries and there are no labor organizations purporting to represent, or seeking to represent, any employees of the Company or its Subsidiaries. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) there are, and since December 31, 2019, there have been, no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees and (ii) there is no, and since December 31, 2019, there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, concerted slowdown, concerted refusal to work overtime, concerted work stoppage, or other material labor dispute against the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.

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(b)            The Company and each of its Subsidiaries are and have been during the past two years in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, statutory social insurances and housing funds, and wages and hours, except as would not have a Material Adverse Effect.

Section 4.15         Tax Matters.

(a)            Except as would not have a Material Adverse Effect:

(i)            All Tax Returns required to be filed by the Company or its Subsidiaries have been filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.

(ii)           All Taxes required to be paid by the Company and its Subsidiaries have been timely and duly paid.

(iii)          Except as set forth on Section 4.15(a)(iii) of the Company Disclosure Letter, no Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of the Company or any of its Subsidiaries is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years.

(iv)          The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes.

(v)           There are no Liens for Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(vi)          Except as set forth on Section 4.15(a)(vi) of the Company Disclosure Letter, there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against the Company or its Subsidiaries that have not been paid or otherwise resolved in full.

(vii)         Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated or similar Tax group or otherwise has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes).

(viii)        The Company and each of its Subsidiaries has complied with all applicable transfer pricing requirement imposed by any Governmental Authority.

(ix)          The Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

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(x)            To the extent applicable, each Subsidiary of the Company is duly registered for PRC value added tax (“VAT”) purposes and has complied in all material respects with all requirements concerning VAT, including the collection and remittance of VAT and the issuance and collection of applicable invoices (fapiao).

(xi)           Neither the Company nor any of its Subsidiaries has participated in any Tax avoidance transaction in violation of applicable Laws.

(b)            Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(c)            Neither the Company nor any of its Subsidiaries has taken or agreed to take any action (nor permitted any action to be taken), other than an action contemplated by this Agreement or any other Transaction Agreement, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 4.16         Insurance. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole: (a) the Company and its Subsidiaries have insurance policies of the type, and that provide coverage, that is in compliance with applicable Law in all material respects and is reasonable and appropriate considering the business of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance in all respects thereunder, including with respect to the payment of premiums; and (b) except as set forth on Section 4.16 of the Company Disclosure Letter, there is no claim pending under any such insurance policy as to which coverage has been denied or disputed by the applicable insurer as of the Cut-off Date.

Section 4.17         Real Property; Assets.

(a)            Neither the Company nor any of its Subsidiaries owns any real property.

(b)            A true, correct and complete copy of each Contract entered into on or prior to the Cut-off Date, pursuant to which the Company or any of its Subsidiaries leases, subleases or occupies any real property (other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material) (“Company Leases”) has been made available to SPAC. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as whole, the Company or one of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens.

(c)            Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any material portion thereof.

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(d)            Except as would not have a Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.18         Intellectual Property and IT Security.

(a)            Section 4.18(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all the issued and registered Intellectual Property and applications therefor, in each case, owned or purported to be owned by the Company and its Subsidiaries (the “Registered Intellectual Property”).

(b)            Except as would not have a Material Adverse Effect, the Company and its Subsidiaries exclusively own all Owned Intellectual Property, and have a valid and enforceable (subject to the Enforceability Exceptions) license, or other right to use, all other Intellectual Property (including any such Intellectual Property in the Tim Hortons System) necessary for the operation of their businesses as presently conducted (“Licensed Intellectual Property”, and together with the Owned Intellectual Property, the “Company Intellectual Property”).

(c)            Except as would not have a Material Adverse Effect, all Registered Intellectual Property is free and clear of any Liens (other than Permitted Liens), is subsisting and unexpired.

(d)            Except as would not have a Material Adverse Effect, all Owned Intellectual Property, to the Knowledge of the Company, is valid and enforceable and, to the Knowledge of the Company, there is no Action pending or threatened in writing against the Company or any of its Subsidiaries, challenging the validity, enforceability, ownership, registration, or use of any Owned Intellectual Property.

(e)            Except as would not have a Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party during the past three years, and (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating, any Company Intellectual Property (excluding all commercially available off-the-shelf software licensed to the Company or its Subsidiaries). The Company and its Subsidiaries have not received from any Person any written notice during the past three years that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect.

(f)            The Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain all material Owned Intellectual Property, including the confidentiality of any material trade secrets included therein. Except as would not have a Material Adverse Effect, each Company Employee who independently or jointly contributed to or otherwise participated in the authorship, invention, creation or development of any Owned Intellectual Property (each such Person, a “Creator”) has (A) agreed to maintain and protect the trade secrets and confidential information of such Intellectual Property, (B) assigned to the Company or its applicable Subsidiary all such Intellectual Property authored, invented, created or developed by such Person on behalf of the Company or any of its Subsidiaries in the course of such Creator’s employment or other engagement with the Company or any of its Subsidiaries, and (C) has waived any and all rights to royalties or other consideration or non-assignable rights in respect of all such Intellectual Property. Except as would not have a Material Adverse Effect, each Person that has had access to the source code or trade secrets of the Company or its Subsidiaries has executed a confidentiality or similar agreement for the non-disclosure and non-use of such source code and trade secrets and, to the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such source code or trade secrets included in the Owned Intellectual Property.

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(g)            Except as would not have a Material Adverse Effect, (i) none of the software included in the Owned Intellectual Property (“Company Software”) that incorporates any software that is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) is used by the Company or its Subsidiaries in a manner that requires that any of the Company Software to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge, and (ii) no source code of any Company Software has been licensed, escrowed or delivered to any third party, including an escrow agent, except to any third party software developer or consultant engaged by the Company or its Subsidiaries through a written agreement with customary confidentiality obligations for the purpose of developing or maintaining any Company Software, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any Company Software be disclosed or delivered to any third party.

(h)            Except as would not have a Material Adverse Effect, no (i) government funding or governmental grants from any Governmental Authority or (ii) facilities of a university, college, other educational institution or research center, in each case, was used in the development of the Owned Intellectual Property. To the Knowledge of the Company, no Company Employee who was involved in, or who contributed to, the creation or development of any material Owned Intellectual Property has performed services for or otherwise was under restrictions resulting from his or her relations with any Governmental Authority, university, college or other educational institution or research center during a period of time during which any such material Owned Intellectual Property was created or during such time that such Company Employee was also performing services for, or for the benefit of, the Company or any of its Subsidiaries with respect to the creation of such material Owned Intellectual Property, nor has any such person created or developed any material Owned Intellectual Property with any governmental grant.

(i)            The Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. Except as would not have a Material Adverse Effect, in the past three years, there has been no security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein.

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(j)             Except as would not have a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and for the past three years have been in compliance, with the Data Protection Laws and the written and published policies of the Company and its Subsidiaries. There is no current Action pending, or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any personally identifiable information.

Section 4.19         Environmental Matters.

(a)            The Company and its Subsidiaries are, and during the last two years have been, in compliance with all Environmental Laws applicable thereto, except where the failure to be, or to have been, in compliance with such Environmental Laws has not had a Material Adverse Effect.

(b)            There are no written claims or notices of violation pending or, to the Knowledge of the Company, issued to or threatened, against either the Company or any of its Subsidiaries alleging violations of or liability under any material Environmental Law.

(c)            Neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials in any material respect.

(d)            To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability with respect to the presence of Hazardous Materials in any real property subject to a Company Lease.

(e)            Neither the Company nor any of its Subsidiaries has contractually assumed or provided an indemnity with respect to material liability of any other Person under any Environmental Laws.

Section 4.20      Brokers’ Fees. Other than as set forth on Section 4.20 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.21      Related Party Transactions. Except for the Contracts set forth on Section 4.21 of the Company Disclosure Letter or any Contract that expires or terminates pursuant to its terms prior to the Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Contracts between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), the officers, directors and managers (or equivalents) of the Company or any of its Subsidiaries, the direct equityholders of the Company or any of its Subsidiaries, the direct equityholders of XXIIB or RBI, any employee of the Company or any of its Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreement”), except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service, (iii) amounts paid pursuant to Company Benefit Plans, (iv) powers of attorney and similar grants of authority made in the ordinary course of business and (v) the Master Franchise Agreements.

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Section 4.22         International Trade; Anti-Corruption.

(a)            Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident, or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, “Trade Controls”).

(b)            Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any applicable Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has in the last five years been, the subject of any written claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or any other Person in violation of any Anti-Corruption Laws.

(c)            In the past five years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures, and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls, and have maintained complete and accurate books and records, including records of any payments to agents, consultants, representatives, third parties, and Government Officials.

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Section 4.23         Franchise Matters. Except as set forth on Section 4.23 of the Company Disclosure Letter, the Master Franchise Agreements are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not have a Material Adverse Effect, (1) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them under the Master Franchise Agreements and (2) neither the Company, the Company’s Subsidiaries, nor any other party thereto is in default under the Master Franchise Agreements. During the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written notice of termination or material breach of, or material default under, the Master Franchise Agreements. Except as would not have a Material Adverse Effect, no event has occurred that, individually or together with other events, would reasonably be expected to result in a breach of or a default under the Master Franchise Agreements (in each case, with or without notice or lapse of time or both). The execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by each of the Company and Merger Sub of the transactions contemplated hereby and thereby do not and will not in any material respect violate, conflict with, result in a breach of, result in the termination of, or result in a right of termination under, the Master Franchise Agreements.

Section 4.24         Food Safety. The Company and each of its Subsidiaries is, and in the past two years has been, in compliance in all material respects with all applicable Food Safety Laws, including applicable requirements regarding food facility registration, produce safety, hazard analysis and preventive controls, current good manufacturing practices, protection against the intentional adulteration of food, supplier verification, sanitary transportation, food additives, allergen control, organic certification and labeling, food labeling and advertising, and substantiation of product claims. Without limiting the generality of the immediately preceding sentence, (i) in the past two years, neither the Company nor any of its Subsidiaries has sold or distributed any Food Products, nor to the Knowledge of the Company, are there any Food Products currently in inventory, which are or were “adulterated,” “misbranded,” or otherwise violative within the meaning of applicable Food Safety Laws that would reasonably be expected to give rise to liability under Food Safety Laws, (ii) in the past two years, no claim, notice, warning letter, untitled letter, suspension or revocation of registration, or similar communication or compliance or enforcement action alleging a violation of any applicable Food Safety Laws has been filed against or received by the Company or any of its Subsidiaries from any Governmental Authority, (iii) there is no pending or, to the Knowledge of the Company, threatened investigation or enforcement against the Company or any of its Subsidiaries under any applicable Food Safety Laws by any Governmental Authority and (iv) in the past two years, there have been no recalls or withdrawals of any Food Products and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in such actions, except in the case of each of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.25         Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries specifically in writing for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the SPAC Shareholders or at the time of the SPAC Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

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Section 4.26         No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.

Article V
Representations and Warranties of SPAC

Except as set forth in (i) the disclosure letter delivered by SPAC to the Company dated as of the date of this Agreement (the “SPAC Disclosure Letter”) (each section of which, subject to Section 11.19, qualifies the correspondingly numbered and lettered representations in this Article V), or (ii) any of SPAC’s SEC Reports filed on or prior to the date of this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC represents and warrants to the Company as follows:

Section 5.01         Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. SPAC has made available to the Company true and correct copies of its Organizational Documents as in effect as of the date hereof. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on the Transactions (a “SPAC Impairment Effect”).

Section 5.02         Due Authorization.

(a)            SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.05 and the SPAC Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in Section 5.05 and the SPAC Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Agreements or SPAC’s performance hereunder or thereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the First Merger). This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

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(b)            The only approvals or votes required from the holders of SPAC’s Equity Securities in connection with the consummation of the Transactions, including the Closing are as set forth on Section 5.02(b) of the SPAC Disclosure Letter.

(c)            At a meeting duly called and held, the SPAC Board has unanimously (i) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination, (iv) approved this Agreement, the other Transaction Agreements to which it is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger and (v) adopted a resolution recommending to its shareholders the approval of the SPAC Transaction Proposals.

Section 5.03         No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) as would not have a SPAC Impairment Effect.

Section 5.04         Litigation and Proceedings. Since its incorporation, there has been no pending or, to the Knowledge of SPAC, threatened Actions by or against SPAC that, if adversely decided or resolved, would have a SPAC Impairment Effect. There is no Governmental Order currently imposed upon SPAC that would have a SPAC Impairment Effect. SPAC is not party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would have a SPAC Impairment Effect.

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Section 5.05         Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Section 5.05 of the SPAC Disclosure Letter, (ii) the filing with the SEC of (A) the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the First Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, (v) the filing of the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, and (vi) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a SPAC Impairment Effect.

Section 5.06         Trust Account. As of the date hereof, there is at least $345,000,000 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement (including, if applicable, an aggregate of approximately $12,075,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Shares who shall have elected to redeem such shares pursuant to SPAC’s Organizational Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to exercise of SPAC Shareholder Redemption Right by any SPAC Shareholder. There are no claims or proceedings pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s Knowledge, as of the date hereof, following the First Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption Right. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC shall not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

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Section 5.07         Brokers’ Fees. Other than as set forth on Section 5.07 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

Section 5.08         SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Except as set forth on Section 5.08(a) of the SPAC Disclosure Letter, each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b)            The SEC Reports contain true and complete copies of the applicable financial statements of SPAC. Except as set forth in Section 5.08(b) of the SPAC Disclosure Letter, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, none of which is expected to be material) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

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(c)            SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are designed to be effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(d)            SPAC has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains, and since its incorporation has maintained, books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(e)            Neither SPAC (including, to the Knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has identified or been made aware of a (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(f)            Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g)            SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(h)            Except as set forth on Section 5.08(h) of the SPAC Disclosure Letter, SPAC has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, (ii) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the SEC Reports, (iii) that have arisen since the date of the most recent balance sheet included in the SEC Reports in the ordinary course of business, consistent with past practice, of SPAC, or (iv) which would not reasonably be expected to be material to SPAC.

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Section 5.09         Compliance with Laws. SPAC is, and since its incorporation has been, in compliance in all material respects with all applicable Laws. SPAC has not received any written notice from any Governmental Authority of a violation of any applicable Law since its incorporation, except for any such violation that would not reasonably be expected to be material to SPAC. SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC (the “SPAC Permits”). SPAC is, and since its incorporation has been, in compliance with and not in default under such SPAC Permits, in each case, except for such noncompliance that would not reasonably be expected to be material to SPAC.

Section 5.10         Business Activities.

(a)            Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or related to SPAC’s initial public offering. Except as set forth in SPAC’s Organizational Documents, there is no Contract, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC, the Company or any of its Subsidiaries or the conduct of business by SPAC, the Company or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects.

(b)            SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for this Agreement and the other Transaction Agreements or as set forth on Section 5.10(c) of the SPAC Disclosure Letter, SPAC is not a party to any Contracts with any other Person that would require payments by SPAC after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.11         Tax Matters.

(a)            Except as would not have a SPAC Impairment Effect:

(i)            All Tax Returns required to be filed by SPAC have been filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.

(ii)            All Taxes required to be paid by SPAC have been timely and duly paid.

(iii)          Except as set forth on Section 5.11(a)(iii) of the SPAC Disclosure Letter, no Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of SPAC is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years.

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(iv)          SPAC has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes.

(v)           There are no Liens for Taxes on any of the assets of SPAC, other than Permitted Liens.

(vi)          Except as set forth on Section 5.11(a)(vi) of the SPAC Disclosure Letter, there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against SPAC that have not been paid or otherwise resolved in full.

(vii)         SPAC has not been a member of an affiliated, consolidated or similar Tax group or otherwise has any liability for the Taxes of any Person (other than SPAC) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes).

(viii)        SPAC has not participated in any Tax avoidance transaction in violation of applicable Laws.

(b)            SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(c)            SPAC has not taken or agreed to take any action (nor permitted any action to be taken), other than an action contemplated by this Agreement or any other Transaction Agreement, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 5.12         Capitalization.

(a)            The authorized share capital of SPAC is $22,200.00 divided into (i) 200,000,000 SPAC Class A Shares, (ii) 20,000,000 SPAC Class B Shares and (iii) 2,000,000 preference shares of a par value of $0.0001 each (“SPAC Preference Shares”). Section 5.12(a) of the SPAC Disclosure Letter sets forth, as of the date hereof, the total number and amount of all of the issued and outstanding Equity Securities of SPAC, and further sets forth, as of the date hereof, the amount and type of Equity Securities of SPAC owned or held by each of Sponsor and each of Sponsor’s Affiliates. No SPAC Preference Shares have been issued or are outstanding. All of the issued and outstanding Equity Securities of SPAC (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of SPAC and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of SPAC or any Contract to which SPAC is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Organizational Documents of SPAC and the Transaction Documents).

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(b)            Except as set forth in Section 5.12(a) or on Section 5.12(a) of the SPAC Disclosure Letter, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or SPAC’s Organizational Documents or as contemplated by the Sponsor Support Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s shareholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC.

(c)            SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.13         Nasdaq Listing. As of the date hereof, the issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “SLCR”. As of the date hereof, the SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “SLCRW”. SPAC is a member in good standing with the Nasdaq and has complied with the applicable listing requirements of the Nasdaq. There is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares or the SPAC Public Warrants or terminate the listing of SPAC Class A Shares or the SPAC Public Warrants on the Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Shares or the SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares or the SPAC Public Warrants from the Nasdaq or the SEC.

Section 5.14         Material Contracts; No Defaults.

(a)            SPAC has filed as an exhibit to the SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b)            Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the Knowledge of SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) SPAC and, to the Knowledge of SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

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Section 5.15         Related Party Transactions. Section 5.15 of the SPAC Disclosure Letter sets forth all Contracts, transactions, arrangements or understandings between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor), on the other hand (each Person identified in this clause (b), a “SPAC Related Party”). Except as set forth in Section 5.15 of the SPAC Disclosure Letter, no SPAC Related Party (i) owns any interest in any material asset used by SPAC, or (ii) owes any material amount to, or is owed any material amount by, SPAC.

Section 5.16         Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.17         Absence of Changes. Except as set forth on Section 5.17 of the SPAC Disclosure Letter, since the date of SPAC’s incorporation through the date of this Agreement (a) there has not been any event or occurrence that has had a SPAC Impairment Effect, and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, SPAC has carried on its business in all material respects in the ordinary course of business.

Section 5.18         Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and Merger Sub for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter); and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Company or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter).

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Section 5.19         No Other Representations. Except as provided in this Article V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.

Article VI
Covenants of the Company

Section 6.01         Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization and any PIPE Financing) or any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including the COVID-19 Measures and Data Protection Laws), (i) conduct and operate its business in the ordinary course of business consistent with past practice or as required or reasonably necessary to implement the Agreed Business Plan, and (ii) maintain in effect the Master Franchise Agreements and comply in all material respects with the terms of, and perform in all material respects its obligations under, the Master Franchise Agreements. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization, any PIPE Financing and the Permitted Equity Financing (in accordance with Section 8.03(a)) or in any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a)            (i) change or amend the Company’s Organizational Documents or (ii) change or amend, in any material respect, the Organizational Documents of any of the Company’s Subsidiaries, except, solely with respect to any of the Company’s Subsidiaries, as is reasonably necessary to implement the Agreed Business Plan;

(b)            make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;

(c)            except in the ordinary course of business, (x) enter into any Contract that would, if entered into prior to the date hereof, be any of the Contracts described in clauses (i) – (ix) or (xi) – (xiv) of Section 4.12(a) or (y) modify or amend in any material respect, renew (other than any automatic renewal in accordance with its terms), waive any material right under, provide any material consent under, terminate (other than any expiration in accordance with its terms) or allow to let lapse any of the Contracts described in clauses (i) – (ix) or (xi) – (xiv) of Section 4.12(a),

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(d)            (x) enter into any Contract that would, if entered into prior to the date hereof, be an Affiliate Agreement or (y) modify, amend, renew, waive any right under, provide any consent under, terminate or allow to let lapse any Affiliate Agreements;

(e)            amend, fail to renew, waive any material right under, provide any consent under, terminate or allow to let lapse the Master Franchise Agreements, except (x) as required by the terms of such Master Franchise Agreement as of the date hereof in accordance with its terms as of the date hereof, or (y) in the ordinary course of business if such ordinary course would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;

(f)            (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries, (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries or (iii) permit the exercise or settlement of any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries;

(g)            sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business, (iv) as already contracted by the Company or any of its Subsidiaries on the date hereof, or (v) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(h)            waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other legal proceedings entailing obligations that would impose any material restrictions on the business operations of the Company or its Subsidiaries, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(i)             except as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof or as otherwise required under applicable Law or in the ordinary course of business, (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any management level Company Employee, (ii) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any management-level Company Employees, (iii) take any action to materially increase any compensation or benefits of any management level Company Employee, except for bonuses, base salary increases or in connection with any promotions in the ordinary course of business that do not exceed $75,000 or (iii) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or any Contract that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

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(j)             negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(k)            make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (D) advances or other payments among the Company and its wholly-owned Subsidiaries;

(l)             redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries other than (x) transactions among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries of the Company, or (y) in connection with the termination of employees or other service providers of the Company or any of its Subsidiaries under an existing Company Benefit Plan;

(m)            adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(n)            materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by a change in GAAP;

(o)            adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(p)            make, change or revoke any material Tax election in a manner inconsistent with past practice, adopt, change or revoke any material accounting method with respect to Taxes, file or amend any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or change its jurisdiction of tax residency;

(q)            incur, create, issue, assume or guarantee any Indebtedness in excess of $20,000,000, other than (v) working capital loans required in the ordinary course of business consistent with past practice; (w) ordinary course trade payables, (x) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (y) as reasonably required to implement the Agreed Business Plan or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof;

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(r)            other than in the ordinary course of business, (i) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, (ii) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or (iii) enter into any new line of business;

(s)            make or commit to make capital expenditures other than in an amount not in excess of (i) the aggregate amount contemplated in the Agreed Business Plan; or (ii) $1,000,000 in a single transaction made by the Company or any of its Subsidiaries;

(t)            enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(u)            directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, company, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business, (B) acquisitions or investments pursuant to existing Contracts in effect as of the date hereof that were made available to SPAC, (C) acquisitions or investments that do not exceed (1) $750,000 in a single transaction or series of related transactions or (2) $2,000,000 in the aggregate, or (D) investments in any wholly-owned subsidiaries of the Company; or

(v)            enter into any Contract to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking (or not taking) any action in order to comply with any applicable COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02         Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other similar privilege from disclosure (provided that the Company will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate directors, officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish SPAC and such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request for purposes of the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

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Section 6.03         No Claim Against the Trust Account. Each of the Company and Merger Sub acknowledges that it has read SPAC’s final prospectus, dated January 15, 2021, the other SEC Reports, the Organizational Documents of SPAC and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company and Merger Sub further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated within 24 months from the closing of the offering contemplated by SPAC’s final prospectus, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, and subject to the following proviso, each of the Company and Merger Sub (on behalf of itself and its respective Affiliates, Representatives and equityholders) hereby irrevocably waives any past, present or future right, title, interest or claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account (or to collect any monies from the Trust Account) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of or relating to, this Agreement, the other Transaction Agreements or the Transactions; provided that notwithstanding anything herein or otherwise to the contrary, (x) nothing in this Section 6.03 shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder) to the Company in accordance with the terms of this Agreement and the Trust Agreement) or for Fraud and (y) nothing in this Section 6.03 shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s (or its successors’) assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.03 shall survive the termination of this Agreement for any reason.

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Section 6.04         Proxy Statement Cooperation.

(a)            The Company and SPAC shall work in good faith with one another in connection with (x) the drafting of the Proxy Statement and (y) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)            From and after the date on which the Proxy Statement is mailed to SPAC Shareholders, (i) the Company will give SPAC prompt written notice of any development regarding the Company or its Subsidiaries and (ii) SPAC will give the Company prompt written notice of any development regarding SPAC, in either case which becomes known by the Company or SPAC, as applicable, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Proxy Statement, in light of the circumstances under which they were made, not misleading; provided that if any such development shall otherwise occur, SPAC and the Company shall cooperate in good faith to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, that no information received by SPAC or the Company, as applicable, pursuant to this Section 6.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the SPAC Disclosure Letter or the Company Disclosure Letter, as applicable.

Section 6.05         Company Securities Listing. The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with the Nasdaq in connection with the Transactions to be approved; (ii) the Company to satisfy all applicable initial listing requirements of the Nasdaq; and (iii) the Registrable Securities to be approved for listing on the Nasdaq (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the First Effective Time. The Company shall pay all fees of the Nasdaq in connection with the application to list and the listing of the Registrable Securities.

Section 6.06         Employee Matters.

(a)            Equity Plan. Prior to the Closing Date, the Company shall amend and restate the Company Incentive Plan in order to adopt the Incentive Equity Plan Modifications in substantially the form attached hereto as Exhibit B (with such changes that may be agreed in writing by SPAC (such agreement not to be unreasonably withheld, conditioned or delayed)), effective as of the Closing Date.

(b)            No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.06 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (ii) shall confer upon any Person who is not a Party any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

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Section 6.07        Termination of Certain Agreements. As of or prior to the Closing, the Company shall cause all of the Contracts set forth on Section 6.07 of the Company Disclosure Letter to be terminated or settled effective as of or prior to the Closing without further liability to SPAC, the Company or any of the Company’s Subsidiaries.

Section 6.08        A&R AoA. Prior to the Closing, the Company shall adopt the A&R AoA.

Section 6.09         Post-Closing Directors of the Company. Subject to the terms of the Company’s Organizational Documents, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, (a) the Company Board shall consist of at least seven (7) directors, which shall initially include (i) one (1) director designated by the Sponsor and (ii) six (6) directors designated by the Company, and (b) the Company Board may be increased to have such additional number of directors, designated by such Parties, as may be mutually agreed between the Company and the Sponsor.

Section 6.10         Company Board Recommendation. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the Company Board Recommendation for any reason.

Section 6.11         SAFE Registration. The Company shall use its commercially reasonable efforts to assist in the preparation of applications to SAFE by SPAC Shareholders who are PRC residents for the registration of their respective holdings of Company Ordinary Shares and Company Warrants (whether directly or indirectly) in accordance with the requirements of applicable SAFE rules and provide such shareholders with such information relating to the Company and its Subsidiaries as is required for such application to the extent that such information is not publicly available.

Section 6.12         Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall (i) deliver to SPAC the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and 2019, and consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2020 and 2019 together with the auditor’s reports thereon and which shall be materially consistent with the Audited Financial Statements, and (ii) use reasonable best efforts to deliver to SPAC any unaudited consolidated balance sheet of the Company and its Subsidiaries and consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries as of and for the year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable, that is required to be included in the Proxy Statement or Proxy Statement/Prospectus, including once the audited financial statements for the fiscal year ended December 31, 2020 become stale for purposes of Regulation S-X of the Securities Act, and in any other filings to be made by SPAC with the SEC in connection with the Transactions (together clauses (i) and (ii), the “Additional Financial Statements”). Such Additional Financial Statements shall comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. Upon delivery of such Additional Financial Statements, the representations and warranties set forth in Section 4.08 shall be deemed to apply to such Additional Financial Statements with the same force and effect as if made as of the date of this Agreement.

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Section 6.13         Other Actions. The Company shall, and shall cause its Subsidiaries to, take the actions set forth on, and in accordance with, Section 6.13 of the Company Disclosure Letter.

Article VII
Covenants of SPAC

Section 7.01         Indemnification and Directors’ and Officers’ Insurance.

(a)            All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitee”) under the SPAC Memorandum and Articles of Association or under any indemnification agreement such D&O Indemnitee may have with SPAC that has been made available to the Company (or has been publicly filed on EDGAR) prior to the date of this Agreement, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 7.01 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b)            At or prior to the Closing, SPAC shall obtain a six year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the First Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term. The cost of the D&O Tail shall be borne by the Surviving Company and shall be a SPAC Transaction Expense.

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(c)            If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 7.01.

(d)            This Section 7.01 is intended for the benefit of, and to grant third party rights to, the D&O Indemnitees, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein. The Surviving Company shall promptly reimburse each D&O Indemnitee for any costs or expenses (including attorneys’ fees) incurred by such D&O Indemnitee in enforcing the indemnification or other obligations provided in this Section 7.01. The rights of each D&O Indemnitee under this Section 7.01 shall be in addition to any rights that such D&O Indemnitee may have under Organizational Documents of SPAC, the Cayman Companies Law or any other applicable Law or under any Existing D&O Arrangements.

Section 7.02         Conduct of SPAC During the Interim Period.

(a)            During the Interim Period, except as set forth on Section 7.02 of the SPAC Disclosure Letter, as expressly contemplated by this Agreement or any other Transaction Agreement (including as contemplated by any PIPE Financing), as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), SPAC shall not:

(i)            change or amend the Trust Agreement or the Organizational Documents of SPAC;

(ii)            (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC; (B) split, combine or reclassify any Equity Securities of SPAC; or (C) other than in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or as otherwise required by the Organizational Documents of SPAC in order to consummate the Transactions or as contemplated by the Sponsor Support Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC;

(iii)          (A) merge, consolidate, combine or amalgamate SPAC with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, company, partnership, association or other business entity or organization or division thereof;

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(iv)          make, change or revoke any material Tax election in a manner inconsistent with past practice, adopt, change or revoke any material accounting method with respect to Taxes, file or amend any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or change its jurisdiction of tax residency;

(v)           enter into, renew or amend in any material respect, any transaction or Contract with a SPAC Related Party;

(vi)          waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any liability, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(vii)         incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in respect of a Working Capital Loan;

(viii)        offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities, other than the issuance of SPAC Shares in connection with the Sponsor Support Agreement;

(ix)            engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(x)            enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(xi)            authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;

(xii)          change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii)         enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

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(xiv)        enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b)            During the Interim Period, SPAC shall comply with, and continue performing under, as applicable, the Organizational Documents of SPAC, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other agreements or Contracts to which SPAC is party.

Section 7.03         Trust Account Proceeds.

(a)            For purposes of determining the satisfaction of the condition in Section 9.03(d), the “Available SPAC Cash” shall mean:

(i)            the amount of cash available in the Trust Account following the SPAC Extraordinary General Meeting (without any deduction in respect of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Company Transaction Expenses or SPAC Transaction Expenses); plus

(ii)            the amounts actually received by the Company from any PIPE Financing prior to or substantially concurrently with the Closing; plus

(iii)           the aggregate amount of proceeds of the Permitted Equity Financing, but only if the amount received by the Company in any PIPE Financing is equal to or exceeds US$100,000,000; minus

(iv)           the amount required to satisfy the SPAC Shareholder Redemption Amount.

(b)            For purposes of determining the satisfaction of the condition in Section 9.03(d), the “Minimum Available SPAC Cash Amount” shall mean:

(i)            in the event that the amount actually received by the Company in any PIPE Financing (prior to or substantially concurrently with the Closing) is equal to or exceeds US$100,000,000, then US$250,000,000; or

(ii)            in the event that the amount actually received by the Company in any PIPE Financing (prior to or substantially concurrently with the Closing) is less than US$100,000,000, then US$175,000,000.

(c)            Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (A) pay as and when due all amounts payable to the SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, and (B) pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement.

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Section 7.04         Inspection. SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of SPAC and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the books, Tax Returns, records and appropriate directors, officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of SPAC would result in the loss of attorney client privilege or other similar privilege from disclosure (provided that SPAC will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege).

Section 7.05         Section 16 Matters. Prior to the First Effective Time, SPAC shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.06         SPAC Public Filings. From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.07         SPAC Securities Listing. From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares and SPAC Public Warrants to be listed on, the Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares and SPAC Public Warrants to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the Second Effective Time.

Section 7.08         SPAC Board Recommendation. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the SPAC Board Recommendation for any reason.

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Article VIII
Joint Covenants

Section 8.01          Efforts to Consummate.

(a)          Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) satisfying the closing conditions set forth in Article IX and (ii) consummating any PIPE Financing on the terms and subject to the conditions contemplated in connection therewith). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement.

(b)          Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall SPAC or the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

(c)          During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, the Company or any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (ii) in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

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Section 8.02          Registration Statement; Shareholder Meeting; Unanimous Written Consent.

(a)          Proxy Statement/Registration Statement.

(i)          As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company shall jointly prepare and SPAC shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare (with SPAC’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Registrable Securities. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to any regulatory authority (including the Nasdaq) in connection with the Mergers and the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

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(ii)         To the extent not prohibited by applicable Law, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by applicable Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by applicable Law, the Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii)        If at any time prior to the Second Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to SPAC Shareholders.

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(b)          SPAC Shareholder Approval. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Shareholders (the “SPAC Extraordinary General Meeting”), in each case in accordance with SPAC’s Organizational Documents and applicable Law, for the purpose of (i) providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right, (ii) obtaining the SPAC Shareholder Approval, (iii) adopting or approving such other proposals as may be reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, (iv) adopting or approving any other proposal that the SEC or the Nasdaq (or the respective staff thereof) indicates is necessary in its comments to the Registration Statement, and (v) related and customary procedural and administrative matters. SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize the SPAC Class A Shares redeemed by exercise of the SPAC Shareholder Redemption Right by the SPAC Shareholders. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Extraordinary General Meeting solely to the extent necessary (a “SPAC Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders with sufficient time prior to the SPAC Extraordinary General Meeting for SPAC Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Extraordinary General Meeting; or (iv) in order to seek withdrawals from redemption requests if a number of SPAC Shares have been elected to be redeemed by the holders thereof such that SPAC reasonably expects that the condition set forth in Section 9.03(d) will not be satisfied at the Closing; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC may only be entitled to two SPAC Meeting Changes (excluding any postponements or adjournments required by applicable Law), and the SPAC Extraordinary General Meeting may not be adjourned or postponed to a date that is more than seven Business Days after the date for which the SPAC Extraordinary General Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the SPAC Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

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Section 8.03          Exclusivity.

(a)          During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any purchase of shares or other Equity Securities of the Company or material portion of the assets of the Company and its Subsidiaries (on a consolidated basis) or any merger, business combination or other similar transaction of the Company or its Subsidiaries (an “Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal or that may reasonably be expected to lead to any such Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative Transaction Proposal; provided that (x) the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) and (y) nothing in this Section 8.03(a) shall be construed to permit the Company (or any of its Subsidiaries) to take any action that is otherwise prohibited or restricted by the terms of this Agreement (including Section 6.01). The Company agrees to promptly notify SPAC if the Company or any of its Representatives or Subsidiaries receive any offer or communication in respect of an Alternative Transaction Proposal, and will promptly communicate to SPAC in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than SPAC and its Representatives) regarding an Alternative Transaction Proposal. During the Interim Period, the Company will not confidentially submit to or file with the SEC any Registration Statement on Form S-1 or F-1. Notwithstanding anything set forth in this Section 8.03(a) to the contrary, the Company shall be permitted to undertake the Permitted Equity Financing if (and only if), (1) none of the Company, its Subsidiaries, or its Representatives, prior to November 1, 2021, (x) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that are intended to lead to the Permitted Equity Financing or (y) engage or participate in any discussions, negotiations or transactions with any third party regarding the Permitted Equity Financing or that are intended to lead to the Permitted Equity Financing, (2) the Company (x) notifies SPAC promptly (and in any event within twenty-four (24) hours) after the Company has determined to pursue the Permitted Equity Financing or potential Permitted Equity Financing, (y) keeps SPAC reasonably informed on a prompt and timely basis of the status, discussions, negotiations and terms (including any developments, amendments or proposed amendments to such terms) of the Permitted Equity Financing or potential Permitted Equity Financing, and (z) consults with SPAC in respect of the Permitted Equity Financing or potential Permitted Equity Financing, and (3) each Person that receives Equity Securities in connection with the Permitted Financing shall enter into an agreement substantially in the form of the Company Shareholder Lock-Up and Support Agreement (excluding Article VI therein), which shall also contain a customary voting provision in which such Person agrees to vote (whether at a meeting or by written consent) all of the Equity Securities owned by such Person in favor and support of the Transactions, including the Company Transaction Proposals.

(b)          During the Interim Period, SPAC shall not, and shall cause its Representatives and the Sponsor not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any business combination transaction between SPAC and any other Person (other than the Company) (a “SPAC Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any SPAC Alternative Transaction Proposal or that may reasonably be expected to lead to any such SPAC Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any SPAC Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC agrees to promptly notify the Company if SPAC or any of its Representatives or the Sponsor receive any offer or communication in respect of a SPAC Alternative Transaction Proposal, and will promptly communicate to the Company in reasonable detail the terms and substance thereof, and SPAC shall, and shall cause its Representatives and the Sponsor to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding a SPAC Alternative Transaction Proposal.

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Section 8.04          Tax Matters. To the extent applicable and subject to the extent of the SPAC Shareholder Redemption Amount, the Parties hereto agree to report for all U.S. federal income Tax purposes in a manner consistent with the Intended Tax Treatment unless otherwise required (i) by a change in applicable Law (including the Code, Treasury Regulations or other IRS published guidance) or (ii) by a Governmental Authority. From the date hereof through the Closing, except as set forth in Section 8.04 of the Disclosure Letters, each of the Parties shall use its respective commercially reasonable efforts to cause the Mergers to qualify for the Intended Tax Treatment, and shall not, and not agree to or have a plan to, take or cause to be taken any action (other than an action contemplated by this Agreement or any other Transaction Document) which to its knowledge could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. Each of the Parties hereto further acknowledges and hereby agrees that it is not a condition to the Closing that the Mergers qualify as a “reorganization” within the meaning of Section 368(a).

Section 8.05          Confidentiality; Publicity.

(a)          SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished hereunder and any other activities contemplated hereby.

(b)          None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or stock exchange, in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

(c)          Promptly after the execution of this Agreement, SPAC and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

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Section 8.06          Warrant Agreement. Immediately prior to the Closing, the Company, SPAC, and Continental Stock Transfer & Trust Company (“Continental”) shall enter into an assignment and assumption agreement, in substantially the form attached hereto as Exhibit I, pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, dated January 13, 2021, by and between SPAC and Continental, and the terms and conditions of such Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.01(d).

Section 8.07          PIPE Financing. SPAC and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (x) to obtain executed subscription agreements (such executed subscription agreements, the “Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to SPAC and the Company, from investors (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in public equity in the form of Company Ordinary Shares at the Closing (the “PIPE Financing”), and (y) to consummate the PIPE Financing substantially concurrently with the Closing. SPAC and the Company shall not, without the consent of the other party (such consent not to be unreasonably conditioned, withheld or delayed), permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Subscription Agreements. From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsel to, keep each other and their respective financial advisors and legal counsel reasonably informed with respect to the PIPE Financing.

Article IX
Conditions to Obligations

Section 9.01          Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a)          No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Mergers.

(b)          Net Tangible Assets. After giving effect to any exercise of the SPAC Shareholder Redemption Right by the public SPAC Shareholders, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.

(c)          SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.

(d)          Nasdaq Listing. The Registrable Securities to be issued in connection with the Mergers shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.

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(e)          Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect.

(f)          Consents. All consents, approvals and authorizations set forth on Section 9.01(f) of the Company Disclosure Letter shall have been obtained in accordance with Section 9.01(f) of the Company Disclosure Letter.

(g)          Recapitalization. The Recapitalization shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

Section 9.02          Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by SPAC:

(a)          Representations and Warranties.

(i)          Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries) and Section 4.20 (Brokers’ Fees) (collectively, the “Specified Representations”) that is (x) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii)         Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect.

(iii)        The representations and warranties set forth in Section 4.06 (Capitalization of the Company) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made.

(b)          Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

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(c)          Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an authorized director or officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)          No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing and uncured.

(e)          Termination of JVIA. The JVIA shall have been terminated pursuant to the JVIA Termination Agreement.

Section 9.03          Additional Conditions to the Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate or cause to be consummated the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:

(a)          Representations and Warranties.

(i)          Each of the representations and warranties of SPAC contained in Article V (other than the representations and warranties of SPAC contained in Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers Fees), Section 5.10 (Business Activities), Section 5.13 (NYSE Listing) and Section 5.15 (Related Party Transactions) (collectively, the “Specified SPAC Representations”) and Section 5.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality”, “SPAC Impairment Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not had a SPAC Impairment Effect.

(ii)         Each of the Specified SPAC Representations that is (x) qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(iii)        The representations and warranties of SPAC contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made.

(b)          Agreements and Covenants. The covenants and agreements of SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

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(c)          Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an authorized director or officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)          Available SPAC Cash. The Available SPAC Cash shall be no less than the Minimum Available SPAC Cash Amount.

(e)          Resignations. The directors and officers of SPAC shall have resigned or otherwise been removed, effective as of or prior to the Closing, and copies of such resignation letters (which are in form and substance reasonably satisfactory to the Company) shall have been delivered to the Company.

(f)          No SPAC Impairment Effect. Since the date of this Agreement, no SPAC Impairment Effect shall have occurred which is continuing and uncured.

Article X
Termination/Effectiveness

Section 10.01      Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)          by mutual written agreement of SPAC and the Company;

(b)          by written notice by either SPAC or the Company to the other Parties, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers;

(c)          by written notice by either SPAC or the Company to the other Parties, if the Second Effective Time has not occurred by 11:59 p.m., Hong Kong time, on January 31, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time;

(d)          by written notice by SPAC to the other Parties, if the Company or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company or Merger Sub before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from SPAC of such breach or failure to perform: provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

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(e)          by written notice by the Company to the other Parties, if SPAC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f)          by written notice by either SPAC or the Company to the other Parties, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Extraordinary General Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); or

(g)          by written notice by SPAC to the other Parties, if any Company Shareholder revokes, or seeks to revoke, the Written Consent (or any of such shareholder’s approvals thereunder).

Section 10.02      Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its and Affiliates’ Representatives, other than liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions to the extent required to survive in order to give effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement pursuant to the terms and conditions of this Agreement and the Confidentiality Agreement, respectively.

Article XI
Miscellaneous

Section 11.01      Waiver. At any time and from time to time prior to the First Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

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Section 11.02          Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other internationally recognized overnight delivery service or (iii) when e-mailed during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC, prior to the Closing, to:

Silver Crest Acquisition Corporation

Suite 3501, 35/F, Jardine House

1 Connaught Place, Central

Hong Kong, China

Attn: Leon Meng; Derek Cheung

E-mail: leon@ascendentcp.com; derek@ascendentcp.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Edinburgh Tower, 33/F

The Landmark, 15 Queen's Road Central

Hong Kong, China

Attn: Marcia Ellis

E-mail: mellis@mofo.com

and

Morrison & Foerster LLP

Suite 4401, HKRI Centre One

HKRI Taikoo Hui, 288 Shimen Road (No. 1)

Shanghai, China 200041

Attn: Ruomu Li

E-mail: rli@mofo.com

and

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

United States

Attn: Mitchell S. Presser; Omar E. Pringle

E-mail: mpresser@mofo.com; opringle@mofo.com

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If to the Company or Merger Sub, or SPAC following the Closing, to:

TH International Limited

c/o Cartesian Capital Group LLC

505 5th Avenue, 15th Floor

Attn: Peter Yu, Gregory Armstrong

E-mail: peter.yu@cartesiangroup.com;

gregory.armstrong@cartesiangroup.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn: Daniel Dusek; Joseph Raymond Casey; Ram Narayan

E-mail: daniel.dusek@kirkland.com; joseph.casey@kirkland.com;

ram.narayan@kirkland.com

and

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

United States

Attn: Armand A. Della Monica

Email: armand.dellamonica@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03      Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04     Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, (x) the Sponsor (on behalf of the holders of SPAC Shares and SPAC Warrants) is an intended third-party beneficiary of, and may enforce, Section 3.01, and (y) D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15, (c) Prior Counsel is an intended third-party beneficiary of, and may enforce, Section 11.17 and (d) Sponsor Prior Counsels are intended third-party beneficiaries of, and may enforce, Section 11.18.

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Section 11.05      Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that (a) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and SPAC shall be responsible for paying the SPAC Transaction Expenses, and (b) if the Closing shall occur, the Company shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, the SPAC Transaction Expenses, in each of case (x) and (y), in accordance with Section 3.02(c).

Section 11.06      Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.08      Entire Agreement. This Agreement (together with the Disclosure Letters and exhibits and annexes to this Agreement), the other Transaction Agreements and that certain letter agreement, dated as of March 10, 2021, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.09      Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.09.

Section 11.10      Severability. If any provision of this Agreement is held invalid or unenforceable by any arbitral tribunal or court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

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Section 11.11      Arbitration. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Hong Kong law. For the avoidance of doubt, a request by a Party to a court of competent jurisdiction for interim measures necessary to preserve such Party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 11.11.

Section 11.12      Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13      Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction or other equitable relief to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction or other equitable relief.

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Section 11.14      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.15      Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Second Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Support Agreement, any subscription agreements entered into in connection with the PIPE Financing, the Registration Rights Agreement, the First Plan of Merger, the Second Plan of Merger, the A&R AoA, the Incentive Equity Plan Modifications, the Company Shareholder Lock-Up and Support Agreement, and the Sponsor Lock-Up Agreement shall not be affected by this Section 11.15.

Section 11.16      Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of SPAC; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

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Section 11.17      Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege (Company).

(a)          Conflicts of Interest. SPAC acknowledges that Kirkland & Ellis LLP and Maples and Calder (Cayman) LLP (each of them “Prior Counsel”) has, on or prior to the Closing Date, represented one or more of the Company, its Subsidiaries, the Company Shareholders and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including SPAC) or SPAC Shareholders (for the purposes of this Section 11.17, in such post-Closing capacity, the “Post-Closing Group”), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that the Prior Counsel will represent them in connection with such matters. Accordingly, each member of the Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, the Prior Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Post-Closing Group.

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(b)          Attorney-Client Privilege. Each member of the Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Prior Counsel, on the one hand, and any Designated Person (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by the Prior Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and any member of the Post-Closing Group, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Designated Persons. Furthermore, each member of the Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Designated Persons.

(c)          Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be retained by the Designated Persons. No member of the Post-Closing Group shall have a right of access to such Privileged Materials.

(d)          Miscellaneous. SPAC hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Counsel. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of the Prior Counsel.

Section 11.18      Waiver of Conflicts Regarding Representations; Non Assertion of Attorney Client Privilege (SPAC).

(a)          Conflicts of Interest. The Company and Merger Sub acknowledge that each of Morrison & Foerster LLP and Appleby (each of them, the “Sponsor Prior Counsel”) has, on or prior to the Closing Date, represented one or more of SPAC, the Sponsor, and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Sponsor Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, a “Sponsor Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including SPAC) or Company Shareholders (for the purposes of this Section 11.18, in such post-Closing capacity, the “Company Post-Closing Group”), on the one hand, and one or more Sponsor Designated Persons, on the other hand, are or may be adverse to each other (each, a “Sponsor Post-Closing Matter”), the Sponsor Designated Persons reasonably anticipate that the Sponsor Prior Counsel will represent them in connection with such matters. Accordingly, each member of the Company Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Sponsor Prior Counsel of one or more Sponsor Designated Persons in connection with one or more Sponsor Post-Closing Matters (the “Sponsor Post-Closing Representations”), and (ii) agrees that, in the event that a Sponsor Post-Closing Matter arises, the Sponsor Prior Counsel may represent one or more Sponsor Designated Persons in such Sponsor Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Company Post-Closing Group.

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(b)          Attorney-Client Privilege. Each member of the Company Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Sponsor Prior Counsel, on the one hand, and any Sponsor Designated Person (collectively, the “Sponsor Pre-Closing Designated Persons”), or any advice given to any Sponsor Pre-Closing Designated Person by the Sponsor Prior Counsel, occurring during one or more Sponsor Existing Representations (collectively, “Sponsor Pre-Closing Privileges”) in connection with any Sponsor Post-Closing Representation, including in connection with a dispute between any Sponsor Designated Person and any member of the Company Post- Closing Group, it being the intention of the Parties that all rights to such Sponsor Pre-Closing Privileges, and all rights to waiver or otherwise control such Sponsor Pre-Closing Privilege, shall be retained by the Sponsor Designated Persons. Furthermore, each member of the Company Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Sponsor Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Sponsor Designated Persons.

(c)          Privileged Materials. All such Sponsor Pre-Closing Privileges, and all books and records and other documents of SPAC and the Sponsor containing any advice or communication that is subject to any Sponsor Pre-Closing Privilege (“Sponsor Privileged Materials”), shall be retained by the Sponsor Designated Persons. No member of the Post-Closing Group shall have a right of access to such Sponsor Privileged Materials.

(d)          Miscellaneous. The Company and Merger Sub hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Sponsor Prior Counsel. This Section 11.18 shall be irrevocable, and no term of this Section 11.18 may be amended, waived or modified, without the prior written consent of the Sponsor Prior Counsels.

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Section 11.19       Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

TH INTERNATIONAL LIMITED

By:	/s/ Paul Hong
Name:	Paul Hong
Title:	Director

MIAMI SWAN LTD

By:	/s/ Gregory Armstrong
Name:	Gregory Armstrong
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

SILVER CREST ACQUISITION CORPORATION

By:	/s/ Liang (Leon) Meng
Name:	Liang (Leon) Meng
Title:	Chairman

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of A&R AoA

[See attached.]

Exhibit A

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

Memorandum and articles OF association

of

TH International Limited

(adopted by a Special Resolution passed on [●] 2021 and effective [●])

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM of ASSOCIATION

OF

TH International Limited

(adopted by a Special Resolution passed on [●] 2021 and effective [●])

1.	The name of the company is TH International Limited.

2.	The registered office of the Company is situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act (As Amended) of the Cayman Islands.

5.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

6.	The authorised share capital of the Company is US$5,000.00 divided into [*] ordinary shares with a nominal or par value of US$[*] each and [*] shares with a nominal or par value of US$[*] each of such Class or Classes (however designated) as the Board may determine in accordance with Articles 8 and 9 of the Articles of Association of the Company.

7.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

8.	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

1

COMPANIES ACT (AS AMENDED)

Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

TH International Limited

(adopted by a Special Resolution passed on [●] 2021 and effective [●])

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to TH International Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

Interpretation

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate” means in respect of a Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, or a corporation, a company, a partnership or other entity wholly owned by one or more of the foregoing, and (ii) in the case of an entity, shall include any natural person or a corporation, a company, a partnership or other entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than fifty percent (50%) of the voting power of the corporation, or the company, or the partnership or other entity (other than, in the case of corporation or company, securities having such power only by reason of the happening of a contingency not within the reasonable control of such Person), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity, and the term “controlled” has a meaning correlative to the foregoing.

“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such Person.

2

“Articles” means these articles of association of the Company.

“Audit Committee” means the audit committee of the Board formed pursuant to these Articles.

“Board” means the board of Directors.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Cause” means any of the following grounds: (i) any act of dishonesty, gross misconduct, wilful default or wilful neglect in the discharge of such Person’s duties as a Director; (ii) without prejudice to the generality of (i) above, being proven to have carried out any fraudulent activity or fraudulently to have failed to carry out any activity whether or not in connection with the affairs of the Company; (iii) conviction of any offence which in the reasonable opinion of the Board will seriously prejudice the performance of the Director’s duties; (iv) improper divulgence of any confidential information of the Company; or (v) conviction of any felony, any crime involving moral turpitude, any crime involving fraud or misrepresentation or violation of applicable securities laws.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Act” means the Companies Act (As Amended) of the Cayman Islands.

“Compensation Committee” means the compensation committee of the Board established pursuant to these Articles.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“electronic communication” means a communication sent by electronic means, including electronic posting to the Company’s website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Transactions Act” means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Memorandum of Association” means the memorandum of association of the Company.

“Nasdaq” means The Nasdaq Capital Market;

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board established pursuant to these Articles.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

3

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of the Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Ordinary Share” means an ordinary share with a par value of US$[●] in the share capital of the Company having the rights, benefits and privileges set out in these Articles.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any natural person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the U.S. Securities Exchange Commission thereunder, all as the same shall be in effect at the time.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

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“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of one or more Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered to or otherwise acquired by the Company in accordance with the Companies Act and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

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(e)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(f)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(h)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

(i)	any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;

(j)	any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(l)	headings are inserted for reference only and shall be ignored in construing these Articles;

(m)	the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term "holder" in relation to a Share means a Person whose name is entered in the Register as the holder of such Share.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

Preliminary

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine, subject to applicable law.

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6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act. Title to Shares may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Nasdaq.

Shares

8.	Subject to these Articles, and without prejudice to any rights attached to any existing Shares, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such Persons, in such manner, as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. For the avoidance of doubt, the Directors may in their absolute, discretion and without approval of the existing Members, issue Shares, grant rights over existing Shares or issue other securities in one or more series as they deem necessary and appropriate and determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the Shares held by existing Members, at such times and on such other terms as they think proper.

9.	The Directors may provide, out of the unissued Shares (other than unissued Ordinary Shares), for series of preferred shares in their absolute discretion and without approval of the existing Members. Before any preferred shares of any such series are issued, the Directors shall fix, by resolution or resolutions of the Board, the following provisions of such series:

(a)	the designation of such series and the number of preferred shares to constitute such series;

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(b)	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other Class or any other series of preferred shares;

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)	the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)	whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation of the retirement or sinking fund;

(g)	whether the preferred shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other Class or any other series of preferred shares;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional preferred shares of such series or Shares of any other Class or any other series of preferred shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

10.	The powers, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All Shares of any one series of preferred shares shall be identical in all respects with all other Shares of such series, except that Shares of any one series issued at different times may differ as to the dates from which dividends on Shares of that series shall be cumulative.

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11.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

13.	The Company shall not issue Shares to bearer.

share Rights

14.	If at any time the share capital of the Company is divided into different Classes of Shares, all or any of the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that Class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that Class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that Class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant Class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third of the issued Shares of the Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that any holder of Shares of the Class present in person or by proxy may demand a poll.

15.	For the purposes of a separate Class meeting, the Directors may treat two or more or all the Classes of Shares as forming one Class of Shares if the Directors consider that such Class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes of Shares.

16.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights, any variation of the rights conferred upon the holders of Shares of any other Class, or the redemption or purchase of any Shares of any Class by the Company.

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Shareholder Rights Plan

17.	The Board is authorised to establish a Shareholder rights plan including approving the execution of any document relating to the adoption and/or implementation of a rights plan. A rights plan may be in such form and may be subject to such terms and conditions as the Board shall determine in its absolute discretion.

18.	The Board is authorised to grant rights to subscribe for Shares of the Company in accordance with a rights plan.

19.	The Board may, in accordance with a rights plan, exercise any power under such rights plan (including a power relating to the issuance, redemption or exchange of rights or Shares) on a basis that excludes one or more Members, including a Member who has acquired or may acquire a significant interest in or control of the Company, subject to applicable law.

20.	The Board is authorised to exercise the powers under these Articles relating to a rights plan for any purpose that the Board, in its discretion, deems reasonable and appropriate, including to ensure that:

(a)	any process which may result in an acquisition of a significant interest or change of control of the Company is conducted in an orderly manner;

(b)	any potential acquisition of a significant interest or change of control of the Company which would be unlikely to treat all Members fairly and in a similar manner would be prevented;

(c)	the use of abusive tactics by any Person in connection with any potential acquisition of a significant interest or change of control of the Company would be prevented;

(d)	an optimum price for Shares would be received by or on behalf of all Members of the Company;

(e)	the success of the Company would be promoted for the benefit of its Members as a whole;

(f)	the long-term interests of the Company, its employees, its Members and its business would be safeguarded;

(g)	the Company would not suffer serious economic harm;

(h)	the Board has additional time to gather relevant information or pursue appropriate strategies; or

(i)	all or any of the above.

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Certificates

21.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to Article 23, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

22.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

23.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

24.	In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

Fractional Shares

25.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Lien

26.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

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27.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

28.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

29.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

Calls On Shares

30.	The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

31.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

32.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

33.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

34.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

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35.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

Forfeiture Of Shares

36.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

37.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

38.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

39.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

40.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

41.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

42.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

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43.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the par value of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Transfer Of Shares

44.	The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may determine, or in such form so as to comply with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, and shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register in respect of the relevant Shares.

45.	Subject to the terms of issue thereof and the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

46.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register shall be closed for transfers for a stated period which shall not in any case exceed forty days in any calendar year.

47.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

Transmission Of Shares

48.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

49.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Shareholder before the death or bankruptcy.

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50.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some Person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Shareholder before the death or bankruptcy). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

Alteration Of SHARE Capital AND AMENDMENTS TO MEMORANDUM AND ARTICLES OF ASSOCIATION

51.	The Company may by Ordinary Resolution:

(a)	increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the Ordinary Resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(d)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

52.	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

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53.	Subject to the provisions of the Companies Act and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

Redemption, Purchase and Surrender Of Shares

54.	Subject to the Companies Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine before the issue of such Shares;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

55.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

56.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

57.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

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Treasury Shares

58.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

59.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

60.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued Shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

61.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

General Meetings

62.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

63.	The Directors may, whenever they think fit, convene a general meeting of the Company. The Company may, but shall not (unless required by the Companies Act or, for so long as any Shares are traded on the Nasdaq, the rules and regulations of the Nasdaq) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

64.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

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65.	General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

66.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

Notice Of General Meetings

67.	At least seven clear days’ notice in writing shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

68.	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any Person entitled to receive such notice shall not invalidate the proceedings at that general meeting.

Proceedings At General Meetings

69.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

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70.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy and entitled to vote at that meeting shall form a quorum.

71.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

72.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone, electronic, web-based or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

73.	The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company.

74.	If there is no such chairman of the Board, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

75.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting by Ordinary Resolution); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all Persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

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76.	Save where a Special Resolution or other greater majority is required by the Companies Act or these Articles, any question proposed for consideration at any general meeting shall be decided by an Ordinary Resolution.

77.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands, or on the withdrawal of any other demand for a poll) demanded by the chairman or one or more Shareholders who together hold not less than ten percent (10%) in nominal value of the total issued voting shares in the Company present in person or by proxy entitled to vote, and unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution. Where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.

78.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

79.	In the case of an equality of votes at a general meeting, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

80.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

81.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and the demand for a poll may be withdrawn by the Person or any Persons making it at any time prior to the declaration of the result of the poll.

82.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

Votes Of shareholders

83.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Member who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have one vote. Subject to any rights and restrictions for the time being attached to any Share, on a poll every Member who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have one vote for each Share of which he is the registered holder.

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84.	Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands.

85.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

86.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

87.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

88.	On a poll votes may be given either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

89.	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

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PROXIES

90.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation or other non-natural person, either under seal or under the hand of its duly authorised representative or attorney duly authorised. A proxy need not be a Shareholder.

91.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

92.	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the Person named in the instrument proposes to vote. The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

93.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

94.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

Corporations Acting By Representatives At Meetings

95.	Any corporation or other non-natural person which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation or other non-natural person which he represents as that corporation or other non-natural person could exercise if it were an individual Shareholder or Director.

Clearing Houses

96.	If a clearing house or a central depository house (or its nominee(s)), being a corporation, is a Member it may authorise such Person or Persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any meeting of any Class of Members provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same powers on behalf of the clearing house or central depository house (or its nominee(s)) which he represents as if such Person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

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Directors

97.	Subject to Article 98, the Company may by Ordinary Resolution appoint any Person to be a Director or may by Ordinary Resolution remove any Director.

98.	The Board shall be divided into three classes: Class I, Class II and Class III. The Board shall determine the initial Directors assigned to each class provided the number of Directors assigned to each class shall be divided evenly, so far as possible. The term of office of Directors assigned to Class I shall expire at the first annual general meeting of Members following the effectiveness of these Articles; the term of office of the Directors assigned to Class II shall expire at the second annual general meeting of Members following the effectiveness of these Articles; and the term of office of the Directors assigned to Class III shall expire at the third annual general meeting of Members following the effectiveness of these Articles. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

99.	Commencing at the first annual general meeting of Members following the effectiveness of these Articles, and at each third annual general meeting thereafter, Class I Directors elected to succeed those Directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Commencing at the second annual general meeting of Members following the effectiveness of these Articles, and at each third annual general meeting thereafter, Class II Directors elected to succeed those Directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Commencing at the third annual general meeting of Members following the effectiveness of these Articles, and at each third annual general meeting thereafter, Class III Directors elected to succeed those Directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding annual general meeting after their election.

100.	Subject to these Articles, the Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

101.	The remuneration of the Directors may be determined by the Directors or by the Company by Ordinary Resolution.

102.	There shall be no shareholding qualification for Directors unless determined otherwise by the Company by Ordinary Resolution.

103.	The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

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Alternate Director

104.	Any Director (but not an alternate Director) may in writing appoint another Person to be his alternate and revoke the appointment of an alternate appointed by him. Such appointment or removal shall be by notice to the Office signed by the Director making or revoking the appointment or in any other manner approved by the Directors, and shall be effective on the date the notice is served. Subject to the removal by the appointing Director, the alternate shall continue in office until the date on which the Director who appointed him ceases to be a Director. Save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors and any meetings of committees of Directors of which his appointor is a member. Every such alternate shall be entitled to attend and vote at meetings of the Directors and meetings of committees of Directors of which his appointor is a member as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

Powers And Duties Of Directors

105.	Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

106.	The Directors may from time to time appoint any Person, whether or not a Director, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, chief financial officer, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

107.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as the Directors may think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

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108.	The Board may establish and delegate any of their powers to committees consisting of such member or members of their body as they think fit including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. Subject to any such regulations that may be imposed by the Directors, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying. The Directors may adopt formal written charters for committees.

109.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

110.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

111.	The Directors from time to time and at any time may establish any other committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

112.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

113.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

114.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

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Borrowing Powers Of Directors

115.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

The Seal

116.	The Seal (if any) shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

117.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

118.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

RETIREMENT OF DIRECTORS

119.	A retiring Director shall be eligible for re-election and shall continue to act as a Director throughout the meeting at which he retires.

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Disqualification Of Directors

120.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution;

(e)	is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)	retires, resigns or is removed from office pursuant to any other provision of these Articles;

provided that in the case of clauses (d) and (e) above, no Director may be removed without Cause.

Proceedings Of Directors

121.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting of the Directors shall be decided by a majority of votes and each Director present in person or represented by his alternate or proxy shall be entitled to one vote. In case of an equality of votes the chairman of the meeting shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

122.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone, electronic, web-based or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman of the meeting is located at the start of the meeting.

123.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

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124.	A Director (or his alternate Director in his absence) may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration, provided that the nature of the interest of any Director or alternate Director in any such contract or proposed contract or arrangement shall be disclosed by him at or prior to its consideration and any vote thereon. A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified Person and is to be regarded as interested in any transaction with such Person shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract, proposed contract or arrangement in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

125.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

126.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

127.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

128.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

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129.	A resolution in writing signed by all the Directors or all the members of a committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

130.	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

131.	The Directors may elect a chairman of their board and determine the period for which he is to hold office. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

132.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

133.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

134.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

135.	A Director or alternate Director who is present at a meeting of the Board or committee of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

136.	A Director but not an alternate Director may be represented at any meetings of the Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

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Dividends

137.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

138.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends out of the funds of the Company lawfully available therefor, but no dividend shall exceed the amount recommended by the Directors.

139.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

140.	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Shareholder to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

141.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

142.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

143.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

144.	No dividend shall bear interest against the Company.

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145.	Any dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other distribution shall remain as a debt due to the Member. Any dividend or other distribution which remains unclaimed after a period of six years from the date on which such dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

146.	The Directors may deduct from any dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

Accounts, Audit and annual return and declaration

147.	The books of account (including, where applicable, material underlying documentation including contracts and invoices) relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

148.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

149.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by the Company by Ordinary Resolution. The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists) or otherwise by the Directors.

150.	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The Directors may appoint an auditor of the Company who shall hold office on such terms as the Directors determine. Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the auditor.

151.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next general meeting following their appointment, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

152.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

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Capitalisation Of reserves

153.	Subject to the Companies Act and any rights and restrictions for the time being attached to any Shares, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

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Share Premium Account

154.	The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

155.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

Notices

156.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices. Notice may also be served by electronic communication in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

157.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

158.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail or other electronic communication, shall be deemed to have been served immediately upon the time of the transmission by electronic mail and it shall not be necessary for the receipt of the e-mail or electronic communication to be acknowledged by the recipient.

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In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

159.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

160.	Notice of every general meeting of the Company shall be given in any manner authorised by these Articles to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

Indemnity

161.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles) and Officer (which for the avoidance of doubt shall not include the Company’s auditors) together with every former Director and former Officer and the personal representatives of the same (each an Indemnified Person) shall be indemnified and secured harmless out of the assets of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud or wilful default as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

162.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

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(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own actual fraud or wilful default as determined by a court of competent jurisdiction.

163.	The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to these Articles. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

164.	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

Non-Recognition Of Trusts

165.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

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Winding Up

166.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

167.	If the Company shall be wound up, the liquidator may, subject to the rights attaching to any Shares and with the sanction of an Ordinary Resolution, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

Closing of register or fixing record date

168.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend or other distribution, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case forty days in any calendar year. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

169.	In lieu of, or apart from, closing the Register, the Directors may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of Shareholders for any other purpose.

170.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend or other distribution is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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Registration By Way Of Continuation

171.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Mergers and Consolidation

172.	The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

disclosure

173.	The Directors, Secretary, assistant Secretary, or other Officer or any authorised service providers (including the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

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Exhibit B

incentive Equity Plan Modifications

[See attached.]

Exhibit B

TH International Limited

AMENDED & RESTATED SHARE OPTION SCHEME

Adopted on [●] 2021

CONTENT

TH International Limited

AMENDED & RESTATED SHARE OPTION SCHEME

1.	DEFINITIONS

1.01	In this Scheme the following expressions have the following meanings.

“Adoption Date”	[●] 202[●], the date on which this Scheme is adopted by the Board and Shareholders of the Company;

“Auditor”	the auditor for the time being of the Company;

“Board”	the board of directors of the Company or such committee or such sub-committee or person(s) delegated with the power and authority by the board of directors of the Company to administer this Scheme;

“Business Day”	means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable law or executive order to be closed in the PRC or the Cayman Islands;

“Commencement Date”	in respect of an Option, the date upon which such Option is deemed to be granted in accordance with the provisions of the Scheme;

“Company”	TH International Limited, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands with its registered address at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

“Control”	means the power or authority, whether exercised or not, to direct the business, management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such entity or power to control the composition of more than fifty percent (50%) of the board of directors of such entity;

“Eligible Employee”	employee(s) of the Company or its Subsidiaries;

“Excluded Employee”	any Eligible Employee who is resident in a place where the grant or exercise of the Option pursuant to the terms of this Scheme is not permitted under the laws and regulations of such place;

“Group”	the Company and its Subsidiaries from time to time;

“Grantee”	any Participant who accepts the Offer in accordance with the terms of this Scheme or (where the context so permits) a person or persons who, in accordance with the laws of succession applicable in respect of the death of a Grantee, is or are entitled to exercise the Option granted to such Grantee (to the extent not already exercised) in consequence of the death of such Grantee;

“Merger Agreement”	that certain Agreement and Plan of Merger entered into as of August 13, 2021, by and among the Company, Miami Swan Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Company, and Silver Crest Acquisition Corporation, a Cayman Islands exempted company;

“MDA”	that certain amended and restated Master Development Agreement, dated August 13, 2021, by and between Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited and the Company;

“Offer”	the offer of the grant of an Option made in accordance with Clause 4.01;

“Offer Date”	the date on which the Board makes an Offer to any Participant;

“Option(s)”	option(s) to subscribe for Shares granted pursuant to this Scheme, including, subject to Clause 14.02, Prior Options;

“Option Period”	in respect of any particular Option, such period as the Board may in its absolute discretion determine and notify to each Grantee, from the Commencement Date to the date of expiration of the Option, save that such period shall not be more than ten (10) years from the Commencement Date subject to the provisions for early termination set out in this Scheme;

“Participant(s)”	any Eligible Employee (excluding any Excluded Employee);

“PIPE Financing”	has the meaning set forth in the Merger Agreement;

“PRC”	means the People’s Republic of China, including Hong Kong Special Administrative Region and Macau Special Administrative Region, but excluding Taiwan;

“Prior Options”	means Options granted pursuant to the Prior Scheme;

“Prior Scheme”	means the share option scheme of the Company, adopted as of March 19, 2019;

“Scheme”	this amended and restated share option scheme in its present or any amended form;

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“Securities Act”	U.S. Securities Act of 1933, as amended and interpreted from time to time;

“Share(s)”	An ordinary share in the capital of the Company, par value US $[●][1] or such other nominal amount as shall result from a sub-division, reduction, consolidation, reclassification or reconstruction of the share capital of the Company;

“Shareholder(s)”	any person or entity registered on the register of members of the Company;

“Stock Exchange”	A recognized international stock exchange approved by the Board;

“Subscription Price”	the price per Share at which a Grantee may subscribe for Share on the exercise of an Option as described in Clause 5;

“Subsidiary”	a company which is directly or indirectly wholly-owned by the Company; and

“Trust”	The THC Hope 2021 Trust, established pursuant to that Trust Deed, dated June 21, 2021, between the Company, as settlor, and Futu Trustee Limited, as trustee.

1.02	In this Scheme, save as where the context otherwise requires:

(a)	clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Scheme;

(b)	references herein to clauses are to clauses of this Scheme;

(c)	references to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), and shall include any subsidiary legislation enacted under the relevant statute;

(d)	expressions in singular shall include the plural and vice versa;

(e)	expressions in any gender shall include other genders; and

(f)	references to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organizations, associations, enterprises, branches and entities of any other kind.

[1]	NTD: share capital to be confirmed upon determination of post-IPO capital.

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2.	CONDITIONS

2.01	This Scheme shall take effect subject to the passing of the resolution of the Shareholders and the Board of the Company to adopt this Scheme.

2.02	If the above conditions are not satisfied, this Scheme shall forthwith determine, any Option(s) granted or agreed to be granted pursuant to this Scheme and any Offer of such a grant shall be of no effect and no person shall be entitled to any rights or benefits or be under any obligations under or in respect of this Scheme.

2.03	A certificate issued by the Board that the conditions set out in Clause 2.01 have been satisfied and the date on which such conditions were satisfied or that such conditions have not been satisfied as of any particular date shall be conclusive evidence of the matters certified.

3.	PURPOSE, DURATION AND ADMINISTRATION

3.01	The purpose of this Scheme is to provide incentives or rewards to Participants thereunder for their contribution to the Group and/or to enable the Group to recruit and retain high-caliber employees and attract human resources that are valuable to the Group.

3.02	Subject to Clause 13, this Scheme shall be valid and effective for a period of ten (10) years commencing on the date on which the conditions set out in Clause 2.01 are satisfied, after which period no further Options will be granted but the provisions of this Scheme shall remain in full force and effect in all other respects. Options complying with the provisions of the Securities Act which are granted during the duration of this Scheme and remain unexercised immediately prior to the end of the ten-year period shall continue to be exercisable in accordance with their terms of grant within the Option Period for which such Options are granted, notwithstanding the expiry of this Scheme.

3.03	This Scheme shall be subject to the administration of the Board whose decision (save as otherwise provided herein) shall be final and binding on all parties.

4.	GRANT OF OPTIONS

4.01	On and subject to the terms of this Scheme, the Board shall be entitled at any time and from time to time within the life of this Scheme set out in Clause 3.02 to offer to grant to any Participant as the Board may in its absolute discretion select, and subject to such conditions as the Board may think fit, Option(s) to subscribe for such number of Shares as the Board may determine at the Subscription Price. For the avoidance of doubt, the grant of any Options by the Company for the subscription of Shares to any person who falls within any of the classes of Participants shall not, by itself, unless the Board otherwise determined, be construed as a grant of Option under this Scheme. The basis of eligibility of any of the classes of Participants to the grant of any Options shall be determined by the Board from time to time on the basis of their contribution to the development and growth of the Group.

4.02	An Offer shall be made to a Participant by letter in such form as the Board may from time to time determine requiring the Participant to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of this Scheme and shall remain open for acceptance by the Participant concerned for a period of thirty (30) days from the Offer Date provided that no Offer shall be open for acceptance after the expiry of this Scheme set out in Clause 3.02 or after this Scheme has been terminated in accordance with the provisions hereof. No consideration is payable on acceptance of each grant of Option(s).

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4.03	An Offer shall be deemed to have been accepted and the Option to which such Offer relates shall be deemed to have been granted and to have taken effect when the acceptance form attached to the Offer with the number of Shares in respect of which the Offer is accepted clearly stated therein is duly completed, signed and returned in accordance with Clause 4.02 by the Grantee and is received by the Company at its principal office or such other address as is specified in the relevant Offer letter.

4.04	To the extent that the Offer is not accepted within thirty (30) days from the Offer Date in the manner indicated in Clause 4.03, it will be deemed to have been irrevocably declined and lapsed automatically.

4.05	Each grant of Options to a director, chief executive (other than a proposed director or a proposed chief executive of the Company) or substantial shareholder of the Company under this Scheme or any other share option scheme of the Company or any of its Subsidiaries must comply with the requirements under the Securities Act and must be subject to approval by the Board.

5.	SUBSCRIPTION PRICE

The Subscription Price in respect of any particular Option shall be such price as determined by the Board in good faith after taking into consideration all factors which it deems appropriate at the time of the making of the Offer (which shall be stated in the Offer Letter).

6.	EXERCISE OF OPTIONS

6.01	The Options granted to the Grantee may be exercised by such Grantee (or, as the case may be, his or her legal personal representatives) pursuant to the terms and conditions in Clause 6.03; provided that no PRC Grantee may exercise any Options before all necessary foreign exchange control and other approvals from the State Administration of Foreign Exchange (the “SAFE”) of the PRC or its local counterpart have been received.

6.02	Unless otherwise determined and approved by the Board, an Option must be personal to the Grantee and must not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favor of any third party over or in relation to any Option. Any breach of the foregoing shall entitle the Company to cancel any outstanding Option or part thereof granted to such Grantee without any compensation.

6.03	Subject to Clause 6.01, an Option may be exercised in whole or in part in the manner as set out in Clauses 6.04 and 6.05 by the Grantee (or, as the case may be, his or her legal personal representative(s)) giving notice in writing to the Company stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance for the full amount of the Subscription Price for the Shares in respect of which the notice is given. Within thirty (30) days after receipt of the notice and the remittance and, where appropriate, receipt of the certificate of an independent financial adviser or Auditor pursuant to Clause 9, the Company shall issue and allot ordinary shares to the Grantee (or, as the case may be, his or her legal personal representative(s)) pursuant to the Scheme and the Company shall issue to the Grantee (or, as the case may be, his or her legal personal representative(s)) a share certificate in respect of the Shares so issued and allotted. All Share certificates delivered pursuant to the Scheme and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Board deems necessary or advisable to comply with all applicable laws. The Board may place legends on any Shares certificate or book entry to reference restrictions applicable to the Shares.

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6.04	Subject as hereinafter provided in this Scheme, the Option may be exercised by the Grantee (or, as the case may be, his or her legal personal representatives) in accordance with the Clause 6.01, provided that:

(a)	in the event of the Grantee ceasing to be a Participant for any reason other than (i) his or her death, or (ii) the termination of his or her employment on one or more of the grounds specified in Clause 7(f), the Grantee shall be entitled to exercise the vested Option(s) in full (to the extent which has become exercisable and not already exercised);

(b)	in the event of the Grantee ceasing to be a Participant by reason of death (provided that none of the events which would be a ground for termination of his or her employment under Clause 7(f) arises prior to his or her death), the legal personal representative(s) of the Grantee, shall be entitled to exercise the vested Option(s) in full (to the extent which has become exercisable and not already exercised);

(c)	in the event of a general or partial offer, whether by way of take-over offer, share re-purchase offer, or scheme of arrangement or otherwise in like manner made to all the holders of Shares, or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror, the Company shall ensure that such offer is extended to all the Grantees on the same terms, mutatis mutandis, and assuming that they will become, by the exercise in full of the vested Options (to the extent not already exercised) granted to them, Shareholders of the Company. If such offer becomes or is declared unconditional, a Grantee shall be entitled to exercise his or her vested Option(s) (to the extent not already exercised) to its full extent or to the extent specified in the Grantee’s notice to the Company in exercise of his or her vested Option(s);

(d)	in the event a notice is given by the Company to its Shareholders to convene a general meeting for the purposes of considering and, if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it dispatches such notice to each Shareholder give notice thereof to all Grantees (together with a notice of the existence of the provisions of this Clause) and thereupon, each Grantee (or where permitted under Clause 6.04(b) his or her legal personal representative(s)) shall be entitled to exercise all or any of his or her vested Options (to the extent which has become exercisable and not already exercised) at any time not later than thirty (30) days prior to the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given whereupon the Company shall as soon as possible and, in any event, no later than the Business Day immediately prior to the date of the proposed general meeting referred to above, issue and allot the relevant Shares to the Grantee credited as fully paid. Prior to the passing of the resolution to wind-up the Company, the Company shall repurchase from the Grantee at a price mutually agreed between the Company and the Grantee all or any part of the Shares issued and allotted to him/her upon the exercise of an Option; and

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(e)	in the event of a compromise or arrangement between the Company and its creditors (or any class of them) or between the Company and its Shareholders (or any class of them), in connection with a scheme for the reconstruction or amalgamation of the Company, the Company shall give notice thereof to all Grantees on the same day as it gives notice of the meeting to its Shareholders or creditors to consider such a scheme or arrangement, and thereupon any Grantee (or where permitted under Clause 6.04(b) his or her legal representative(s)) may forthwith and until the expiry of the period commencing with such date and ending with the earlier of the date falling thirty (30) days thereafter and the date on which such compromise or arrangement is sanctioned by the court be entitled to exercise his or her vested Option(s) (to the extent which has become exercisable and not already exercised), but the exercise of the vested Option(s) shall be conditional upon such compromise or arrangement being sanctioned by the court and becoming effective. The Company may thereafter require such Grantee to transfer or otherwise deal with the Shares transferred as a result of such exercise of his or her vested Option(s) so as to place the Grantee in the same position as nearly as would have been the case had such Shares been subject to such compromise or arrangement.

6.05	There is no performance target that has to be achieved before the exercise of any Option except otherwise imposed by the Board and stated in the Offer.

6.06	The Shares to be issued and allotted upon the exercise of an Option will be subject to all the provisions of the memorandum and articles of association of the Company for the time being in force and will rank pari passu in all respects with and shall have the same voting, dividend, transfer and other rights, including those arising on liquidation of the Company as attached to the other fully paid Shares of the same class in issue as from the day when the name of the Grantee is registered on the register of members of the Company and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the date when the name of the Grantee is registered on the register of members of the Company other than any dividend or other distribution previously declared or recommended or resolved to be paid or made with respect to a record date which shall be before the date when the name of the Grantee is registered on the register of members of the Company, provided always that when the date of exercise of the Option falls on a day upon which the register of members of the Company is closed then the exercise of the Option shall become effective on the first Business Day on which the register of members of the Company is re-opened. A Share allotted upon the exercise of an Option shall not carry voting rights until the completion of the registration of the Grantee as the holder thereof.

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6.07	Unless otherwise determined by the Board, for the purpose of the Scheme, the vesting of an Option shall be deemed to continue while the Grantee is on a bona fide leave of absence, if such leave was approved by the Company in writing. Unless otherwise determined by the Board and subject to applicable law, vesting of an Option shall be suspended during any unpaid leave of absence.

7.	LAPSE OF OPTION

An Option, (i) if vested but not exercised, shall automatically lapse in each case on the earliest of this Clause 7(a), (c), (f), (h), (i) and (j); or (ii) if unvested, shall automatically be cancelled and cease vesting in each case on the earliest of this Clause 7(b), (c), (d), (e), (f), (g), (h), (i) and (j).

(a)	the expiry of the Option Period;

(b)	subject to Clause 6.04(a) and Clause 6.04(b), the date on which the Grantee ceases to be a Participant;

(c)	the date on which the Grantee is found to be an Excluded Employee;

(d)	the date on which the offer (or, as the case may be, the revised offer) referred to in Clause 6.04(c) closes;

(e)	subject to Clause 6.04(d), the date of the commencement of the winding-up of the Company;

(f)	the date on which the Grantee ceases to be a Participant by reason of: the termination of his or her employment on any one or more of the grounds that he or she has been guilty of serious misconduct, or has committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his or her creditors generally, or has been convicted of any criminal offence involving his or her integrity or honesty or on any other ground on which an employer would be entitled to terminate his or her employment at common law or pursuant to any applicable laws or under the Grantee’s employment agreement with the Company or the relevant Subsidiary. A written decision issued by the authorized director of the Company or the relevant Subsidiary to the effect that employment of a Grantee has or has not been terminated on one or more of the grounds specified in this Clause 7(f) shall be conclusive and binding on the Grantee;

(g)	subject to Clause 6.04(e), the date when the proposed compromise or arrangement becomes effective;

(h)	the date on which the Grantee commits a breach of Clause 6.02;

(i)	the date on which the Grantee has breached the confidentiality obligation, non-compete obligation, non-solicitation obligation that such Grantee owes to the Group under relevant employment agreements, confidentiality and intellectual property rights assignment agreements, non-compete and non-solicitation agreements or this Scheme or any exhibit hereof (as applicable) in any material respect; or

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(j)	on the date which the Grantee indicates in writing to the Company that he or she will waive the Option(s), notwithstanding that he or she has previously accepted the above-mentioned grant pursuant to the provisions of Clause 4.

8.	MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

8.01	The total number of Shares which may be issued and allotted upon exercise of all Options to be granted under this Scheme are [●][2] Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions) reserved by the Company (the “Share Reserve”) ([●][3] of which underlie outstanding Options and may not be issued as of the effective date of this Scheme); provided, however, that the Share Reserve shall automatically be reduced by [●][4] Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions) if the number of Tim Hortons Restaurants (as defined in the MDA) open and operating in the Territory (as defined in the MDA) by the Group on or prior to August 31, 2023 is less than 495.

8.02	For the purposes of administering this Scheme, the Board may divide such maximum number of Shares into individual units with each unit being equivalent to a fraction of a Share equal to 111,111 divided by 50,000,000. Options lapsed in accordance with the terms of this Scheme will not be counted for the purpose of calculating the total number of Shares under this Clause 8.01. Any Shares subject to an Option that is cancelled, forfeited or expires prior to exercise, either in full or in part, shall again become available for issuance under the Scheme.

8.03	Subject to Clauses 8.01, the number of Shares subject to Options and to this Scheme may be adjusted, in such manner as an independent financial adviser or Auditor (acting as experts and not as arbitrators) must certify in writing to the Board to be in their opinion fair and reasonable, in the event of a capitalization issue, rights issue, subdivision or consolidation of shares or reduction of capital of the Company provided that no such adjustment shall be made in the event of an issue of Shares as consideration in respect of a transaction to which the Company is a party.

9.	REORGANISATION OF CAPITAL STRUCTURE

In the event of a capitalization issue, rights issue, consolidation or subdivision of shares or reduction of capital of the Company (other than an issue of Shares as consideration in respect of a transaction to which the Company is a party), such corresponding adjustments (if any) shall be made in:

(a)	the number of Shares subject to the Options so far as unexercised; and/or

[2]	NTD: To be a number equal to (i) a number equal to 11,111 multiplied by the Split Factor (as defined in Merger Agreement), plus (ii) a number equal to 583 multiplied by the Split Factor (provide that, if no PIPE Financing is consummated in connection with the closing of the Merger Agreement, then the number in this clause (ii) shall be zero), plus (iii) a number equal to 2,300 multiplied by the Split Factor.

[3]	NTD: To be a number equal to (i) the number of Pre-Split Shares underlying Options outstanding as of immediately prior to the Share Split (as defined in the Merger Agreement), multiplied by (ii) the Split Factor.

[4]	NTD: To be a number equal to 2,300 multiplied by the Split Factor.

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(b)	the Subscription Price; and/or

(c)	the administrative procedure to exercise of the Option(s); and/or

(d)	the maximum number of Shares referred to in Clauses 8.01,

as an independent financial adviser or Auditor shall certify in writing to the Board to be in their opinion fair and reasonable, provided that any adjustments shall be made on the basis that the proportion of the issued share capital of the Company to which a Grantee is entitled after such adjustments shall remain the same as that to which he was entitled before such adjustments and no such adjustments shall be made the effect of which would be to enable any Share to be issued at less than its nominal value and no such adjustments will be required in circumstances where there is an issue of Shares or other securities of the Group as consideration in a transaction.

In addition, in respect of any such adjustments as provided in this Clause 9, other than any made on a capitalization issue, an independent financial adviser or the Auditor must confirm in writing to the Board that the adjustment satisfies the requirements of the relevant provision of the Securities Act.

The capacity of the independent financial adviser or the Auditor in this Clause 9 is that of experts and not of arbitrators and their certification shall be final and binding on the Company and the Grantees.

The costs of the independent financial advisers or the Auditor shall be borne by the Company.

10.	DISPUTES

Any dispute arising in connection with this Scheme (whether as to the number of Shares, the subject of an Option, the amount of the Subscription Price, or otherwise) shall be referred to the decision of an independent financial adviser or the Auditor who shall act as experts and not as arbitrators and whose decision shall, in the absence of manifest error, be final and binding on all persons who may be affected thereby.

11.	ALTERATION OF THIS SCHEME

11.01	This Scheme may be altered in any respect by resolution of the Board, provided that the amended terms of this Scheme or the Options shall still comply with the requirements of the Securities Act and that no such alteration shall operate to affect adversely the terms of issue of any Option(s) granted or agreed to be granted prior to such alteration.

11.02	The Company must provide to all Grantees all details relating to changes in the terms of this Scheme during the life of this Scheme promptly upon such changes taking effect.

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12.	TERMINATION

The Company may by resolution in general meeting at any time terminate the operation of this Scheme and in such event no further Options will be offered but the provisions of this Scheme shall remain in full force and effect to the extent necessary to give effect to the exercise of any Options (to the extent not already exercised) granted prior to the termination. Options (to the extent not already exercised) granted prior to such termination shall continue to be valid and exercisable in accordance with the Scheme.

13.	CANCELLATION OF OPTIONS

13.01	If any of the events stipulated in this Scheme which will result in the cancellation of the Options occurs, then such cancellation of Options granted but not exercised shall require approval of the Board with the relevant Grantees abstaining from voting.

13.02	Any vote taken at the meeting to approve such cancellation must be taken by poll.

13.03	For the avoidance of doubt, Options which have been exercised shall not be included as cancelled Options.

14.	MISCELLANEOUS

14.01	The Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest in accordance with the Scheme, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

14.02	This Scheme shall apply to Options granted following the Adoption Date. Any Prior Options will remain subject to the terms and conditions of the Prior Scheme only to the extent that any terms contained in this Scheme would adversely impact the terms of issue of any Prior Option(s) granted prior to the Adoption Date. For the avoidance of doubt, the Prior Scheme shall continue to be administered by the Trust and Futu Trustee Limited, a company incorporated under the laws of Hong Kong, as the sole trustee of the Trust.

14.03	The Company shall bear the costs of establishing and administering this Scheme.

14.04	No fractional Shares shall be issued and the Board shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

14.05	The Board shall have the right to require any Grantee to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Options, including a window-period limitation, as may be imposed in the sole discretion of the Board.

14.06	Any notice or other communication between the Company and a Grantee may be given by sending the same by fax, E-mail, registered courier using an internationally recognized company or by personal delivery to, in the case of the Company, its principal place of business in PRC or such other address as notified to the Grantees from time to time and, in the case of the Grantee, his or her residential address in PRC as notified to the Company from time to time.

14.07	The Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his or her participation in this Scheme.

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14.08	This Scheme shall not form part of any contract of employment between the Company or any Subsidiary and any Eligible Employee and the rights and obligations of any Eligible Employee under the terms of his or her office or employment shall not be affected by his or her participation in it and this Scheme shall afford such an Eligible Employee no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

14.09	This Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

14.10	The Scheme shall not confer upon any Grantee any right to continue his or her relationship as an employee with the Company for any period of specific duration or interfere in any way with his or her right or the right of the Company, which rights are hereby expressly reserved by each, to terminate this relationship at any time.

14.11	This Scheme and all Options granted hereunder shall be governed by and construed in accordance with the laws of Cayman Islands.

14.12	Notwithstanding any other provision of the Scheme, the Company shall not be obligated, and nor shall it have any liability for failure to deliver any Shares under the Scheme unless the issuance and delivery of Shares comply with (or are exempt from) all applicable law, including without limitation, the applicable securities laws in the Cayman Islands, PRC, Securities Act, U.S. state securities laws and regulations, and the regulations of any Stock Exchange or other securities market on which the Company’s securities may then be traded, and shall be further subject to the approval of counsel of the Company with respect to such compliance.

14.13	This Scheme shall operate subject to the articles of association of the Company from time to time and any applicable law, regulations, rules and codes.

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Exhibit C

Sponsor Support Agreement

[See attached.]

Exhibit C

Execution Version

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 13, 2021, by and among TH International Limited, a Cayman Islands exempted company (the “Company”), Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), and Silver Crest Management LLC, Cayman Islands limited liability company (“Sponsor”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Miami Swan Ltd, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Merger Sub”), and SPAC, pursuant to which, among other things, (i) Merger Sub will be merged with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company, and (ii) SPAC will be merged with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger;

WHEREAS, Sponsor is, as of the date of this Agreement, the sole legal owner of (a) 8,625,000 SPAC Class B Shares and (b) 8,900,000 SPAC Class A Shares underlying SPAC Warrants (all such shares set forth in clauses (a) and (b), being collectively referred to herein as the “Owned Shares”; and the Owned Shares and any other SPAC Shares (or any securities convertible into or exercisable or exchangeable for SPAC Shares) acquired by Sponsor after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that Sponsor enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Article I
Representations and Warranties of Sponsor

Sponsor hereby represents and warrants to the Company and SPAC as follows:

1.1          Organization and Standing. Sponsor has been duly organized and is validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sponsor is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

1.2          Authorization; Binding Agreement. Sponsor has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on the part of Sponsor are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sponsor and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

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1.3          Governmental Approvals. No consent of or with any Governmental Authority on the part of Sponsor is required to be obtained or made in connection with the execution, delivery or performance by Sponsor of this Agreement or the consummation by Sponsor of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.

1.4          Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Sponsor will not (a) conflict with or violate any provision of the Organizational Documents of Sponsor, (b) conflict with or violate any Law, permit, Governmental Order or consent applicable to Sponsor or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Sponsor under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Sponsor under, (viii) give rise to any obligation to obtain any third party consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Sponsor, except for any deviations from any of the foregoing clauses (b) or (c) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.

1.5          Owned Shares. Sponsor is the sole legal owner of the Owned Shares, and all such Owned Shares are owned by Sponsor free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of SPAC, the Letter Agreement (as defined below), the Merger Agreement or applicable federal or state securities laws. Sponsor does not legally own any shares of SPAC other than the Owned Shares. Sponsor has the sole right to vote the Owned Shares, and none of the Owned Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Owned Shares, except as contemplated by this Agreement, the Letter Agreement, dated as of January 13, 2021, among SPAC, Sponsor and SPAC’s officers and directors (the “Letter Agreement”), the Merger Agreement or the Organizational Documents of SPAC.

1.6          Merger Agreement. Sponsor understands and acknowledges that the Company and SPAC are entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

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Article II
Representations and Warranties of SPAC

SPAC hereby represents and warrants to Sponsor and the Company as follows:

2.1          Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

2.2          Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of SPAC are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

2.3          Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by SPAC will not (a) conflict with or violate any provision of Organizational Documents of SPAC, (b) conflict with or violate any Law, permit, Governmental Order or consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of SPAC, except for any deviations from any of the foregoing clauses (b) or (c) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

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Article III
Representations and Warranties of the Company

The Company hereby represents and warrants to Sponsor and SPAC as follows:

3.1          Organization and Standing. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2          Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3          Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of Organizational Documents of the Company, (b) conflict with or violate any Law, permit, Governmental Order or consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by the Company of its obligations under this Agreement.

Article IV
Agreement to Vote; Certain Other Covenants of Sponsor

Sponsor covenants and agrees during the term of this Agreement as follows:

4.1          Agreement to Vote.

(a)            In Favor of the Mergers. At any meeting of the shareholders of SPAC called to seek the SPAC Shareholder Approval, or at any adjournment thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which a vote, consent or other approval with respect to the SPAC Transaction Proposals and any other transactions contemplated by the Merger Agreement and any other Transaction Agreements, Sponsor shall (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the SPAC Shareholder Approval or, if there are insufficient votes in favor of granting the SPAC Shareholder Approval, in favor of the adjournment of such meeting of the shareholders of SPAC to a later date.

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(b)            Against Other Transactions. At any meeting of shareholders of SPAC or at any adjournment thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) other than in connection with the Transactions, any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Mergers), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of any shares of SPAC or, in case of a public offering only, a newly-formed holding company of SPAC, (ii) any offer or proposal relating to a SPAC Alternative Transaction, and (iii) any amendment of Organizational Documents of SPAC or other proposal or transaction involving SPAC, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of SPAC’s share capital.

(c)            Revoke Other Proxies. Sponsor represents and warrants that any proxies or powers of attorney heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of SPAC and the Letter Agreement.

(d)           Irrevocable Proxy and Power of Attorney. Sponsor hereby unconditionally and irrevocably grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares, in a manner consistent with Section 4.1(a). Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 4.1(d) are given in connection with the execution of the Merger Agreement, and that such irrevocable proxy and power of attorney are given to secure the performance of the duties of Sponsor under this Agreement. Sponsor hereby further affirms that the irrevocable proxy and power of attorney are given to secure a proprietary interest and may under no circumstances be revoked. Sponsor hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY AND POWER OF ATTORNEY ARE EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS (REVISED). The irrevocable proxy and power of attorney granted hereunder shall only terminate upon the termination of this Agreement.

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4.2          No Transfer. Other than (x) pursuant to this Agreement, (y) upon the consent of the Company and SPAC or (z) to an Affiliate of Sponsor (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as Sponsor was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement, Sponsor shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the First Merger, (ii) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement, the Merger Agreement, Transaction Agreements or the voting and other arrangements under the Organizational Documents of SPAC, (iii) take any action that would reasonably be expected to make any representation or warranty of Sponsor herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling Sponsor from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, the Company and SPAC that Sponsor shall not request that SPAC register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3          Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Law and any other similar statute in connection with the Mergers and the Merger Agreement.

4.4          No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions.

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4.5          New Shares. In the event that prior to the Closing (i) any SPAC Shares or other securities are issued or otherwise distributed to Sponsor pursuant to any stock dividend or distribution, or any change in any of the SPAC Shares or other share capital of SPAC by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) Sponsor acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, including upon exercise of options, settlement of restricted share units or capitalization of working capital loans or (iii) Sponsor acquires the right to vote or share in the voting of any SPAC Share after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

4.6          Sponsor Letter Agreement. Each of Sponsor and SPAC hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Letter Agreement, except in connection with the Transactions.

4.7          Termination. This Agreement shall terminate upon the earliest of (i) the Closing (provided, however, that upon such termination, Section 4.3, this Section 4.7, Section 4.8, Section 5.1 and Section 5.2 shall survive indefinitely) and (ii) the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

4.8          Additional Matters. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of SPAC or the Cayman Companies Law) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Mergers or any other Transaction.

4.9          Waiver of Anti-Dilution Protection. Sponsor hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, the ability to adjust the Initial Conversion Ratio (as defined in the SPAC Memorandum and Articles of Association) pursuant to and in compliance with Article 18.3 of the SPAC Memorandum and Articles of Association in connection with the Transactions.

4.10        Confidentiality. Sponsor shall be bound by and comply with Sections 8.03(a) (Exclusivity) and 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.03(a) of the Merger Agreement (other than Section 8.03(a)(i) or for purposes of the definition of Alternative Transaction Proposal) and “Affiliates” contained in Section 8.05(b) of the Merger Agreement also referred to Sponsor.

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4.11        Consent to Disclosure. Sponsor consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, Sponsor’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of Sponsor’s commitments and obligations under this Agreement, and Sponsor acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Sponsor agrees to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and Sponsor agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Sponsor shall become aware that any such information shall have become false or misleading in any material respect.

4.12        Share Adjustment in connection with SPAC Transaction Expenses. If the accrued and unpaid SPAC Transaction Expenses (as set forth on the written statement to be delivered to the Company pursuant to Section 3.02(c) of the Merger Agreement) exceed the SPAC Expense Cap, then, prior to the Share Split, Sponsor in its sole discretion shall (including a combination thereof) (i) purchase from SPAC (and SPAC agrees to sell thereto) a number of SPAC Class A Shares (with each such SPAC Class A Share valued at $10.00 per share), (ii) forfeit a number of SPAC Class B Shares (with each such SPAC Class B Share valued at $10.00 per share), and/or (iii) decrease the number of Aggregate Fully Diluted Company Shares by a number of hypothetical Pre-Split Shares in accordance with clause (b) of the definition of “Aggregate Fully Diluted Company Shares”, that would, in the aggregate, have a value equal to the amount of the SPAC Transaction Expenses minus the SPAC Expense Cap (the “Overage”). For purposes of this Section 4.12, “SPAC Expense Cap” means (x) $22,000,000 plus (y) the incremental amount of additional fees and expenses (including placement agent fees) incurred by SPAC in connection with the PIPE Financing in the event the PIPE Financing amount received by the Company in connection with the Closing exceeds the anticipated PIPE Financing amount set forth in the Non-Binding Letter of Intent dated as of April 6, 2021.

Article V
General Provisions.

5.1          Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and SPAC in accordance with Section 11.02 of the Merger Agreement and to Sponsor at the address set forth below (or at such other address for a party as shall be specified by like notice):

Silver Crest Management LLC

Suite 3501, 35/F, Jardine House

1 Connaught Place, Central

Hong Kong, China

Attn: Leon Meng; Derek Cheung

E-mail: leon@ascendentcp.com; derek@ascendentcp.com

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with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Edinburgh Tower, 33/F

The Landmark, 15 Queen's Road Central

Hong Kong, China

Attn: Marcia Ellis

E-mail: mellis@mofo.com

and

Morrison & Foerster LLP

Suite 4401, HKRI Centre One

HKRI Taikoo Hui, 288 Shimen Road (No. 1)

Shanghai, China 200041

Attn: Ruomu Li

E-mail: rli@mofo.com

and

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

United States

Attn: Mitchell S. Presser; Omar E. Pringle

E-mail: mpresser@mofo.com; opringle@mofo.com

5.2          Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.3          Miscellaneous. The provisions of Article XI (other than Section 11.06) of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

EXECUTED AND DELIVERED AS A DEED BY:

TH International Limited

Signature:	/s/ Paul Hong

Name:	Paul Hong

Title:	Director

[Signature Page to Sponsor Voting and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

EXECUTED AND DELIVERED AS A DEED BY:

SILVER CREST ACQUISITION CORPORATION

Signature:	/s/ Liang (Leon) Meng

Name:	Liang (Leon) Meng

Title:	Chairman

[Signature Page to Sponsor Voting and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

EXECUTED AND DELIVERED AS A DEED BY:

Silver Crest Management LLC

Signature:	/s/ Liang (Leon) Meng

Name:	Liang (Leon) Meng

Title:	Manager

[Signature Page to Sponsor Voting and Support Agreement]

Exhibit D

Form of Registration Rights Agreement

[See attached.]

 Exhibit D

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [●], 202[●] by and among (i) TH International Limited, a Cayman Islands exempted company (including any successor entity thereto, the “Company”), and (ii) the undersigned parties listed as “Investors” on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, on August 13, 2021, (i) Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), (ii) the Company and (iii) Miami Swan Ltd, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (the “Merger Sub”) entered into that certain Merger Agreement (as amended and restated after the date hereof, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (i) Merger Sub will be merged with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company, and (ii) SPAC will be merged with and into the Company (the “Second Merger”), with the Company surviving the Second Merger; and

WHEREAS, in connection with the execution of the Merger Agreement, the Investors (the “Lock-Up Investors”) entered into a lock-up agreement with the Company (each, as amended from time to time in accordance with the terms thereof, a “Lock-Up Agreement”), pursuant to which each such Lock-Up Investor agreed not to transfer its Company securities for a certain period of time after the Closing as stated in the Lock-Up Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             DEFINITIONS. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Beneficial Owners” means Cartesian Capital Group, Tencent Holdings Limited, SCC Growth VI Holdco D, Ltd. and Eastern Bell International XXVI Limited.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands, Hong Kong or the PRC (as defined in the Merger Agreement) are authorized or required by law to close.

“Closing” is defined in the recitals to this Agreement.

“Company” is defined in the preamble to this Agreement, and shall include the Company’s successors by merger, acquisition, reorganization or otherwise.

“Disinterested Independent Director” means an independent director serving on the Company’s board of directors at the applicable time of determination that is disinterested in this Agreement (i.e., such independent director is not an Investor, an affiliate of an Investor, or an officer, director, manager, employee, trustee or beneficiary of an Investor or its affiliate, nor an immediate family member of any of the foregoing).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“First Merger” is defined in the recitals to this Agreement.

“Form S-3” and “Form F-3” mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Government Entity” means any foreign or domestic governmental authority, agency, instrumentality, bureau, court, board, commission, tribunal, subdivision or other body of any federal, state, local, regional, or municipal government, any commercial or similar entities that the government controls or owns (whether partially or completely), including any state-owned and state-operated companies or enterprises, any international organizations such as the United Nations or the World Bank, and any political party.

“Holder” means any Person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

“Holder Information” means such information and affidavits as the Company reasonably requests for use in connection with any Registration.

“Investor(s)” is defined in the preamble to this Agreement, and include any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement and with respect to a Lock-Up Investor, its Lock-Up Agreement.

“Joinder” is defined in Section 5.2 to this Agreement.

“Law” means all federal, state, foreign, local civil and common law, statute, subordinate legislation, treaty, regulations, directive, decision, by-law, ordinance, rule, code, order, decree, injunction or judgment of any Government Entity.

“Lock-Up Agreement” is defined in the recitals to this Agreement.

“Lock-Up Investor” is defined in the recitals to this Agreement.

“Merger Agreement” is defined in the recitals to this Agreement.

“Merger Sub” is defined in the recitals to this Agreement.

“Person” means (i) any individual, firm, company, corporation or other body corporate, unincorporated organization, joint venture, association, organization, trust or partnership, works council or employee representative body, a division or an operating group of any of the foregoing or any other entity or organization, including any Government Entity (whether or not having separate legal personality); and (ii) that Person’s legal personal representatives, successors, permitted assigns and permitted nominees in any jurisdiction and whether or not having separate legal personality but only if such successors, permitted assigns and permitted nominees are not prohibited by this Agreement.

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“Ordinary Shares” means the ordinary shares of the Company.

“Register,” “registered” and “registration” mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

“Registrable Securities” means (i) any Ordinary Shares held by the Investors as of the date of this Agreement or hereafter by the Beneficial Owners, either of record or beneficially, issued or issuable upon conversion, exchange or exercise of any other Securities of the Company (including Ordinary Shares issued or issuable upon the exercise of the SPAC Private Placement Warrants); (ii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other Security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Securities of the Company described in clause (i) of this definition; and (iii) any other Ordinary Shares owned or hereafter acquired by any Investor or Beneficial Owner in its capacity as an affiliate of the Company (as defined in Rule 144). Notwithstanding the foregoing, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without limitation, including with respect to volume, manner of sale and the availability of current public information. Notwithstanding anything to the contrary contained herein, a person shall be deemed to be an “Investor holding Registrable Securities” (or words to that effect) under this Agreement only if they are an Investor or a transferee of the applicable Registrable Securities (so long as they remain Registrable Securities) of any Investor permitted under this Agreement and the Lock-Up Agreement.

“Registrable Securities Then Outstanding” means the number of Ordinary Shares that are Registrable Securities and are then issued and outstanding.

“Registration Statement” means a registration statement filed by the Company with the SEC in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4, F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Second Merger” is defined in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

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“Securities” means any shares, stocks, debentures, funds, bonds, notes or any rights, warrants, options or interests in respect of any of the foregoing or any other derivatives or instruments having similar economic effect.

“SPAC” is defined in the recitals to this Agreement.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2.             REGISTRATION RIGHTS.

2.1           Demand Registration.

2.1.1        Request by Holders. If the Company at any time after six (6) months following the consummation of the Closing, receives a written request from the Holders of at least five (5%) of the Registrable Securities Then Outstanding (the “Demanding Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.1, then the Company shall, no later than ten (10) Business Days after the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders (including other shareholders) who so request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) calendar days after receipt of the Request Notice, subject only to the limitations of this Section 2.1.

2.1.2        Underwriting. If the Holders initiating the registration request under this Section 2.1 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in subsection 2.1.1. In such event, the right of any Holder to include Registrable Securities in such registration will be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.1, if the one or more underwriters advise the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities Then Outstanding held by each Holder requesting registration (including the Initiating Holders); on the condition that the number of shares of Registrable Securities to be included in such underwriting and registration will not be reduced unless all other Securities are first entirely excluded from the underwriting and registration. If any Holder disapproves of the terms of any underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the one or more underwriters, delivered prior to the filing of the “red herring” prospectus related to such offering. Any Registrable Securities excluded and withdrawn from such underwriting will be withdrawn from the registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include its Securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

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2.1.3        Maximum Number of Demand Registrations. Other than as contemplated by Section 2.1.6, the Company shall be obligated to effect only two (2) such registrations pursuant to this Section 2.1 so long as such registrations have been declared or ordered effective.

2.1.4        Deferral. Notwithstanding anything to the contrary contained herein, the Company will not be required to effect a registration pursuant to this Section 2.1: (i) during the period starting with the date thirty (30) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) calendar days following the effective date of, a Company-initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; (ii) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 or Form F-3 pursuant to Section 2.3 below; or (iii) if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.1 a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) calendar days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period, and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) calendar day period (other than a registration relating solely to the sale of securities of participants in an employee benefit plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act).

2.1.5        Expenses. The Company shall bear all expenses incurred in connection with any registration pursuant to this Section 2.1, including without limitation all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company, and reasonable fees and disbursements of one legal counsel for the selling Holders (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders). Each Holder participating in a registration pursuant to this Section 2.1 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding any of the foregoing provisions, the Company will not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case the participating Holders requesting for the withdrawal shall bear such expenses), unless all of the Holders of the Registrable Securities agree to forfeit their right to one demand registration pursuant to this Section 2.1; on the condition, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the conditions, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders will not be required to pay any of such expenses and will retain their rights pursuant to this Section 2.1.

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2.1.6        Shelf Registration. The Company shall file within forty-five (45) calendar days of the Closing, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter (but no later than the earlier of (a) the ninetieth (90th) day following the filing date thereof if the SEC notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review), a Registration Statement for a shelf registration on Form S-1 or Form F-1 (the “Form S-1 or Form F-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3 or Form F-3, a shelf registration on Form S-3 or Form F-3 (the “Form S-3 or Form F-3 Shelf” and together with the Form S-1 or Form F-1 Shelf, each a “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 or Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 or Form F-1 Shelf (and any subsequent Shelf) to a Form S-3 or Form F-3 Shelf as soon as practicable after the Company is eligible to use Form S-3 or Form F-3. Notwithstanding anything to the contrary herein, to the extent there is an active Shelf under this Section 2.1.6 covering an Investor’s or Investors’ Registrable Securities, and such Investor or Investors qualify as Demanding Holders pursuant to Section 2.1.1 and wish to request an underwritten offering from such Shelf, such underwritten offering shall follow the procedures of Section 2.1 but such underwritten offering shall be made from the Shelf and shall count against the number of long form Demand Registrations that may be made pursuant to Section 2.1.1. The Company shall have the right to remove any Persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a new Shelf and cause the same to become effective as soon as practicable after such filing and such Shelf shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Holders.

2.2           Piggy-Back Registration.

2.2.1        Piggy-Back Rights. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) calendar days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.1 or Section 2.3, any employee benefit plan, any corporate reorganization or transaction under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, no later than 18 calendar days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice must indicate the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

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2.2.1        Right to Terminate Registration. The Company may terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration, regardless of whether any Holder has elected to include securities in such registration. The Company shall bear all expenses of such withdrawn registration in accordance with Section 2.1.1(d).

2.2.2        Underwriting. If a registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.2 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the one or more managing underwriters determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the one or more managing underwriters may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, if applicable, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder (or such other proportions as agreed among all the selling Holders); except that the right of the one or more underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below 25% of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer, consultant or director of the Company (or any subsidiary of the Company), will first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the one or more underwriters, delivered prior to the filing of the “red herring” prospectus related such offering. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such entities and individuals.

2.2.3        Expenses. All expenses incurred in connection with any registration pursuant to this Section 2.2, including without limitation all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company, and reasonable fees and disbursements of one legal counsel for the selling Holders (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders), shall be borne by the Company.

2.2.4        Not Demand Registration. Registration pursuant to this Section 2.2 will not be deemed to be a demand registration as described in Section 2.1 above. Except as otherwise provided herein, there will be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.2.

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2.3           Form S-3 or Form F-3 Registration.

2.3.1        If the Company receives from any one or more Holder of Registrable Securities Then Outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will (i) promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; (ii) and use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given no later than fourteen (14) calendar days after the Company provides the notice contemplated by this section 2.3.1; except that the Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

(a)	if Form S-3 or Form F-3 is not available for such offering by the Holders;

(b)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000;

(c)	if the Company furnishes the Holders with a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the board of directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration to be effected at such time, in which event the Company may defer the filing of the Form S-3 or Form F-3 registration statement for a period of not more than ninety (90) calendar days after receipt of the request of the Holder or Holders under this Section 2.3; except that the Company shall not (i) exercise this right more than once in any twelve (12) month period; and (ii) register any securities for the account of itself or any other shareholder during any such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in an employee benefit plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act);

(d)	if the Company has, during the twelve (12) month period preceding the date of such request, already effected two (2) registrations under the Securities Act pursuant to the provisions of this Section 2.3 and such registrations have been declared or ordered effective; or

(e)	during the period starting with the date thirty (30) calendar days prior to the Company’s good faith estimate of the date of the filing of and ending on a date ninety (90) calendar days following the effective date of a Company-initiated registration subject to Section 2.2, so long as the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective.

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2.3.2        Expenses. The Company shall bear all expenses incurred in connection with any registration pursuant to this Section 2.3, including without limitation all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company, and reasonable fees and disbursements of one legal counsel for the selling Holders (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders). Notwithstanding any of the foregoing provisions, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case the participating Holders requesting for the withdrawal shall bear such expenses), except that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders will not be required to pay any of such expenses and will retain their rights pursuant to this Section 2.3.

2.3.3        Underwriting. If the Holders requesting registration on Form S-3 or Form F-3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, such Holders shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3.1. The provisions of Section 2.1 will apply to such a request (with the substitution of this Section 2.3 for references to Section 2.1). Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders requesting registration on Form S-3 or Form F-3.

2.3.4        Not Demand Registration. Form S-3 or Form F-3 registrations will not be deemed to be demand registrations as described in Section 2.1. Except as otherwise provided herein, there will be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.3.

3.             REGISTRATION PROCEDURES.

3.1           Filings; Information. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

3.1.1        Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective.

3.1.2        Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

3.1.3        State Securities Laws Compliance. Use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as is reasonably requested by the Holders, but the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

3.1.4        Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or free writing prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or free writing prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

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3.1.5        Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the one or more underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of each of the Company’s United States securities counsel and the local counsel which are representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort letter”, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.1.6        Exchange. Cause all such Registrable Securities registered pursuant to this Agreement to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed.

3.1.7        CUSIP. Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

3.2           Holder Information. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.2 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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4.             INDEMNIFICATION AND CONTRIBUTION.

4.1           Indemnification by the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or free writing prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, and the Company shall reimburse each such Holder, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; except that the indemnity agreement contained in this Section 4 will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent cannot be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling Person or other aforementioned Person.

4.2           Indemnification by Investors Holding Registrable Securities. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of the Holder’s directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 4.2 for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall a Holder’s liability pursuant to this Section 4.2, when combined with the amounts paid or payable by such Holder pursuant to Section 4.4 below, exceed the proceeds from the offering received by such Holder (net of underwriter discounts and commissions and any expenses paid by such Holder).

4.3           Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party under this Section 4 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 4 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.

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4.4           Contribution. If the indemnification provided for in this Section 4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 4.2, shall exceed the net proceeds from the offering received by such Holder and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 4.4, when combined with the amounts paid or payable by such Holder pursuant to Section 4.2, exceed the proceeds from the offering received by such Holder (net of underwriter discounts and commissions and any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.5           Survival. The obligations of the Company and Holders under this Section 4 will survive the completion of any offering of Registrable Securities in a registration statement under this Section 4 and otherwise.

4.6           The obligations of the parties under this Section 4 shall be in addition to any liability which any party may otherwise have to any other party.

5.             MISCELLANEOUS

5.1           No Registration Rights to Third Parties. Without the prior consent of the Holders of a majority of the Registrable Securities Then Outstanding, the Company shall not grant, and shall not cause or permit to be created, for the benefit of any Person any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Agreement, or otherwise) relating to any Securities of the Company, other than rights that are subordinate in right to each Investor.

5.2           Third-Party Beneficiaries; Joinder. Each Beneficial Owner shall be a third-party beneficiary of this Agreement. If any Beneficial Owner becomes a direct shareholder of the Company, such Beneficial Owners shall become a party to this Agreement and be entitled to and be bound by all the rights and obligations as a Holder by executing a joinder to this Agreement in the form of Exhibit A attached hereto (each, a “Joinder”). Upon the execution and delivery of a Joinder by such Beneficial Owner, such Beneficial Owner shall be deemed as a Holder.

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5.3           Assignment. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part, unless the Company first provides Investors holding Registrable Securities at least ten (10) Business Days prior written notice; provided that no assignment or delegation by the Company will relieve the Company of its obligations under this Agreement unless the Investors holding a majority-in-interest of the Registrable Securities provide their prior written consent, which consent must not be unreasonably withheld, delayed or conditioned. This Agreement and the rights, duties and obligations of an Investor holding Registrable Securities hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor which is not prohibited by such Investor’s Lock-Up Agreement; provided that no assignment by any Investor of its rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or of any assignee of the Investors. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 5.3.

5.4           Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

5.5           Reports under the Exchange Act. the Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Investors holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

5.6           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.7           Entire Agreement. This Agreement (together with the Merger Agreement and the Lock-Up Agreements to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any other ancillary document.

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5.8           Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5.9           Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of the Company (after the Closing by a majority of the Disinterested Independent Directors) and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

5.10         Remedies Cumulative. In the event a party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK IN NEW YORK COUNTY SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR SUCH DOCUMENTS THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 5.15 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

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5.12         WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.12.

5.13         Authorization to Act on Behalf of the Company. The parties acknowledge and agree that from and after the Closing, the Disinterested Independent Directors, by vote, consent, approval or determination of a majority of the Disinterested Independent Directors, is authorized and shall have the sole right to act on behalf of the Company under this Agreement, including the right to enforce the Company’s rights and remedies under this Agreement. Without limiting the foregoing, in the event that an Investor serves as a director, officer, employee or other authorized agent of the Company, such Investor shall have no authority, express or implied, to act or make any determination on behalf of the Company in connection with this Agreement or any dispute or Action with respect hereto.

5.14         Termination of Merger Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.

5.15         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the addresses provided under such party’s signature page hereto (or at such other address for such party as shall be specified by like notice).

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5.16         Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

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IN WITNESS WHEREOF, the parties have caused this Seller Registration Rights Agreement to be executed and delivered as of the date first written above.

Company:

TH INTERNATIONAL LIMITED

By:
Name:
Title:

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

[INVESTOR]

By:
Name:
Title:

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

{Exhibit A to Registration Rights Agreement}

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

[INVESTOR]

By:
Name:
Title:

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

{Signature Page to Registration Rights Agreement}

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

[INVESTOR]

By:
Name:
Title:

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

{Signature Page to Registration Rights Agreement}

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

[INVESTOR]

By:
Name:
Title:

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

{Signature Page to Registration Rights Agreement}

EXHIBIT A

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of _____, 2021 (as amended, modified and waived from time to time, the “Registration Agreement”) by and among TH International Limited, a Cayman Islands exempted company (including any successor entity thereto, the “Company”), and the other parties named as parties therein (including pursuant to other Joinders). Capitalized terms used herein shall have the meaning set forth in the Registration Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Registration Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Agreement, and the undersigned will be deemed for all purposes to be a Holder and the undersigned’s ________ Ordinary Shares of the Company will be deemed for all purposes to be Registrable Securities under the Registration Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ____ day of _____, 20__.

Signature

By:
Name:
Title:

Agreed and Accepted as of

______, 20___:

TH INTERNATIONAL LIMITED

By:
Name:
Title:

{Exhibit A to Registration Rights Agreement}

Exhibit E

Company Shareholder Lock-Up and Support Agreement

[See attached.]

Exhibit E

Execution Version

LOCK-UP AND SUPPORT AGREEMENT

THIS LOCK-UP AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 13, 2021, by and among TH International Limited, a Cayman Islands exempted company (the “Company”), Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), and the persons listed on Schedule A hereto (each, a “Company Shareholder” and collectively, the “Company Shareholders”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Miami Swan Ltd, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Merger Sub”), and SPAC, pursuant to which, among other things, (i) Merger Sub will be merged with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company, and (ii) SPAC will be merged with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger.

WHEREAS, each Company Shareholder is, as of the date of this Agreement, the sole legal and beneficial owner of the number of Pre-Split Shares, set forth opposite such Company Shareholder’s name on Schedule A hereto (such Pre-Split Shares, together with any other Pre-Split Shares acquired by such Company Shareholder after the date of this Agreement and during the term of this Agreement, including upon exercise of Company Options, being collectively referred to herein as the “Subject Shares”).

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that each of the Company Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
Definitions

1.1           Definitions. The terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Company Per Share Trading Price” means, at any given time, the trading price per share of Company Ordinary Shares as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

“Company Sale” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Company’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) more than 50% of the outstanding voting securities of the Company.

“Consent Agreement” means the consent agreement dated the date hereof which exclusively governs the conditions and other terms under which the Company Shareholder set forth in Schedule B to this Agreement has consented to the Company’s execution of the Merger Agreement and consummation of the Mergers and Listing.

“Earn-Out Expiration Date” means the five (5)-year anniversary of the Closing Date.

“Earn-Out Shares” means, collectively, the Minimum Earn-Out Shares and the Maximum Earn-Out Shares.

“Listing” has the meaning given to it in the Consent Agreement.

“Locked-Up Shares” means, with respect to each Company Shareholder, any Company Ordinary Shares held by such Company Shareholder immediately after the Closing, any Company Ordinary Shares issuable upon the exercise of options or warrants to purchase Company Ordinary Shares held by such Company Shareholder immediately after the Closing (along with such options or warrants themselves), any Company Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Company Ordinary Shares held by such Company Shareholder immediately after the Closing (along with such securities themselves) and any Earn-Out Shares to the extent issued pursuant hereto.

“Maximum Earn-Out Shares” means, with respect to each Company Shareholder, the number of Company Ordinary Shares set forth opposite such Company Shareholder’s name on Schedule A hereto.

“Minimum Earn-Out Shares” means, with respect to each Company Shareholder, the number of Company Ordinary Shares set forth opposite such Company Shareholder’s name on Schedule A hereto.

“Trading Day” means any day on which Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

“Transfer” means, with respect to any securities, any (a) sale of, offer to sell, contract or agreement to sell, hypothecation of, pledge of, grant of any option, right or warrant to purchase or other transfer or disposition of, or agreement to transfer or dispose of, directly or indirectly, or establishment or increase of a put equivalent position in respect of, or liquidation or decrease of a call equivalent position in respect of, within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any such securities, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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Article II
Representations and Warranties of the Company Shareholders

Each Company Shareholder severally and not jointly hereby represents and warrants to the Company and SPAC during the period starting from the date hereof until the earlier of (1) the Closing and (2) the termination of the Merger Agreement in accordance with its terms (the “Exclusivity Period”) as follows:

2.1            Organization and Standing. Such Company Shareholder has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Such Company Shareholder is duly qualified or licensed and in good standing to do business (to the extent such concept is applicable in such Company Shareholder’s jurisdiction of formation) in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

2.2            Authorization; Binding Agreement. Such Company Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on the part of such Company Shareholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Company Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of such Company Shareholder, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions. Solely with respect to Pangaea Two Acquisition Holdings XXIIB Limited (“XXIIB”), such Company Shareholder has obtained a written consent of its equityholders required to approve its execution and delivery of this Agreement and the Written Consent, its performance of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby and thereby.

2.3            Governmental Approvals. No consent of or with any Governmental Authority on the part of such Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Shareholder of this Agreement or the consummation by such Company Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.

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2.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Company Shareholder will not (a) conflict with or violate any provision of the Organizational Documents of such Company Shareholder and solely with respect to XXIIB, the Amended and Restated Shareholders’ Agreement, dated as of February 11, 2021, by and among Pangaea Two Acquisition Holdings XXIIA Limited and the other parties thereto (the “XXIIB SHA”), (b) conflict with or violate any Law, permit, Governmental Order or consent applicable to such Company Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Company Shareholder under, (viii) give rise to any obligation to obtain any third party consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Company Shareholder, except for any deviations from any of the foregoing clauses (b) or (c) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.

2.5            Subject Shares. Such Company Shareholder is the sole legal and beneficial owner of the Pre-Split Shares set forth opposite such Company Shareholder’s name on Schedule A hereto, and all such Subject Shares are owned by such Company Shareholder free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of the Company, the JVIA (as defined below), the Merger Agreement or applicable federal or state securities laws. Such Company Shareholder does not legally or beneficially own any shares of the Company other than the Subject Shares. Such Company Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement, the Organizational Documents of the Company, the JVIA, the Merger Agreement or the XXIIB SHA.

2.6            Merger Agreement. Such Company Shareholder understands and acknowledges that the Company and SPAC are entering into the Merger Agreement in reliance upon the Company Shareholders’ execution and delivery of this Agreement. Such Company Shareholder has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

Article III
Representations and Warranties of SPAC

SPAC hereby represents and warrants to each Company Shareholder and the Company during the Exclusivity Period as follows:

3.1            Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

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3.2            Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of SPAC are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

3.3          Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by SPAC will not (a) conflict with or violate any provision of Organizational Documents of SPAC, (b) conflict with or violate any Law, permit, Governmental Order or consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of SPAC, except for any deviations from any of the foregoing clauses (b) or (c) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

Article IV
Representations and Warranties of the Company

The Company hereby represents and warrants to each Company Shareholder and SPAC during the Exclusivity Period as follows:

4.1            Organization and Standing. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

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4.2           Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

4.3          Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of Organizational Documents of the Company, (b) conflict with or violate any Law, permit, Governmental Order or consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by the Company of its obligations under this Agreement.

Article V
Agreement Regarding Voting; Certain Other Covenants of the Company Shareholders

Each Company Shareholder covenants and agrees during the Exclusivity Period:

5.1          Agreement Regarding Voting.

(a)            Against Other Transactions. At any meeting of shareholders of the Company, or at any adjournment thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which such Company Shareholder’s vote, consent or other approval is sought, such Company Shareholder shall (i) attend any such meeting of shareholders (in person or by proxy) or otherwise cause the Subject Shares to be counted as present thereat for the purposes of determining whether a quorum is present and (ii) vote (or cause to be voted) the Subject Shares (including by written consent, if applicable) against (w) other than in connection with the Transactions, any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Mergers), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of any equity securities of the Company, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of the Company or such material Subsidiaries, (x) any Alternative Transaction Proposal, (y) other than any amendment to Organizational Documents of the Company in furtherance of Section 2.01 of the Merger Agreement, any amendment of Organizational Documents of the Company or other proposal or transaction involving the Company or any of its Subsidiaries and (z) any proposal or effort to revoke (in whole or in part) any approval set forth in the Written Consent, which, in each of cases (w) and (y) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreements, the Mergers or any other Transaction or change in any manner the voting rights of any class of the Company’s share capital.

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(b)            Revoke Other Proxies. Such Company Shareholder represents and warrants that any proxies or powers of attorney heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents and any option grant agreement by and between such Company Shareholder and the Company in connection with granting any Company Option to such Company Shareholder of the Company.

(c)           Irrevocable Proxy and Power of Attorney. Such Company Shareholder hereby unconditionally and irrevocably grants to, and appoints, SPAC and any individual designated in writing by SPAC, and each of them individually, as such Company Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Company Shareholder, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with Section 5.1(a). Such Company Shareholder understands and acknowledges that SPAC is entering into the Merger Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement. Such Company Shareholder hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 5.1(c) are given in connection with the execution of the Merger Agreement, and that such irrevocable proxy and power of attorney are given to secure the performance of the duties of such Company Shareholder under this Agreement. Such Company Shareholder hereby further affirms that the irrevocable proxy and power of attorney are given to secure a proprietary interest and may under no circumstances be revoked. Such Company Shareholder hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY AND POWER OF ATTORNEY ARE EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS (REVISED). The irrevocable proxy and power of attorney granted hereunder shall only terminate upon the termination of this Section 5.1. Notwithstanding anything to the contrary in this Agreement, this Section 5.1(c) shall not apply to the Company Shareholder set forth in Schedule B to this Agreement.

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5.2            No Transfer. During the Exclusivity Period, other than (w) upon the consent of both the Company and SPAC, (x) permitted by this Agreement, (y) as a distribution to entities set forth in Schedule C to this Agreement or their respective Affiliates or (z) to an Affiliate of such Company Shareholder (provided that, in each case of the foregoing clauses (x), (y) and (z), such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement, and shall have the same rights and benefits under this Agreement, to the same extent as such transferring Company Shareholder), such Company Shareholder shall not, directly or indirectly, (i) Transfer any Subject Shares, other than pursuant to the Mergers, (ii) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), with respect to any Subject Shares, in each case, other than as set forth in this Agreement, the Merger Agreement, Transaction Agreements or the voting and other arrangements under the Organizational Documents of the Company, (iii) take any action that would reasonably be expected to make any representation or warranty of such Company Shareholder herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling such Company Shareholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Company Shareholder agrees with, and covenants to, the Company and SPAC that such Company Shareholder shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

5.3            Waiver of Dissenters’ Rights. Each Company Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Law and any other similar statute in connection with the Mergers and the Merger Agreement.

5.4           New Shares. In the event that prior to the Closing (i) any Pre-Split Shares, Company Ordinary Shares or other securities are issued or otherwise distributed to a Company Shareholder pursuant to any stock dividend or distribution, or any change in any of the Pre-Split Shares, Company Ordinary Shares or other share capital of the Company by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, including any shares received pursuant to the Share Split, (ii) a Company Shareholder acquires legal or beneficial ownership of any Pre-Split Shares or Company Ordinary Shares after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) a Company Shareholder acquires the right to vote or share in the voting of any Pre-Split Share or Company Ordinary Share after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

5.5          Exclusivity; Confidentiality. Each Company Shareholder shall be bound by and comply with Sections 8.03(a) (Exclusivity) and 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) such Company Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.03(a) of the Merger Agreement (other than Section 8.03(a)(i) or for purposes of the definition of Alternative Transaction Proposal) and “Affiliates” contained in Section 8.05(b) of the Merger Agreement also referred to such Company Shareholder.

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5.6            Consent to Disclosure. Each Company Shareholder consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, such Company Shareholder’s identity and ownership of such Company Shareholder’s Subject Shares, the existence of this Agreement and the nature of such Company Shareholder’s commitments and obligations under this Agreement, and such Company Shareholder acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Such Company Shareholder agrees to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and such Company Shareholder agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Company Shareholder shall become aware that any such information shall have become false or misleading in any material respect.

5.7            Restricted Activities. Each Company Shareholder shall not revoke (in whole or in part), or seek to revoke (in whole or in part), or adopt any resolution, consent or vote that would have the effect of revoking (in whole or in part), any approval set forth in the Written Consent without the prior written consent of SPAC. Such Company Shareholder shall not adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization without the prior written consent of the Company and SPAC.

5.8           Additional Matters. Each Company Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of the Company or the Cayman Companies Law) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Mergers or any other Transaction.

5.9           Waiver of Certain Company Shareholders’ Rights. To the extent applicable to such Company Shareholder, each Company Shareholder hereby irrevocably waives and agrees not to exercise any rights he, she or it may have under the Joint Venture and Investment Agreement, dated April 27, 2018, by and among XXIIB, Tim Hortons Restaurants International GmbH and the other parties thereto (as amended, the “JVIA”) and the Amended and Restated Memorandum and Articles of Association of the Company adopted by a special resolutions of shareholders of the Company dated February 26, 2021 in connection with the Mergers and other transactions contemplated by the Merger Agreement and the other Transaction Agreements.

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5.10          Company Shareholder’s Consent Condition. Notwithstanding anything to the contrary in this Agreement, each party hereto acknowledges that the Company Shareholder set forth in Schedule B to this Agreement has provided its consents and covenants under Article V pursuant to and subject to the provisions set forth in the Consent Agreement dated as of the date hereof. Accordingly, the waivers and agreements of the Company Shareholders set forth in Sections 5.1, 5.3 and 5.6 to 5.9 shall not apply to the Company Shareholder set forth in Schedule B to this Agreement. For the avoidance of doubt, the consents of the Company Shareholder set forth in Schedule B to this Agreement are exclusively governed by the terms of the Consent Agreement. If there is any conflict or inconsistency between the provisions of this Agreement and the Consent Agreement, the provisions of the Consent Agreement shall prevail with respect to the Company Shareholder set forth in Schedule B to this Agreement.

Article VI
Other Agreements

6.1           Lock-Up Provisions.

(a)           Subject to the exceptions set forth herein, during the applicable Lock-Up Period (as defined below), each Company Shareholder agrees not to, without the prior written consent of the board of directors of the Company, Transfer any Locked-Up Shares held by such Company Shareholder; provided, however, if any other holder of securities of the Company enters into an agreement relating to the subject matter set forth in this Article VI in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to each Company Shareholder. The foregoing limitations shall remain in full force and effect for a period of (i) with respect to 100% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares held by such Company Shareholder, six (6) months from and after the Closing Date, (ii) with respect to 80% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares (rounded up to the nearest whole share) held by such Company Shareholder, twelve (12) months from and after the Closing Date, and (iii) with respect to 50% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares (rounded up to the nearest whole share) held by such Company Shareholder, eighteen (18) months from and after the Closing Date (such periods set forth in the foregoing clauses (i) through (iii), as applicable, the “Lock-Up Period”), with the percentages set forth in this sentence applying to the aggregate holdings of Locked-Up Shares held by all entities constituting such Company Shareholder (to the extent two (2) or more entities constitute such Company Shareholder), and calculated on an aggregated basis. For the avoidance of doubt, the Locked-Up Shares shall be measured on an as-exercised or as-converted basis, as applicable.

(b)           The restrictions set forth in Section 6.1(a) (the “Lock-Up Restrictions”) shall not apply to:

(i)            in the case of an entity, Transfers to (A) such entity’s officers or directors or any affiliate (as defined below) or immediate family (as defined below) of any of such entity’s officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates;

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(ii)            in the case of an individual, Transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)            in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)          in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)            in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)           in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)        in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)       pledges of any Locked-Up Shares held by such Company Shareholder to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as such Company Shareholder continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;

(ix)          Transfers of any Company Ordinary Shares acquired as part of the PIPE Financing;

(x)           transactions relating to Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-Up Period;

(xi)           the exercise of any options or warrants to purchase Company Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

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(xii)           Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(xiii)         Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of such Company Shareholder’s Locked-up Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares in connection with (x) the termination of the Company Shareholder’s service to the Company or (y) the arrangements contemplated by the JVIA Termination Agreement and Non-Compete Agreement to be entered into by and among the Company and certain other parties on the date hereof;

(xiv)         the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares shall be made by such Company Shareholder pursuant to such Trading Plan during the applicable Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the applicable Lock-Up Period;

(xv)         Transfers made after the date on which the closing Company Per Share Trading Price equals or exceeds $12.00 per share for any twenty (20) Trading Days within any consecutive thirty (30)-Trading Day period commencing at least one hundred fifty (150) days after the Closing Date;

(xvi)        Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date; and

(xvii)        transactions to satisfy any U.S. federal, state, or local income tax obligations of such Company Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Mergers from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Mergers do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction.

provided, however, that in the case of clauses (i) through (viii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

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(c)           For the avoidance of doubt, each Company Shareholder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Locked-Up Shares.

(d)            In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

(e)           The Company shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions (any such Locked-Up Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Ordinary Shares or so that the Free Shares are in a like position. Any holder of a Locked-Up Share is an express third-party beneficiary of this Section 6.1(e) and entitled to enforce specifically the obligations of the Company set forth in this Section 6.1(e) directly against the Company.

6.2            Earn-Out Provisions.

(a)            If the Company Per Share Trading Price at any point during the trading hours of a Trading Day equals or exceeds $12.50 per share for any twenty (20) Trading Days within any consecutive thirty (30)-Trading Day period at any time commencing on or after the Closing Date and ending on or prior to the Earn-Out Expiration Date (the first occurrence of the foregoing is referred to herein as the “Minimum Share Price Milestone,” and the date on which the first occurrence of the foregoing occurs is referred to as the “Minimum Share Price Milestone Date”), then the Company shall issue, as promptly as reasonably practicable following the Minimum Share Price Milestone Date, to each Company Shareholder its Minimum Earn-Out Shares for the aggregate par value of such Minimum Earn-Out Shares.

(b)            If the Company Per Share Trading Price at any point during the trading hours of a Trading Day equals or exceeds $15.00 per share for any twenty (20) Trading Days within any consecutive thirty (30)-Trading Day period at any time commencing on or after the Closing Date and ending on or prior to the Earn-Out Expiration Date (the first occurrence of the foregoing is referred to herein as the “Maximum Share Price Milestone” and together with the Minimum Share Price Milestone, the “Earn-Out Milestones,” and the date on which the first occurrence of the Maximum Share Price Milestone occurs is referred to as the “Maximum Share Price Milestone Date”), then the Company shall issue, as promptly as reasonably practicable following the Maximum Share Price Milestone Date, to each Company Shareholder its Maximum Earn-Out Shares for the aggregate par value of such Maximum Earn-Out Shares.

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(c)           For the avoidance of doubt, (x) if the Maximum Share Price Milestone has been achieved, but the Minimum Share Price Milestone has not been previously achieved, the Minimum Share Price Milestone shall be deemed achieved on the Maximum Share Price Milestone Date, and (y) Earn-Out Shares in respect of each Earn-Out Milestone will be issued and earned only once.

(d)           Upon the Earn-Out Expiration Date:

(i)            if the Minimum Share Price Milestone has not been achieved, none of the Minimum Earn-Out Shares shall be issued and the contingent right to receive the Minimum Earn-Out Shares shall be forfeited for no consideration; and

(ii)            if the Maximum Share Price Milestone has not been achieved, none of the Maximum Earn-Out Shares shall be issued and the contingent right to receive the Maximum Earn-Out Shares shall be forfeited for no consideration.

(e)           In the event that after the Closing and prior to the Earn-Out Expiration Date, there is a Company Sale (or a definitive agreement providing for a Company Sale has been entered into prior to the Earn-Out Expiration Date and such Company Sale is ultimately consummated, even if such consummation occurs after the Earn-Out Expiration Date), then if the per share value of the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale equals or exceeds $12.50 per share and the Minimum Share Price Milestone has not been previously achieved, then the Minimum Share Price Milestone shall be deemed to have been achieved, and if the per share value of the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale equals or exceeds $15.00 per share and the Maximum Share Price Milestone (or both the Minimum Share Price Milestone and the Maximum Share Price Milestone) has not been previously achieved, then the Maximum Share Price Milestone (and, if not previously achieved, the Minimum Share Price Milestone) shall be deemed to have been achieved; provided, that if the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale includes non-cash consideration, the value of such consideration shall be determined in good faith by the Company Board; provided, further, that with respect to such Earn-Out Shares that are not deemed achieved as of the consummation of such Company Sale pursuant to this Section 6.2(e), none such Earn-Out Shares shall be issued or deemed issued and the contingent right to receive such Earn-Out Shares or the consideration therefor upon the consummation of such Company Sale shall be forfeited for no consideration. In the event either the Minimum Share Price Milestone or the Maximum Share Price Milestone would be deemed to be achieved pursuant to this Section 6.2(e), the applicable Earn-Out Shares shall be issued or deemed to be issued immediately prior to the consummation of the Company Sale and such Earn-Out Shares shall receive the same consideration per share as the shares of Company Ordinary Shares receive in the Company Sale.

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(f)            Notwithstanding anything to the contrary in this Agreement, before the Earn-Out Shares are issued in connection with an Earn-Out Milestone or in connection with a Company Sale and registered in the Company’s register of members, the contingent right to receive the Earn-Out Shares: (i) does not provide the holders of such contingent right any rights of a holder of Company Ordinary Shares, including any right to vote or receive dividends; (ii) does not bear interest in any form; (iii) is not a “security” and is not assignable or transferable, except by operation of law, will or intestacy; and (iv) is not represented by any form of certificate or instrument.

(g)            Notwithstanding anything set forth in this Section 6.2 to the contrary, if any of the terms of the Sponsor Lock-Up Agreement (the “Sponsor Lock-Up Agreement”), dated as of the date hereof, between the Company and Silver Crest Management LLC in respect of the Sponsor Covered Shares are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to the Earn-Out Shares. For the avoidance of doubt, (x) if the Minimum Target (as defined in the Sponsor Lock-Up Agreement) shall have been achieved, then the Minimum Share Price Milestone shall be deemed achieved, and (y) if the Maximum Target (as defined in the Sponsor Lock-Up Agreement) shall have been achieved, then the Maximum Share Price Milestone shall be deemed achieved.

6.3          If, during the period between the Closing Date and the Earn-Out Expiration Date, the Company Ordinary Shares outstanding as of immediately following the First Effective Time shall have been changed into a different number of shares or a different class by reason of any share capitalization, dividend, distribution, combination, reverse share split, share consolidation, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption or reclassification, or any similar event shall have occurred, then (x) the Company Per Share Trading Price specified in each of Section 6.1(b)(xv), Section 6.2(a) and Section 6.2(b) and the per share value of the consideration with respect to any Company Sale specified in Section 6.2(e) shall be equitably adjusted to reflect such change, and (y) the number of Earn-Out Shares issuable pursuant hereto shall be equitably adjusted to reflect such change.

Article VII
General Provisions

7.1           Termination. This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Merger Agreement pursuant to its terms and (y) the date on which none of the Company, SPAC or any holder of a Locked-Up Share and/or a contingent right to an Earn-Out Share has any rights or obligations hereunder; provided that, in the event that the Merger Agreement is not terminated pursuant to its terms prior to the Closing, Article II, Article III, Article IV and Article V (other than Section 5.3, Section 5.5, Section 5.6 (solely with respect to 8.05(b) (Confidentiality; Publicity) of the Merger Agreement) and Section 5.8 which shall survive indefinitely) shall terminate upon the Closing. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), this Article VII shall survive indefinitely.

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7.2            Capacity as a Company Shareholder. Each Company Shareholder signs this Agreement solely in such Company Shareholder’s capacity as a shareholder of the Company, and not in such Company Shareholder’s capacity as a director or officer of the Company, if applicable.

7.3            Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and SPAC in accordance with Section 11.02 of the Merger Agreement and to each Company Shareholder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

7.4            Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7.5            Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, except that, for the avoidance of doubt, in connection with a transfer of any Subject Shares or Locked-Up Shares (as applicable) in accordance with the terms of this Agreement, transferee to whom such Subject Shares or Locked-Up Shares (as applicable) are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 7.5 shall be null and void, ab initio. For the avoidance of doubt, no transfer of Company Ordinary Shares, Locked-Up Shares, Earn-Out Shares or Free Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

7.6            Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Hong Kong law. For the avoidance of doubt, a request by a party hereto to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 7.6.

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7.7          Enforcement. Each of the parties hereto acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by it, money damages will be inadequate and the other party will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. Accordingly, the non-breaching party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the non-breaching party may be entitled under this Agreement, at law or in equity.

7.8          Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

EXECUTED AND DELIVERED AS A DEED BY:

TH International Limited

Signature:	/s/ Paul Hong

Name:	Paul Hong

Title:	Director

[Signature Page to Target Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

EXECUTED AND DELIVERED AS A DEED BY:

SILVER CREST ACQUISITION CORPORATION

Signature:	/s/ Liang (Leon) Meng

Name:	Liang (Leon) Meng

Title:	Chairman

[Signature Page to Target Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

EXECUTED AND DELIVERED AS A DEED BY:

TIM HORTONS RESTAURANTS INTERNATIONAL GMBH

Signature:	/s/ Lucas Muniz

Name:	Lucas Muniz

Title:	Authorized Signatory

Witness Signature:	/s/ Peter Weber

Name:	Peter Weber

Address:

Occupation:

[Signature Page to Target Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

EXECUTED AND DELIVERED AS A DEED BY:

PANGAEA TWO ACQUISITION HOLDINGS XXIIB LIMITED

Signature:	/s/ Peter Yu

Name:	Peter Yu

Title:	Authorized Signatory

Witness Signature:	/s/ Sandra Maneiari

Name:	Sandra Maneiari

Address:

Occupation:

[Signature Page to Target Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

EXECUTED AND DELIVERED AS A DEED BY:

L&L TOMORROW HOLDINGS LIMITED

Signature:	/s/ Yongchen Lu

Name:	Yongchen Lu

Title:	Authorized Signatory

Witness Signature:	/s/ Bin He

Name:	Bin He

Address:

Occupation:

[Signature Page to Target Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

EXECUTED AND DELIVERED AS A DEED BY:

LORD WINTERFELL LIMITED

Signature:	/s/ Bin He

Name:	Bin He

Title:	Authorized Signatory

Witness Signature:	/s/ Yongchen Lu

Name:	Yongchen Lu

Address:

Occupation:

[Signature Page to Target Lock-Up and Support Agreement]

Schedule A

Name of Company Shareholder	Number of Pre-Split Shares	Number of Minimum Earn- Out Shares	Number of Maximum Earn- Out Shares
Tim Hortons Restaurants International GmbH	10,000 ordinary shares, par value $0.01 per share, of the Company	599,875 Company Ordinary Shares	599,875 Company Ordinary Shares
Pangaea Two Acquisition Holdings XXIIB Limited	(i) 45,013 ordinary shares, par value $0.01 per share, of the Company and (ii) 60,000 redeemable shares, par value $0.01 per share, of the Company	6,299,466 Company Ordinary Shares	6,299,466 Company Ordinary Shares
L&L Tomorrow Holdings Limited	1,178 ordinary shares, par value $0.01 per share, of the Company	70,665 Company Ordinary Shares	70,665 Company Ordinary Shares
Lord Winterfell Limited	500 ordinary shares, par value $0.01 per share, of the Company	29,994 Company Ordinary Shares	29,994 Company Ordinary Shares

Address for Notice:

If to Tim Hortons Restaurants International GmbH:

Address:	Dammstrasse 23, 6300 Zug, Switzerland
Attention:	Head of Tim Hortons International
Telephone No.:	+41-41-729-8533
Email:	lmuniz@rbi.com

Schedule A

With a copy to:

Address:	Inwilerriedstrasse 61, Baar 6340, Switzerland
Attention:	Head of Legal, Tim Hortons International
Telephone No.:	+65-6511-3783
Email:	sdean@rbi.com

If to Pangaea Two Acquisition Holdings XXIIB Limited:

Address:	505 Fifth Avenue, 15th Floor, New York, NY 10017
Attention:	Peter Yu
Email:	peter.yu@cartesiangroup.com

Copy to (such copy not constitute notice hereunder):

Address:	Kirkland& Ellis LLP, 200 Clarendon Street, Boston, MA 02116
Attention:	Armand A. Della Monica
Email:	armand.dellamonica@kirkland.com

And

Address:	Kirkland& Ellis, 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong
Attention:	Daniel Dusek
Email:	daniel.dusek@kirkland.com

If to L&L Tomorrow Holdings Limited:

Address:	Room 2501, 227 North Huangpi Road, Shanghai
Attention:	Yongchen Lu
Telephone No.:	+86 13918016007
Email:	yongchen.lu@timschina.com

Schedule A

If to Lord Winterfell Limited:

Address:	Room 2501, 227 North Huangpi Road, Shanghai
Attention:	Bin He
Telephone No.:	+86 13918631739
Email:	bin.he@timschina.com

Schedule A

Schedule B

Tim Hortons Restaurants International GmbH

Schedule B

Schedule C

Pangaea Two Acquisition Holdings XXIIA Limited

Tencent Mobility Limited

SCC Growth VI Holdco D, Ltd.

Eastern Bell International XXVI Limited

Schedule C

Exhibit F

Sponsor Lock-Up Agreement

[See attached.]

Exhibit F

SPONSOR LOCK-UP AGREEMENT

Execution Version

This Sponsor Lock-Up Agreement (this “Agreement”) is made and entered into as of August 13, 2021, by and between TH International Limited, a Cayman Islands exempted company (the “Company”), and Silver Crest Management LLC, a Cayman Islands limited liability company (“Sponsor”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Miami Swan Ltd, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Merger Sub”), and Silver Crest Acquisition Corporation (“SPAC”), a Cayman Islands exempted company, pursuant to which, among other things, (i) Merger Sub will be merged with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company, and (ii) SPAC will be merged with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger.

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Company and Sponsor desire to enter into this Agreement, pursuant to which the Locked-Up Shares and Sponsor Covered Shares (each as defined below) shall become subject to limitations as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Company Per Share Trading Price” means, at any given time, the trading price per share of Company Ordinary Shares as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

“Company Sale” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Company’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) more than 50% of the outstanding voting securities of the Company.

“Maximum Target Sponsor Covered Shares” means 700,000 Unvested Shares.

“Minimum Target Sponsor Covered Shares” means 700,000 Unvested Shares.

“Sponsor Covered Shares” means, collectively, the Minimum Target Sponsor Covered Shares and the Maximum Target Sponsor Covered Shares.

“Trading Day” means any day on which Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

2.             Lock-Up Provisions.

(a)            Subject to the exceptions set forth herein, during the applicable Lock-Up Period (as defined below), Sponsor agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Company Ordinary Shares held by it immediately after the closing of the Transactions (the “Closing”), any Company Ordinary Shares issuable upon the exercise of options or warrants to purchase Company Ordinary Shares held by it immediately after the Closing (along with such options or warrants themselves), or any Company Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Company Ordinary Shares held by it immediately after the Closing (along with such securities themselves) (such Company Ordinary Shares, options, warrants and securities, collectively, the “Locked-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Locked-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”); provided, however, if any other holder of securities of the Company enters into an agreement relating to the subject matter set forth in this Section 2 in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to Sponsor. The foregoing limitations shall remain in full force and effect for a period of (i) with respect to 100% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares, six (6) months from and after the Closing Date, (ii) with respect to 80% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares (rounded up to the nearest whole share), twelve (12) months from and after the Closing Date, and (iii) with respect to 50% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares (rounded up to the nearest whole share), eighteen (18) months from and after the Closing Date (such periods set forth in the foregoing clauses (i) through (iii), as applicable, the “Lock-Up Period”), with the percentages set forth in this sentence applying to the aggregate holdings of Locked-Up Shares held by all entities constituting Sponsor, and calculated on an aggregated basis. For the avoidance of doubt, the Locked-Up Shares shall be measured on an as-exercised or as-converted basis, as applicable.

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(b)            The restrictions set forth in Section 2(a) (the “Lock-Up Restrictions”) shall not apply to:

(i)             in the case of an entity, Transfers to (A) such entity’s officers or directors or any affiliate (as defined below) or immediate family (as defined below) of any of such entity’s officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates;

(ii)            in the case of an individual, Transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)            in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)            in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)            in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)            in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)          in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)         pledges of any Locked-Up Shares to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as Sponsor continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;

(ix)            Transfers of any Company Ordinary Shares acquired as part of the PIPE Financing;

(x)             transactions relating to Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-Up Period;

(xi)            the exercise of any options or warrants to purchase Company Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

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(xii)           Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(xiii)          Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of Sponsor’s Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares in connection with the termination of Sponsor’s service to the Company;

(xiv)         the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares, shall be made by Sponsor pursuant to such Trading Plan during the applicable Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the applicable Lock-Up Period;

(xv)           Transfers made after the date on which the closing Company Per Share Trading Price equals or exceeds $12.00 per share for any twenty (20) Trading Days within any consecutive thirty (30)-Trading Day period commencing at least one hundred fifty (150) days after the Closing Date;

(xvi)          Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date; and

(xvii)         transactions to satisfy any U.S. federal, state, or local income tax obligations of Sponsor (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Mergers from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Mergers do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction.

provided, however, that in the case of clauses (i) through (viii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(c)            For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Locked-Up Shares.

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(d)            In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

3.             Earn-In Provisions.

(a)            Each of the Company and Sponsor agrees that (x), immediately after the First Effective Time, 1,400,000 of the Company Ordinary Shares held by Sponsor immediately after the First Effective Time shall become unvested shares (the “Unvested Shares”) and shall be subject to the vesting and forfeiture provisions set forth in this Section 3 and (y) each Unvested Share shall not be transferable until such Unvested Share vests pursuant to this Section 3 and until such Unvested Share vests, any certificate representing such Unvested Share shall bear a legend referencing that such Unvested Share is subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent for the Company will be given appropriate stop transfer orders that will be applicable until such Unvested Share vests; provided that the foregoing transfer restriction under Section 3(a)(y) shall not apply to Transfers to any shareholder, partner or member of Sponsor or their affiliates or, in the case of an individual who is such a shareholder, partner or member (or affiliate thereof), further Transfers by such shareholder, partner or member (or affiliate thereof) by gift to a trust, the beneficiary of which is a member of the individual’s immediate family, so long as (1) such Transfer is in compliance with any applicable securities laws and (2) any transferee thereof entering into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the vesting and forfeiture provisions set forth in this Section 3 and to receive the rights of a holder of Sponsor Covered Shares hereunder).

(b)            Subject to Section 3(c), Section 3(d), and Section 4(a), on the fifth (5th) anniversary of the Closing Date, (i) if the Minimum Target (as defined below) has not been achieved, all Minimum Target Sponsor Covered Shares shall be forfeited by Sponsor to the Company for no consideration and Sponsor shall surrender its Minimum Target Sponsor Covered Shares to the Company and (ii) if the Maximum Target (as defined below) has not been achieved, all Maximum Target Sponsor Covered Shares shall be forfeited by Sponsor to the Company for no consideration and Sponsor shall surrender its Maximum Target Sponsor Covered Shares to the Company. Any forfeiture of Company Ordinary Shares, and all references to forfeiture of Company Ordinary Shares, described in this Agreement shall take effect as a surrender of Company Ordinary Shares for no consideration as a matter of Cayman Islands law.

(c)            The Unvested Shares shall fully vest (and shall not be subject to the restrictions and forfeiture provisions set forth in this Section 3, including, for the avoidance of doubt, Section 3(b)), as follows: (i) such Minimum Target Sponsor Covered Shares shall vest if the Company Per Share Trading Price at any point during the trading hours of a Trading Day equals or exceeds $12.50 per share for any twenty (20) Trading Days within any consecutive thirty (30)-Trading Day period at any time commencing on or after the Closing Date and ending on or prior to the five (5)-year anniversary of the Closing Date (the “Minimum Target”) and (ii) such Maximum Target Sponsor Covered Shares shall vest if the Company Per Share Trading Price at any point during the trading hours of a Trading Day equals or exceeds $15.00 per share for any twenty (20) Trading Days within any consecutive thirty (30)-Trading Day period at any time commencing on or after the Closing Date and ending on or prior to the five (5)-year anniversary of the Closing Date (the “Maximum Target”). For the avoidance of doubt, if the Maximum Target has been achieved, but the Minimum Target has not been previously achieved, the Minimum Target shall be deemed achieved on the date that the Maximum Target is achieved.

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(d)            In the event that after the Closing and prior to the five (5)-year anniversary of the Closing Date, there is a Company Sale (or a definitive agreement providing for a Company Sale has been entered into prior to the five (5)-year anniversary of the Closing Date and such Company Sale is ultimately consummated, even if such consummation occurs after the five (5)-year anniversary of the Closing Date), then if the per share value of the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale equals or exceeds $12.50 per share and the Minimum Target has not been previously achieved, then the Minimum Target shall be deemed to have been achieved, and if the per share value of the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale equals or exceeds $15.00 per share and the Maximum Target (or both the Minimum Target and the Maximum Target) has not been previously achieved, then the Maximum Target (and, if not previously achieved, the Minimum Target) shall be deemed to have been achieved; provided, that if the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale includes non-cash consideration, the value of such consideration shall be determined in good faith by the Company Board; provided, further, that such Sponsor Covered Shares that are not deemed earned as of the consummation of such Company Sale shall be cancelled or forfeited by Sponsor to the Company for no consideration. In the event either the Minimum Target or the Maximum Target would be deemed to be achieved pursuant to this Section 3(d), the Minimum Target or Maximum Target shall be deemed to be satisfied immediately prior to the consummation of the Company Sale and the applicable Sponsor Covered Shares shall receive the same consideration per share as the shares of Company Ordinary Shares receive in the Company Sale.

(e)            Notwithstanding anything set forth herein, prior to the date that a Sponsor Covered Share is no longer subject to the vesting and forfeiture provisions set forth in this Section 3, Sponsor will remain entitled to all of the other rights of a holder of Company Ordinary Shares, including to (i) exercise voting rights carried by such Sponsor Covered Share and (ii) receive any dividends or other distributions in respect of such Sponsor Covered Share.

(f)            Notwithstanding anything set forth in this Section 3 to the contrary, if any of the terms of the Lock-Up and Support Agreement (the “Company Lock-Up and Support Agreement”), dated as of the date hereof, by and among the Company, SPAC and the other parties thereto in respect of the Earn-Out Shares are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to the Sponsor Covered Shares. For the avoidance of doubt, (x) if the Minimum Share Price Milestone (as defined in the Company Lock-Up and Support Agreement) shall have been achieved, then the Minimum Target shall be deemed achieved, and (y) if the Maximum Share Price Milestone (as defined in the Company Lock-Up and Support Agreement) shall have been achieved, then the Maximum Target shall be deemed achieved.

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4.             Miscellaneous.

(a)            If, during the period between the Closing Date and the fifth (5th) anniversary of the Closing Date, the Company Ordinary Shares outstanding as of immediately following the First Effective Time shall have been changed into a different number of shares or a different class by reason of any share capitalization, dividend, distribution, combination, reverse share split, share consolidation, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption or reclassification, or any similar event shall have occurred, then the Company Per Share Trading Price specified in each of Section 1(b)(xv), Section 3(c)(i) and Section 3(c)(ii) and the per share value of the consideration with respect to any Company Sale specified in Section 3(d) shall be equitably adjusted to reflect such change.

(b)            The Company shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations (i) pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions, and (ii) pertaining to the vesting and forfeiture provisions herein from the book-entries evidencing any Sponsor Covered Shares at the time any such share is no longer subject to the vesting and forfeiture provisions set forth in Section 3 (any such Locked-Up Share and/or Sponsor Covered Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Ordinary Shares or so that the Free Shares are in a like position. Any holder of a Locked-Up Share and/or Sponsor Covered Share is an express third-party beneficiary of this Section 4(b) and entitled to enforce specifically the obligations of the Company set forth in this Section 4(b) directly against the Company.

(c)            This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Merger Agreement pursuant to its terms, and (y) the date on which none of the Company, Sponsor or any holder of a Locked-Up Share and/or Sponsor Covered Share has any rights or obligations hereunder.

(d)            Each of Sponsor and the Company hereby represents and warrants that it has full power and authority to enter into this Agreement and that this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. Upon the other party’s request, Sponsor or the Company, as applicable, will execute any additional documents necessary in connection with enforcement hereof.

(e)            This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

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(f)            No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this paragraph shall be null and void, ab initio. For the avoidance of doubt, no transfer of Company Ordinary Shares, Locked-Up Shares, Sponsor Covered Shares or Free Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

(g)            This Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Hong Kong law. For the avoidance of doubt, a request by a party hereto to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section.

(h)            Each of the parties hereto acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by it, money damages will be inadequate and the other party will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. Accordingly, the non-breaching party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the non-breaching party may be entitled under this Agreement, at law or in equity.

(i)            This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

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(j)            For the avoidance of doubt, the Lock-Up Restrictions shall supersede the lock-up provisions contained in Section 5 of that certain letter agreement, dated as of January 13, 2021, by and among SPAC, Sponsor and certain of SPAC’s current and former officers and directors (the “Insider Letter”), which Insider Letter shall terminate and be of no further force or effect as of the day following the Closing Date.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date first set forth above.

TH INTERNATIONAL LIMITED

By:	/s/ Paul Hong
Name: Paul Hong
Title: Director

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Silver Crest Management LLC

By:	/s/ Liang (Leon) Meng
Name: Liang (Leon) Meng
Title: Manager

[Signature Page to Sponsor Lock-Up Agreement]

Exhibit G

Illustrative Calculation of Share Split

[See attached.]

Exhibit H-1

Form of First Plan of Merger

[See attached.]

Exhibit H-1

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on [insert date] between Silver Crest Acquisition Corporation, a Cayman Islands exempted company with registered number 365811 (the "Surviving Company"), Miami Swan Ltd, a Cayman Islands exempted company with registered number 376960 (the "Merging Company") and TH International Limited, a Cayman Islands exempted company with registered number 336092 ("PubCo").

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the "Statute").

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated [insert date] and made between PubCo, the Surviving Company and the Merging Company (the "Merger Agreement") a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Plan of Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is c/o Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$22,200.00 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each (Class A Shares), 20,000,000 Class B ordinary shares of a par value of US$0.0001 each (Class B Shares) and 2,000,000 Preference shares of a par value of US$0.0001 each, and the Surviving Company will have 34,500,000 Class A Shares and 8,625,000 Class B Shares in issue.

5	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$50,000.00 divided into 50,000 shares of a par value of US$1.00 each and the Merging Company will have one share in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies in accordance with section 233(13) of the Statute (the "Effective Date").

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

8	PubCo undertakes and agrees (it being acknowledged that PubCo will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement.

9	On the Effective Date, the rights and restrictions attaching to the shares in the Surviving Company are set out in the Third Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

10	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Third Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and at such date the authorised share capital of the Surviving Company shall be as set out therein.

11	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company, in that capacity, consequent upon the Merger.

12	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14	Immediately prior to the Effective Date, the names and addresses of each director of the surviving company (as defined in the Statute) are:

14.1	Liang Meng of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong;

14.2	Ho Cheung of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong;

14.3	Christopher Lawrence of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong;

14.4	Andy Bryant of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong;

14.5	Steve Hagege of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong;

14.6	Wei Long of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong; and

14.7	Mei Tong of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong.

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15	On the Effective Date, the names and addresses of each director of the surviving company (as defined in the Statute) will be:

15.1	Gregory Armstrong of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America; and

15.2	Paul Hong of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America.

16	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

17	This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

18	This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

19	At any time prior to the Effective Date, this Plan of Merger may be:

19.1	terminated by the board of directors of either the Surviving Company or the Merging Company in accordance with the terms of the Merger Agreement;

19.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger by the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

20	All notices and other communications in connection with this Plan of Merger must be in writing and shall be given in accordance with Section 11.02 of the Merger Agreement.

21	This Plan of Merger may be executed in counterparts (but shall not be effective until each party has executed at least one counterpart), all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

22	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]

3

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Silver Crest Acquisition Corporation	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Miami Swan Ltd	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
TH International Limited	)

4

Annexure 1

Agreement and Plan of Merger

Annexure 2

Third Amended and Restated Memorandum and Articles of Association of the Surviving Company

Exhibit H-2

Form of Second Plan of Merger

[See attached.]

Exhibit H-2

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on [insert date] between TH International Limited, a Cayman Islands exempted company with registered number 336092 (the "Surviving Company") and Silver Crest Acquisition Corporation, a Cayman Islands exempted company with registered number 365811 (the "Merging Company").

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the "Statute").

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated [insert date] and made between, amongst others, the Surviving Company and the Merging Company (the "Merger Agreement") a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Plan of Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Appleby Global Services (Cayman) Limited, PO Box 500, 71 Fort Street, Grand Cayman, KY1-1106, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$5,000.00 divided into such number of shares determined multiplying the number of authorised Pre-Split Shares by the Split Factor as provided in the Merger Agreement with a nominal or par value equal to US$5,000.00 divided by such number equal to (A) the number of authorised Pre-Split Shares multiplied by (B) the Split Factor as provided in the Merger Agreement; (i) with 500,000,000 of such shares being classified as ordinary shares and (ii) the balance of such shares being classified as such class or classes (however designated) as the board of directors of the Company may determine in accordance with Articles 8 and 9 of the Amended and Restated Memorandum and Articles of Association of the Surviving Company.

5	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$50,000.00 divided into 50,000 shares of a par value of US$1.00 each.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies in accordance with section 233(13) of the Statute (the "Effective Date").

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

8	On the Effective Date, the rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	Immediately prior to the Effective Date, the names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1	Gregory Armstrong of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America;

13.2	Paul Hong of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America; and

13.3	Peter Yu of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America;

13.4	Meizi Zhu of c/o Tencent Binhai Towers, No. 33 Haitian 2nd Road, Nanshan District, Shenzhen, Guangdong, China;

13.5	Andrew Wehrley of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America;

13.6	Haibing Wu of Room 601, No. 7, Lane 189, Rui Da Road, Shanghai, China; and

13.7	Ekrem Ozer of 8 Draycott Pk, #02-05, 259404, Singapore.

2

14	On the Effective Date, the names and addresses of each director of the surviving company (as defined in the Statute) will be:

14.1	[*];

14.2	[*];

14.3	[*];

14.4	[*];

14.5	[*];

14.6	[*];

14.7	[*];

14.8	[*];

14.9	[*]; and

14.10	[Sponsor nominated director].

15	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

16	This Plan of Merger does not need to be authorised by the shareholders of the Surviving Company or the Merging Company by reason of section 233(7) of the Statute because the Surviving Company is the sole shareholder of the Merging Company.

17	At any time prior to the Effective Date, this Plan of Merger may be:

17.1	terminated by the board of directors of either the Surviving Company or the Merging Company in accordance with the terms of the Merger Agreement;

17.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger by the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18	All notices and other communications in connection with this Plan of Merger must be in writing and shall be given in accordance with Section 11.02 of the Merger Agreement.

19	This Plan of Merger may be executed in counterparts (but shall not be effective until each party has executed at least one counterpart), all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

20	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]

3

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
TH International Limited	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Silver Crest Acquisition Corporation	)

4

Annexure 1

Agreement and Plan of Merger

Annexure 2

Memorandum and Articles of Association of the Surviving Company

Exhibit I

Form of Amended and Restated Warrant Agreement

[See attached.]

Exhibit I

ASSIGNMENT, ASSUMPTION AND AMENDED & RESTATED
WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDED & RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of [●], 202[●] (the “Effective Date”), is by and among Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), TH International Limited, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, SPAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of January 13, 2021 (the “Existing Warrant Agreement”);

WHEREAS, SPAC issued (i) 17,250,000 warrants as part of the units offered in its initial public offering (the “Public Warrants”) and (ii) 8,900,000 warrants to Silver Crest Management LLC, a Cayman Islands limited liability company (the “Sponsor”) in a concurrent private placement (the “Private Placement Warrants”) pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of January 13, 2021, in each case, on the terms and conditions set forth in the Existing Warrant Agreement;

WHEREAS, on August 13, 2021, the Company, Miami Swan Ltd, a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and SPAC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, upon the terms and subject to the conditions of the Merger Agreement, on the Effective Date (i) Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC continuing as the surviving entity after the First Merger and becoming a direct, wholly-owned subsidiary of the Company, and (ii) SPAC will merge with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company continuing as the surviving entity after the Second Merger;

WHEREAS, upon consummation of the Mergers, as provided in Section 4.5 of the Existing Warrant Agreement, (i) the Public Warrants and Private Placement Warrants will no longer be exercisable for Class A ordinary shares of SPAC, par value $0.0001 per share (the “SPAC Class A Shares”), but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a number of ordinary shares of the Company, par value $[●] per share (the “Ordinary Shares”), equal to the number of SPAC Class A Shares for which such warrants were exercisable immediately prior to the Mergers, subject to adjustment as described herein (such warrants as so adjusted and amended, the “Warrants”) and (ii) the Warrants shall be assumed by the Company;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, SPAC desires to assign to the Company, and the Company desires to assume, all of SPAC’s rights, interests and obligations under the Existing Warrant Agreement;

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination as defined in the Existing Warrant Agreement;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or correcting any defective provision or mistake contained therein, including to conform the provisions thereof to the description of the terms of the Warrants and the Existing Warrant Agreement set forth in the registration statements on Form S-1, File No. 333-251655 and 333-252085, and a prospectus (the “Prospectus”) filed by SPAC with the Securities and Exchange Commission (the “Commission”), and (ii) adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders thereunder;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.              Assignment and Assumption; Amendment; Appointment of Warrant Agent.

1.1          Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement and the Warrants (each as amended hereby) as of the Closing (as defined in the Merger Agreement). The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Closing (as defined in the Merger Agreement).

1.2           Amendment. SPAC and the Warrant Agent hereby amend and restate the Existing Warrant Agreement and the Public Warrants and Private Placement Warrants issued thereunder in accordance with Section 9.8 of the Existing Warrant Agreement, in its entirety in the form of this Agreement as of the Closing (as defined in the Merger Agreement).

1.3            Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.              Warrants.

2.1            Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2         Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3          Registration.

2.3.1        Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants, which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman, Vice Chairman, Chief Executive Officer or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2        Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4            [Reserved.]

2.5          Fractional Warrants. The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.6            Private Placement Warrants.

2.6.1        The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) hereof, (ii) including the Ordinary Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until thirty (30) days after the Effective Date, (iii) shall not be redeemable by the Company pursuant to Section 6.1 hereof and (iv) shall only be redeemable by the Company pursuant to Section 6.2 if the Reference Value (as defined below) is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof); provided, however, that in the case of (ii), the Private Placement Warrants and any Ordinary Shares issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a)            to Sponsor’s officers or directors, any affiliates or family members of any of Sponsor’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates;

(b)          in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c)            in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d)            in the case of an individual, pursuant to a qualified domestic relations order;

(e)            by private sales or transfers made in connection with any forward purchase agreement or similar arrangement at prices no greater than the price at which the Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased;

(f)            by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or

(g)          in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Effective Date; provided, however, that, in the case of clauses (a) through (f), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3.              Terms and Exercise of Warrants.

3.1         Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the second to last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen Business Days (unless otherwise required by the Commission, any national securities exchange on which the Warrants are listed or applicable law); provided that the Company shall provide at least five days’ prior written notice of such reduction to Registered Holders of the Warrants; and provided further, that any such reduction shall be identical among all of the Warrants. “Business Day” means a day other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

3.2           Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the Effective Date, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the Effective Date, and (y) other than with respect to the Private Placement Warrants then held by the Sponsor or its Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor or its Permitted Transferees in connection with a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof), in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by the Sponsor or its Permitted Transferees in the event of a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3          Exercise of Warrants.

3.3.1       Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (the “Election to Purchase”) any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a)           by wire transfer of immediately available funds, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b)             [Reserved];

(c)           with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of Ordinary Shares equal to (i) if in connection with a redemption of Private Placement Warrants pursuant to Section 6.2 hereof, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise and (ii) in all other scenarios the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the Sponsor Exercise Fair Market Value (as defined in this subsection 3.3.1(c)) over the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Exercise Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;

(d)            as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(e)            as provided in Section 7.4 hereof.

3.3.2       Issuance of Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of Ordinary Shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Ordinary Shares. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.

3.3.3       Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Company’s amended and restated memorandum and articles of association, as amended from time to time shall be validly issued, fully paid and nonassessable.

3.3.4        Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the register of members of the Company or book-entry system are open.

3.3.5        Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 20-F, Current Report on Form 6-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (in such capacity, the “Transfer Agent”), setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of issued and outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.             Adjustments.

4.1           Share Capitalizations.

4.1.1       Sub-Divisions. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding Ordinary Shares is increased by a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Ordinary Shares shall be issued at less than their par value.

4.1.2        Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Ordinary Shares a dividend or makes a distribution in cash, securities or other assets on account of such Ordinary Shares (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 per share (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50.

4.2          Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Ordinary Shares.

4.3          Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4            [Reserved].

4.5           Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation or entity (other than a consolidation or merger in which the Company is the continuing entity and that does not result in any reclassification or reorganization of the issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 6-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

4.6            Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Ordinary Shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Ordinary Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7            No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

4.8            Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Ordinary Shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.              Transfer and Exchange of Warrants.

5.1          Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2           Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3           Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant.

5.4             Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5           Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.               Redemption.

6.1            Redemption of Warrants for Cash. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

6.2            Redemption of Warrants for Ordinary Shares. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of Ordinary Shares determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

	Redemption Fair Market Value of Ordinary Shares (period to expiration of warrants)
Redemption Date	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised in a Make-Whole Exercise shall be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of Ordinary Shares issuable upon exercise of a Warrant or the Exercise Price is adjusted pursuant to Section 4 hereof. If the number of Ordinary Shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Exercise Price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to Section 4.4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Exercise Price pursuant to such Exercise Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 Ordinary Shares per Warrant (subject to adjustment).

6.3          Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Warrants pursuant to Sections 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the Ordinary Shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

6.4           Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.5           Exclusion of Private Placement Warrants. The Company agrees that (a) the redemption rights provided in Section 6.1 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees and (b) if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the redemption rights provided in Section 6.2 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees in accordance with Section 2.6 hereof), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 or 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.

7.             Other Provisions Relating to Rights of Holders of Warrants.

7.1          No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, to exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2           Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3           Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4           Registration of Ordinary Shares; Cashless Exercise at Company’s Option.

7.4.1        Registration of the Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the Effective Date, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days following the Effective Date and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following the Effective Date, holders of the Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after the Effective Date and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value and (B) 0.361. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2        Cashless Exercise at Company’s Option. If the Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the Ordinary Shares issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.

8.            Concerning the Warrant Agent and Other Matters.

8.1          Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2          Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1        Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2        Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3        Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3          Fees and Expenses of Warrant Agent.

8.3.1        Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2        Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4          Liability of Warrant Agent.

8.4.1         Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman, Vice Chairman, or Chief Executive Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2        Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3        Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares shall, when issued, be valid and fully paid and nonassessable.

8.5          Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of the Warrants.

8.6          Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of January 13, 2021, by and between SPAC and Continental Stock Transfer & Trust Company as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.            Miscellaneous Provisions.

9.1         Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2           Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

TH International Limited

c/o Cartesian Capital Group LLC

505 5th Avenue, 15th Floor

Attn: Peter Yu, Gregory Armstrong

E-mail: peter.yu@cartesiangroup.com; gregory.armstrong@cartesiangroup.com with a copy to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn: Daniel Dusek; Joseph Raymond Casey; Ram Narayan

E-mail: daniel.dusek@kirkland.com; joseph.casey@kirkland.com; ram.narayan@kirkland.com

and

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

United States

Attn: Armand A. Della Monica

Email: armand.dellamonica@kirkland.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

9.3          Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4           Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5           Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6            Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7           Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8           Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or defective provision contained herein, (ii) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2 or (iii) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants, 50% of the then-outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TH INTERNATIONAL LIMITED

By:
Name:
Title:

SILVER CREST ACQUISITION CORPORATION

By:
Name: Liang (Leon) Meng
Title: Chairman

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name: Margaret B. Lloyd
Title: Vice President

[Signature Page to Warrant Agreement]

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

TH International Limited

Incorporated Under the Laws of the Cayman Islands

CUSIP [•]

Warrant Certificate

This Warrant Certificate certifies that [ ], or registered assigns, is the registered holder of [ ] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase ordinary shares, [•] par value per share (the “Ordinary Shares”), of TH International Limited, a Cayman Islands exempted company (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions as set forth in the Warrant Agreement.

A-1

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

TH INTERNATIONAL LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:
Name:
Title:

A-2

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [ ] Ordinary Shares and are issued or to be issued pursuant to an Assignment, Assumption and Amended and Restated Warrant Agreement, dated as of [•], 202[●] (as amended from time to time, the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof, or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [•] Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of TH International Limited (the “Company”) in the amount of $[ ] in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of [•], whose address is [•] and that such Ordinary Shares be delivered to [•], whose address is [•]. If said [•] number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [•], whose address is [•] and that such Warrant Certificate be delivered to [•], whose address is [•].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [•], whose address is [•] and that such Warrant Certificate be delivered to [•], whose address is [•].

[Signature Page Follows]

Date [__], 20__

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).